BONSO ELECTRONICS INTERNATIONAL INC.

                        1,087,201 Shares of Common Stock
             Issuable on Exercise of Common Stock Purchase Warrants
                                       and
         730,726 Shares of Common Stock Offered by Selling Shareholders

     We are registering 2,174,403 common stock purchase warrants that were issued as a dividend to all record holders at the close of trading on January 19, 2000 of certain prior warrants, which expired on January 31, 2000, and to all persons who exercised the prior warrants during the period commencing on November 22, 1999 and ending at the close of trading on January 19, 2000. We are also registering 1,087,201 shares of common stock issuable upon the exercise of those warrants.

     Each two warrants are exercisable to purchase one share of our common stock at an exercise price of $17.50 per share. The warrants originally expired on December 31, 2001; however, in October 2001, our board of directors extended the expiration date until December 31, 2002.

     The warrants are redeemable by us upon 30 days notice at a redemption price of $.01 per warrant but only if the public trading price for our common stock equals or exceeds 110% of the then-current exercise price of the warrants for 20 trading days within the preceding 30 trading days.

     We are also registering for resale by certain selling shareholders 200,000 shares of common stock which may be issued upon exercise of outstanding warrants and 530,726 outstanding shares of common stock. These shares may be offered and sold from time to time by selling shareholders at the market. We will not receive any of the proceeds from the sale of shares by the selling shareholders.


     Prior to this offering, the common stock has traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "BNSO" and the common stock purchase warrants have traded under the symbol "BNSOZ." As of March 6, 2002 (one trading day prior to the date of this prospectus), the reported closing sales price of the common stock on NASDAQ-National Market System was $3.00, and the reported closing sales price of the common stock purchase warrants on the NASDAQ-SmallCap Market was $0.04.


     An investment in these securities involves a high degree of risk. See "Risk Factors" beginning at page 6 of this prospectus for a discussion of certain factors that you should consider before investing in these securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is March 7, 2002

--------------------------------------------------------------------------------
                                              Underwriting
                           Price to           Discounts and         Proceeds to
                          Public(1)(2)        Commissions           Company(3)
--------------------------------------------------------------------------------

Per Warrant             $           0.00       $     0.00         $         0.00
Per Share(4)            $          17.50       $     0.00         $        17.50
Total Offering          $  19,026,017.50       $     0.00         $19,026,017.50
--------------------------------------------------------------------------------
                                                     Footnotes on following page

(1) The warrants were issued as a dividend to all record holders of our warrants at the close of trading on January 19, 2000, and to all persons who exercised our warrants during the period commencing on November 22, 1999 and ending at the close of trading on January 19, 2000. The shares of common stock underlying the warrants are being offered by us to the holders of the warrants. There is no minimum purchase amount. The shares of common stock are offered for cash only. The exercise price of the warrants was arbitrarily determined and bears no relationship to the value of the company or its assets, nor does the exercise price represent that the common stock has a value or could be resold at that price. The shares of common stock are being sold on a "best efforts" basis by us; consequently, no minimum number of shares is required to be sold.
(2) The 730,726 shares offered by the selling shareholders are being registered for the benefit of, and may be sold from time to time by, the selling shareholders at the market. We will receive no proceeds from the sale of these shares by the selling shareholders.
(3) Before deducting other expenses of the offering payable by us estimated at $186,307, including, among others, registration and filing fees, professional fees and printing expenses. All proceeds received upon exercise of the warrants will be applied directly to our benefit. There is no escrow of funds and no assurance that all or any portion of the warrants will be exercised.
(4)   Shares underlying the dividend warrants.

         You may exercise your warrants only if you live in a state where the common stock has been qualified for issuance under applicable state laws, including registration if required under your state's law. As a result, you may not be permitted to exercise your warrants but may have to sell your warrants or let them expire unexercised.

                               PROSPECTUS SUMMARY

     This summary highlights important information about our business and about this offering. Because it's a summary, it doesn't contain all the information you should consider before exercising your warrants. Therefore, please read the entire prospectus.

     As used in this prospectus, "China" refers to all parts of the People's Republic of China other than the Special Administrative Region of Hong Kong. The term "we" or "us" refers to Bonso Electronics International Inc. and, where the context requires or suggests, its direct and indirect subsidiaries. References to "dollars" or "$" are to United States dollars, references to "HK$" are to Hong Kong dollars and references to "RMB" are to Chinese Renminbi. All outstanding share data excludes 514,000 shares of common stock reserved for issuance upon exercise of outstanding stock options, 1,087,201 shares reserved for issuance upon exercise of outstanding warrants and 730,300 shares reserved for issuance upon exercise of stock options which may be granted in the future under our 1996 Stock Option Plan and our 1996 Non-Employee Directors' Stock Option Plan.

The Warrant Dividend

     On January 5, 2000, we declared a warrant dividend payable to all record holders of our warrants at the close of trading on January 19, 2000, and to all persons who exercised our warrants during the period commencing on November 22, 1999 and ending at the close of trading on January 19, 2000. The warrant dividend and January 19, 2000 record date were publicly announced in a press release. Each two warrants are exercisable to purchase one share of our common stock at an exercise price of $17.50 per share. The warrants originally were exercisable any time prior to 2:00 p.m. (Pacific Time) on December 31, 2001; however, in October 2001, our board of directors extended the expiration date until December 31, 2002, unless further extended by the board of directors.

     The warrants are redeemable by us upon 30 days notice at a redemption price of $.01 per warrant but only if the public trading price for our common stock equals or exceeds 110% of the then-current exercise price of the warrants for 20 trading days within the preceding 30 trading days.

     The registration statement of which this prospectus is a part registers the warrants and the shares of common stock underlying the warrants.

     The exercise price of the warrants as described above is wholly arbitrary and there is no assurance that the price of the common stock will, at any time, equal or exceed the exercise price of the warrants. The warrants can be exercised only if a current prospectus is in effect. See "Description of Securities--Warrants."

Shares for Resale

     Under the original prospectus we had registered 250,000 shares of common stock issuable upon exercise of outstanding warrants, 50,000 of which have been purchased and subsequently resold. Under this post-effective amendment, we are registering for resale by certain selling shareholders the remaining 200,000 shares of common stock which may be issued upon exercise of outstanding warrants, and 530,726 outstanding shares of common stock. These shares may be offered and sold from time to time by selling shareholders.

The Company

     We design, develop, produce and sell electronic sensor-based and wireless products for private label Original Equipment Manufacturers (individually "OEM" or collectively "OEMS"). Bonso Electronics International Inc. was formed on August 8, 1988 as a limited liability International Business Company under the laws of the British Virgin Islands under the name "Golden Virtue Ltd." On September 14, 1988, we changed our name to Bonso Electronics International, Inc. The company operates under the International Business Companies Ordinance, 1984, of the British Virgin Islands.

     As part of our ongoing expansion of the sensor-based product business, effective as of May 1, 2001 we acquired 100% of the equity of KORONA Haushaltswaren GmbH & Co. KG , ("Korona"), which was formerly a wholly-owned subsidiary of Augusta Technologie AG ("Augusta"), Frankfurt am Main, Germany, for approximately $3,634,000 subject to closing adjustments. Korona had sales of approximately $16 million for the fiscal year ended December 31, 2000. Korona markets consumer scale products throughout Europe to retail merchandisers and distributors. These products feature contemporary designs using the latest materials and attractive packaging. We have manufactured a portion of Korona's product line under an OEM agreement since 2000 and are very familiar with Korona's stature in Europe and its potential for wider global distribution.

     We have manufactured all of our products in China since 1989 in order to take advantage of the lower overhead costs and competitive labor rates available there. The location of our factory in Shenzhen, China, only about 50 miles from Hong Kong, permits us to easily manage manufacturing operations from Hong Kong, and facilitates transportation of our products out of China through the port of Hong Kong.

     For the fiscal year ended March 31, 2001, we had sales of approximately $29,567,000 and net income of approximately $1,604,000. For the fiscal year ended March 31, 2000, we had sales of approximately $15,380,000 and net income of approximately $348,000.

     Our corporate administrative matters are conducted through our registered agent, HWR Services Limited, P.O. Box 71, Road Town, Tortola, British Virgin Islands. Our principal executive offices are located at Unit 1106 - 1110, Star House, 3 Salisbury Road, Tsimshatsui, Kowloon, Hong Kong. Our telephone number is 852-2605-5822, our facsimile number is 852-2691-1724, our e-mail address is info@bonso.com and our website is www.bonso.com. Our registered agent in the United States is Henry F. Schlueter, Esq., 1050 Seventeenth Street, Suite 1700, Denver, Colorado 80265.

The Offering

Securities offered ..............       2,174,403 warrants, exercisable to
                                        purchase one share of common stock for
                                        each two warrants exercised until 2:00
                                        p.m. (Pacific Time) on December 31,
                                        2002.

                                        1,087,201 shares of common stock, $0.003 par value, issuable upon exercise of warrants. The shares are offered on a registered basis and not as bearer shares.

Exercise price per share ........        $17.50 per share
  of common stock

Terms of the offering ...........        We issued 2,174,403 warrants as a
                                        dividend to all record holders of our
                                        warrants at the close of trading on
                                        January 19, 2000, and to all persons who exercised our warrants during the period commencing on November 22, 1999 and ending at the close of trading on January 19, 2000. We are offering the shares of common stock solely to the holders of the warrants. Shares not issued in this offering will not be offered or sold to the public. However, shares issued upon exercise of the warrants, as well as the other shares being registered by the registration statement which included this prospectus, may be resold under this prospectus from time to time.

Common stock outstanding ........       5,586,859 shares
  prior to offering

Common stock outstanding ........       6,674,060 shares
  after offering if all
  warrants exercised

Estimated net proceeds to Bonso..       $18,838,369
  if all warrants exercised

Use of proceeds .................       We intend to use the net proceeds from
                                        this offering for working capital. See
                                        "Use of Proceeds."

Risk factors ....................       Acquisition of shares of our common
                                        stock entails a high degree of risk and
                                        exercise of our warrants also entails
                                        immediate substantial dilution. See
                                        "Risk Factors."

Nasdaq symbols ..................       Common Shares.....          BNSO
                                        Warrants..........          BNSOZ

Shares Being Offered for Resale

Shares offered for resale........      Two Hundred Thousand (200,000) shares of
                                        common stock which may be issued upon
                                        exercise of outstanding warrants, and
                                        530,726 shares of common stock currently issued and outstanding. These shares may be offered and sold from time to time by selling shareholders.

Advisers and Auditors

Legal Advisers...................       Schlueter & Associates, P.C.
                                        1050 Seventeenth Street, Suite 1700
                                        Denver, Colorado 80265
                                        U.S.A.
                                        Telephone: (303) 292-3883

                                        Harney Westwood & Riegels
                                        Craigmuir Chambers
                                        P.O. Box 71
                                        Road Town, Tortola
                                        British Virgin Islands
                                        (284) 494-2233

Auditors for Bonso Electronics
 International Inc...............       PricewaterhouseCoopers
                                        22nd Floor Prince's Building
                                        Central
                                        Hong Kong
                                        Telephone: (852) 2289-8888
                                        Member of the Hong Kong
                                        Society of Accountants

Auditors for Korona..............       Ernst & Young
                                        Deutsche Allgemeine Treuhand AG
                                        Wirtschaftspruefungsgesellschaft
                                        Leisewitzstrasse 47
                                        30175
                                        Hannover, Germany
                                        (49) 511-340-1531
                                        Member of the Institute for German
                                        Accountants

                                  RISK FACTORS

Investment in the securities offered through this prospectus involves a high degree of risk. Please carefully consider the following risk factors, along with the other information contained in this prospectus, before deciding whether to exercise your warrants.

Political, Legal, Economic and Other Uncertainties of Operations in China and Hong Kong

     We Could Face Increased Currency Risks If China Does Not Maintain the Stability of the Hong Kong Dollar. The Hong Kong dollar and the United States dollar have been fixed at approximately 7.80 Hong Kong dollars to $1.00 since 1983. The Chinese government expressed its intention in the Basic Law to maintain the stability of the Hong Kong currency after the sovereignty of Hong Kong was transferred to China. If the current exchange rate mechanism is changed, we face increased currency risks.

     We Face Significant Risks If the Chinese Government Changes Its Policies, Laws, Regulations, Tax Structure, Or Its Current Interpretations of Its Laws, Rules, and Regulations Relating to Our Operations In China. Our manufacturing facility is located in China. As a result, our operations and assets are subject to significant political, economic, legal and other uncertainties. Changes in policies by the Chinese government resulting in changes in laws or regulations or the interpretation of laws or regulations, confiscatory taxation, restrictions on imports and sources of supply, import duties, corruption, currency revaluation or the expropriation of private enterprise could materially and adversely affect us. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. If the Chinese government does not continue to pursue its present policies that encourage foreign investment and operations in China, or if these policies are either not successful or are significantly altered, then our business operations in China could be adversely affected. We could even be subject to the risk of nationalization, which could result in the total loss of investment in that country. Following the Chinese government's policy of privatizing many state-owned enterprises, the Chinese government has attempted to augment its revenues through increased tax collection. Continued efforts to increase tax revenues could result in increased taxation expenses being incurred by us. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power and water supplies, transportation and communications. If for any reason we were required to move our manufacturing operations outside of China, our profitability would be substantially impaired, our competitiveness and market position would be materially jeopardized and we might have to discontinue our operations.

     We Face Risks by Operating In China, Because the Chinese Legal System Relating to Foreign Investment and Foreign Operations Like Bonso's Is New And Evolving And The Application of Chinese Laws Is Uncertain. The legal system of China relating to foreign investments is both new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances. The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. Legislation over the past 20 years has significantly enhanced the protections afforded to various forms of foreign investment in Mainland China. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may not be possible to obtain swift and equitable enforcement of that law.

     We Could Be Adversely Affected If China Changes Its Economic Policies In the Shenzhen Special Economic Zone Where We Operate. As part of its economic reform, China has designated certain areas, including Shenzhen where our manufacturing complex is located, as Special Economic Zones. Foreign enterprises in these areas benefit from greater economic autonomy and more favorable tax treatment than enterprises in other parts of China. Changes in the policies or laws governing Special Economic Zones could have a material adverse effect on us. Moreover, economic reforms and growth in China have been more successful in certain provinces than others, and the continuation or increase of these disparities could affect the political or social stability of China.

     If China Becomes Involved In Trade Controversies with the United States, the United States May Impose Higher Duties or Taxes On Goods Manufactured In China And Imported Into the United States, Which Would Result in the Prices of Our Products In the United States Increasing. Further, Such Controversies Could Have A Negative Impact Upon the Market Prices Of Our Stock And Warrants. In 2000, China concluded bilateral negotiations of the major terms for its entry into the World Trade Organization ("WTO") with a number of countries, including the United States, and the European Union, and congress voted to make China's trade status as a most favored nation ("MFN") permanent when it formally entered the WTO. China entered the WTO in December 2001. In the past, various interest groups have urged that the United States not renew MFN for China. Controversies between the United States and China may arise in the future that threaten the status quo involving trade between the United States and China. These controversies could adversely affect our business by, among other things, causing our products in the United States to become more expensive, which could result in a reduction in the demand for our products by customers in the United States. Trade friction between the United States and China, whether or not actually affecting our business, could also adversely affect the prevailing market price of our common shares and warrants.

     If Our Sole Factory Were Destroyed Or Significantly Damaged As A Result of Fire Or Some Other Natural Disaster, We Would Be Adversely Affected. All of our products are currently manufactured at our manufacturing facility located in Shenzhen, China. Fire fighting and disaster relief or assistance in China may not be as developed as in Western countries. We currently maintain property damage insurance aggregating approximately $23,000,000 covering our stock in trade, goods and merchandise, furniture and equipment and buildings. We do not maintain business interruption insurance. Investors are cautioned that material damage to, or the loss of, our factory due to fire, severe weather, flood or other act of God or cause, even if insured against, could have a material adverse effect on our financial condition, results of operations, business and prospects.


Risk Factors Relating to Our Business


     We Depend Upon Our Largest Customers For A Significant Portion Of Our Sales Revenue, And We Cannot Be Certain That Sales To These Customers Will Continue. If Sales To These Customers Do Not Continue, Then Our Sales Will Decline And Our Business Will Be Negatively Impacted. Three major customers accounted for approximately 34% of our sales in the fiscal year ended March 31, 2000, and four major customers accounted for approximately 44% of our sales in the fiscal year ended March 31, 2001. We do not enter into long-term contracts with our customers, but manufacture based upon purchase orders and therefore cannot be certain that sales to these customers will continue. The loss of any of these major customers could have a material negative impact on our sales revenue and our business.

     We Depend Upon Our Key Personnel And The Loss Of Any Key Personnel, Or Our Failure to Attract And Retain Key Personnel, Could Adversely Affect Our Future Performance, Including Product Development, Strategic Plans, Marketing And Other Objectives. The loss or failure to attract and retain key personnel could significantly impede our performance, including product development, strategic plans, marketing and other objectives. Our success depends to a substantial extent not only on the ability and experience of our senior management, but particularly upon Anthony So our President, Secretary, Treasurer and Chairman of the Board. We do not have an employment contract with Mr. So, and we have not obtained key man life insurance on Mr. So. To the extent that the services of Mr. So would be unavailable to us, we would be required to obtain another person to perform the duties that he otherwise would perform. It is possible that we will not be able to employ another qualified person, with the appropriate background and expertise, to replace Mr. So on terms suitable to us.

     We Face Strong Competition, And As A Result May Experience Lower Margins For Our Products. Our business is in an industry that is highly competitive, and many of our competitors, both local and international, have substantially greater technical, financial and marketing resources than we have. We compete with scale manufacturers in the Far East, the United States, and Europe. We believe that our principal competitor in the scale market is Measurement Specialties, Inc.; however, as a contract and original equipment manufacturer, we compete with all companies engaged in the contract and original equipment manufacturing business. Both the scale and the telecommunications markets are highly competitive, which results in increased price competition and lower margins as evidenced by the decline in margins that we have experienced with our telecommunications products. Lower margins may effect our ability to cover our costs which could have a material negative impact on our operations and our business.






     We Are Controlled By Our Management, Whose Interest May Differ From Those Of The Other Shareholders. At the present time, Mr. Anthony So, our founder and president, beneficially owns approximately 32.55% of the outstanding shares of common stock, including shares underlying his outstanding options, or 29.10% without including his outstanding options. Due to his stock ownership, Mr. So may be in a position to elect the board of directors and, therefore, to control our business and affairs including certain significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of our securities. Mr. So may be able to prevent or cause a change in control. Further, we may also be prevented from entering into transactions that could be beneficial to us without Mr. So's consent. The interest of our largest shareholder may differ from the interests of other shareholders.

     Our Operating Results Are Subject to Wide Fluctuations. Our quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect net sales, gross profit and profitability. This could result from any one or a combination of factors, many of which are beyond our control. Results of operations in any period should not be considered indicative of results to be expected in any future period, and fluctuations in operating results may also result in fluctuations in the market price of our common stock.

Certain Legal Consequences of Foreign Incorporation and Operations

     Judgments Against Us and Our Management May Be Difficult to Obtain or Enforce. We are a holding corporation organized as an International Business Company under the laws of the British Virgin Islands, our principal operating subsidiary is organized under the laws of Hong Kong, where our principal executive offices are also located, and our second operating subsidiary is located in Germany. Outside the United States, it may be difficult for investors to enforce judgments against us obtained in the United States in actions brought against us, including actions predicated upon civil liability provisions of federal securities laws. In addition, most of our officers and directors reside outside the United States and the assets of these persons and of the company are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons, or to enforce against the company or these persons judgments predicated upon the liability provisions of U.S. securities laws. We have been advised by our Hong Kong counsel and our British Virgin Islands counsel that there is substantial doubt as to the enforceability against us or any of our directors or officers located outside the United States in original actions or in actions for enforcement of judgments of U.S. courts of liabilities predicated solely on the civil liability provisions of federal securities laws.

     Because We Are Incorporated in the British Virgin Islands, Our Shareholders May Not Have the Same Protections as Shareholders of U.S. Corporations. We are organized under the laws of the British Virgin Islands. Principles of law relating to matters affecting the validity of corporate procedures, the fiduciary duties of our management, directors and controlling shareholders and the rights of our shareholders differ from, and may not be as protective of shareholders as, those that would apply if we were incorporated in a jurisdiction within the United States. Our directors have the power to take certain actions without shareholder approval, including an amendment of our Memorandum or Articles of Association and certain fundamental corporate transactions, including reorganizations, certain mergers or consolidations and the sale or transfer of assets. In addition, there is doubt that the courts of the British Virgin Islands would enforce liabilities predicated upon U.S. securities laws.


     Our Shareholders Do Not Have the Same Protections or Information Generally Available to Shareholders of U.S. Corporations Because the Reporting Requirements for Foreign Private Issuers Are More Limited Than Those Applicable to Public Corporations Organized In the United States. We are a foreign private issuer within the meaning of rules promulgated under the Securities Exchange Act of 1934. As a result, and though our common stock is registered under Section 12(g) of the Exchange Act, we are not subject to certain provisions of the Exchange Act applicable to United States public companies including: the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect to a security registered under the Exchange Act and the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer's equity securities within six months or less). Because we are not subject to certain provisions of the Exchange Act as a foreign private issuer, our shareholders are not afforded the same protections or information generally available to investors in public companies organized in the United States.

Risks Relating to this Offering

     You May Not be Able to Sell Your Shares of Common Stock for What You Paid for Them. The exercise price of the warrants has been arbitrarily determined by us and does not necessarily bear any relationship to our assets, operating results, book value or shareholders' equity or any other statistical criterion of value. The exercise price of the warrants should not under any circumstances be regarded as an indication of any future market price of our common stock.

     You May Not Be Able to Exercise Your Warrants If We Do Not Have An Effective Registration Statement Or Have Not Complied With Applicable Laws. Exercise of our outstanding warrants is subject to our either maintaining the effectiveness of our registration statement, or filing an effective registration statement with the Securities and Exchange Commission and complying with the appropriate state securities laws. If we do not have an effective registration statement or we have not complied with all appropriate state securities laws, you will not be able to exercise your warrants to purchase a share of common stock.

     Future Sales of Restricted Shares and Shares Underlying Outstanding Publicly Traded Warrants Into the Public Market Could Depress the Market Price of the Common Stock. Approximately 3,183,077 outstanding shares of our common stock are restricted securities as that term is defined in Rule 144 under the Securities Act of 1933. Although the Securities Act and Rule 144 place certain prohibitions on the sale of restricted securities, they may be sold into the public market under certain conditions. Further, we have outstanding options and restricted warrants to purchase 714,000 shares of common stock and have reserved an additional 730,300 shares for issuance upon exercise of stock options which may be granted in the future under our existing stock option plans, in addition to 1,087,201 shares issuable upon exercise of our publicly traded warrants. It is possible that, when permitted, the sale to the public of the restricted shares or the shares acquired upon exercise of the options or warrants, could have a depressing effect on the price of the common stock. Further, future sales of these shares and the exercise of these options and warrants could adversely affect our ability to raise capital in the future.

     Because the Market Price of Our Common Stock Fluctuates, You May Not be Able to Sell Your Shares of Common Stock for What You Paid for Them. The markets for equity securities have been volatile and the price of our common stock has been and could continue to be subject to wide fluctuations in response to quarter to quarter variations in operating results, news announcements, trading volume, sales of common stock by officers, directors and principal shareholders, general market trends and other factors. Therefore, you may not be able to sell your stock for what you paid for it.

     Shareholders Who Do Not Exercise Their Warrants Would Be Diluted By the Exercise of Other Warrants. Our current shareholders who hold dividend warrants will have their percentage of ownership in the company diluted if they choose to let their warrants expire and other warrant holders choose to exercise their warrants.

     We Might Decide to Redeem the Warrants And You Could Be Adversely Affected. The warrants are redeemable by us at any time at $0.01 per warrant upon 30 days notice if the public trading price of the common stock equals or exceeds 110% of the then-current exercise price of the warrants for 20 trading days within the preceding 30 trading days. If we call the warrants for redemption, the holders of the warrants must either (i) exercise the warrants and pay the exercise price at a time when it may be disadvantageous for them to do so; (ii) sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or (iii) accept the nominal redemption price, which is likely to be substantially less than the market value of the warrants. If we redeem the Warrants and do not have an effective registration statement or have not complied with all appropriate state securities laws, you will not be able to exercise your warrants and will have to accept the $0.01 per warrant redemption price or sell the Warrants (if a market exists).

     Augusta May Require Us to Repurchase The Shares Issued In Conjunction With the Purchase of Korona and Our Cash Flow Could Be Adversely Affected. Under the terms of the sales and purchase agreement for the acquisition of Korona, Augusta has the right to return to us the 180,726 shares issued to Augusta as part of the purchase price. Augusta can only exercise this right if this Form F-2 has not been declared effective by the United States Securities and Exchange Commission by January 31, 2002, provided that Augusta demands that we repurchase the shares on or before March 31, 2002. If Augusta exercises this right we would be required to exchange the shares for a promissory note totaling $1,445,808, repayable in nine monthly payments commencing April 1, 2002 and bearing interest at a rate of 8% per annum. The required repayment of the promissory note could adversely affect our cash flows from operations for the fiscal year ended March 31, 2003.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual and special reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's Public Reference Room 450 Fifth Street, N.W., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission requires us to both "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents, and to deliver with this prospectus copies of certain documents previously filed with the Commission on our behalf. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. This prospectus is part of a registration statement we filed with the Commission.

     We incorporate the documents listed below by reference. These documents are also delivered with this prospectus.

     o Our annual report on Form 20-F, for the fiscal year ended March 31, 2001 filed with the Commission on July 27, 2001; and

     o Our Form 6-K/A filed with the Commission on February 22, 2002 which contains our unaudited consolidated financial statements as of and for the six months ended September 30, 2001.

     We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference into this prospectus but not delivered with this prospectus. You should direct your request for these filings to Henry F. Schlueter, Schlueter & Associates, P.C., 1050 Seventeenth Street, Suite 1700, Denver, Colorado 80265; (303) 292-3883. You may also obtain these filings electronically at the Commission's worldwide website at http://www.sec.gov/edgarhp/htm.

     You should rely only on the information incorporated by reference, contained in the documents delivered with this prospectus or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

                           FORWARD-LOOKING STATEMENTS

     Any statements in this prospectus which discuss our expectations, intentions and strategies for the future are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by such words or phrase as "anticipate," "believe," "estimate," "expect," "intend," "project," "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projected" or similar expressions. These statements are based on information available to us on the date of this prospectus and we assume no obligation to update them. These forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Several factors could cause future results to differ materially from those expressed in any forward-looking statements in this prospectus including, but not limited to:

      o Timely development, market acceptance and warranty performance of new products
      o   Impact of competitive products and pricing
      o   Continuity of trends
      o   Customers' financial condition
      o   Continuity of sales to major customers
      o Interruptions of suppliers' operations affecting availability of component materials at reasonable prices
      o   Potential emergence of rival technologies
      o Success in identifying, financing and integrating acquisition candidates
      o   Fluctuations in foreign currency exchange rates
      o   Uncertainties of doing business in China and Hong Kong
      o Such additional risks and uncertainties as are detailed from time to time in the Company's reports and filings with the Commission.

     Assumptions relating to these factors involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. We intend that the forward-looking statements contained in this prospectus be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

                                 USE OF PROCEEDS

     If all of the 2,174,403 warrants are exercised, of which there can be no assurance, the maximum estimated net proceeds to us will be approximately $18,838,369 after deduction of fees and the expenses of this offering.

     We intend to use the net proceeds for working capital. Working capital may be used for further expansion of our operations, on-going operations, general and administrative expenses or any other use which the board of directors deems appropriate.

     Pending utilization, we intend to make temporary investments of the proceeds in bank certificates of deposit, interest-bearing savings and checking accounts, prime commercial paper or government obligations. An investment in interest-bearing assets, if continued for an extensive period of time within the definitions of the Investment Company Act of 1940, as amended, could subject us to classification as an "investment company" under the Investment Company Act of 1940 and to registration and reporting requirements thereunder, although we do not intend this to be a result.

                     SELECTED UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENTS OF INCOME


     The following unaudited pro forma condensed consolidated statements of income reflect the acquisition of KORONA Haushaltswaren GmbH & Co. KG ("Korona") by Bonso Electronics International Inc. ("Bonso") as if the acquisition had occurred on April 1, 2000, for the year ended March 31, 2001 and for the six months ended September 30, 2001. The unaudited results of operations of Korona for the twelve month period ended March 31, 2001 have been included in the pro forma condensed consolidated statement of income on a U.S. GAAP basis for the year ended March 31, 2001. As the acquisition was effective May 1, 2001, the unaudited operations of Korona for the month of April 2001 have been included in the pro forma condensed consolidated statement of income on a U.S. GAAP basis for the six months ended September 30, 2001. The financial information of Korona is translated into United States dollars from Deutsche Marks at the average exchange rate for the year and the six-month period, respectively.

     The acquisition was accounted for using the purchase method of accounting. The pro forma condensed consolidated statements of income include the effect of the excess of the purchase price over the estimated fair values of net assets acquired of approximately $3 million. The amount has been allocated to the brand name of Korona and is being amortized over a period of 15 years.

     The pro forma condensed consolidated statements of income may not necessarily reflect the results of operations had the acquisition actually occurred as of the dates indicated.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME:

Fiscal year ended March 31, 2001 (in thousands, except share data)


                                                                                           Pro forma
                                          Bonso           Korona             Adjustment   consolidated
                                          -----           ------             ----------   ------------

Net Sales                              $    29,567     $    16,046        $    (1,069)(1)  $   44,544
Cost of sales                              (22,400)        (11,884)               966 (1)     (33,318)
                                       -----------     -----------        ---------------------------
Gross margin                                 7,167           4,162               (103)         11,226
Operating expenses                          (5,425)         (5,707)              (199)(2)     (10,695)
                                                                                  636 (3)
                                       -----------     -----------        ---------------------------
Income (loss) from operations                1,742          (1,545)               334             531
Other expenses, net                            (13)           (130)                              (143)
                                       -----------     -----------        ---------------------------

Income before income taxes                   1,729          (1,675)               334             388
Income tax benefits/(expenses)                (125)             47              --                (78)
                                       -----------     -----------        ---------------------------
Net income (loss)                      $     1,604     $    (1,628)       $       334     $       310
                                       ===========     ===========        ===========================

Earnings per share:
Basic                                  $      0.29                                        $      0.05
Diluted                                $      0.28                                        $      0.05
Shares used in per share calculation:
  Basic                                  5,564,536                            180,726(4)    5,745,262
  Diluted                                5,679,911                            180,726(4)    5,860,637

Six months ended September 30, 2001 (in thousands, except share data)
                                                                                             Pro forma
                                          Bonso (5)        Korona         Adjustments      Consolidated
                                          ---------        ------         -----------      ------------

Net Sales                              $    26,429     $       948                           $    27,377
Cost of sales                              (20,551)           (706)       $       103 (1)        (21,154)
                                       -----------------------------------------------------------------
Gross margin                                 5,878             242                103              6,223
Operating expenses                          (4,349)           (233)               (17)(2)         (4,549)
                                                                                   50 (3)
                                       -----------------------------------------------------------------
Income from operations                       1,529               9                136              1,674
Other income (expense), net                   (428)             66                                  (362)
                                       -----------------------------------------------------------------
Income before income taxes                   1,101              75                136              1,312
Income tax benefit/(expense)                   (26)             (0)                                  (26)
                                       -----------------------------------------------------------------
Net income                             $     1,075     $        75        $       136        $     1,286
                                       =================================================================

Earnings per share:
Basic                                  $      0.19                                           $      0.23
Diluted                                $      0.19                                           $      0.23
Shares used in per share calculation:
  Basic                                  5,585,266                             37,528          5,622,761
  Diluted                                5,614,565                             37,528          5,652,093


(1) Represents elimination of the sale of goods to Korona during the year ended March 31, 2001, and the elimination of unrealized profit on inventories held by Korona on that date, which were acquired from Bonso.

(2) Reflects the amortization of brand name of approximately $3 million on a straight-line basis over a period of 15 years.


(3) Reflects the (i) elimination of the effects of amortizing the goodwill generated from the acquisition by Korona's former shareholder in 1996 and
     (ii) the effect of the difference in depreciation expense upon the revaluation of certain long-term assets, primarily a building, acquired upon the purchase of Korona by Bonso.

(4) Reflects additional shares of our common stock issued as partial consideration for the acquisition.

(5) Includes operations of Korona subsequent to the acquisition (from May 1, 2001 to September 30, 2001).

PURCHASE PRICE ALLOCATION

     Under purchase accounting, the total purchase price had been allocated to the acquired assets and liabilities of Korona based on management's best estimate of the fair value of assets acquired and the liabilities assumed as of May 1, 2001. Due to legal restrictions on the timing of the transfer of the title of certain assets, the net assets purchased included a warehouse and an investment in a wholly-owned subsidiary of Korona. As required under the terms of the sales and purchase agreement, in June and July 2001, respectively, Augusta repurchased the investment and the warehouse from Korona at approximate net book value for cash.

     The excess of the purchase price over the fair value of net assets acquired has been allocated to the brand name of Korona. The brand name is being amortized on a straight-line basis over a 15-year period, the estimated life of the asset.

     The total purchase price is $3.6 million of which $2.7 million is to be paid in cash and $0.9 million in our common stock. Total shares issued of 180,726 are at an assumed offering price of $5.00 per share (closing market price on the date of acquisition). Under the terms of the sales and purchase agreement Augusta has the right to return to us the 180,726 shares issued if this registration statement is not declared effective by the United States Securities and Exchange Commission by January 31, 2002. This right expires March 31, 2002. If Augusta exercises this right we would be required to exchange the shares for a promissory note totaling $1,445,808, repayable in nine monthly payments commencing April 1, 2002 and bearing interest at a rate of 8% per annum.

     As we do not have sole control over the occurrence of events that give rise to Augusta's right to return the shares, these shares should be classified outside of permanent equity until the date of redemption has expired. Accordingly, we have reclassified the stock issued to Augusta as "redeemable common stock" outside of permanent equity as of September 30, 2001. The redeemable common stock continues to be shown at its fair value at the date of issuance of $903,630 rather than its redemption value of $1,445,808, because as of September 30, 2001, we had determined that it was uncertain whether Augusta would exercise its right of return. If Augusta exercises its right of return, we will have to accrete up to the redemption amount of $1,445,808. Subsequent to March 31, 2002, if Augusta does not exercise the right of return, the stock will be reclassified as permanent equity.


     The allocation of the purchase price is as follows (in millions):

        Total consideration ...............................         $  3.6
        Less:  Fair value of net assets acquired ..........           (1.3)
        Less:  Fair value of the brand name................           (3.0)
        Less:  Cash received for the warehouse
               and investment..............................           (1.0)
        Plus:  Book value of warehouse and investment......            1.0
        Plus:  Transaction and closing costs ..............            0.7
                                                                    ------
        Remaining excess of purchase price over net assets acquired $  0.0
                                                                    ======

     In July 2001, the FASB issued Statement of Financial Account Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which is effective for fiscal years beginning after December 15, 2001. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for the purpose of assessing any potential future impairments of goodwill. SFAS 142 also requires us to identify any intangible assets that have indefinite lives and to complete a transitional impairment test on such assets in the first interim period of the fiscal year of adoption.

CAPITALIZATION AND INDEBTEDNESS

     The following table sets forth our capitalization as of September 30, 2001. Adjustments have not been made to give effect to the exercise of the warrants, because the current trading price of the Common Stock is so far below the exercise prices of the warrants that exercise is unlikely. In addition, there have not been any major subsequent events since September 30, 2001, and accordingly no adjustments have been included in the capitalization set forth below. This table should be read in conjunction with the more detailed information and financial statements included in our annual report on Form 20-F for the fiscal year ended March 31, 2001, and our interim financial statements on Form 6-K/A for the period ended September 30, 2001, which have been incorporated by reference into this prospectus.


--------------------------------------------------------------------------------
                               September 30, 2001
                                   (Unaudited)
--------------------------------------------------------------------------------



Long-term debt and capital lease obligations, net                  $ 367,956
    of current maturities(1)(2)(3)
--------------------------------------------------------------------------------

Redeemable common stock, par value $0.003; 180,726                   903,630
shares issued and outstanding(4)


--------------------------------------------------------------------------------

Shareholders' equity:                                                 16,259
Common stock, $0.003 par value; 23,333,334 shares
    authorized; 5,421,133 shares issued and
    outstanding
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Additional paid-in capital                                        21,255,160

--------------------------------------------------------------------------------
Deferred consultancy fee                                           (572,130)
--------------------------------------------------------------------------------
Retained earnings                                                  8,003,122
--------------------------------------------------------------------------------
Accumulated other comprehensive income                               168,932
--------------------------------------------------------------------------------
Common stock held in treasury, at cost                               (97,500)
--------------------------------------------------------------------------------

Total long term liabilities, redeemable common                   $30,045,429
    stock and shareholders' equity

--------------------------------------------------------------------------------


(1) We have banking facilities through our wholly owned Hong Kong based operating company-Bonso Electronics Ltd. ("BEL"), and our wholly-owned subsidiary KORONA Haushaltswaren GmbH & Co. KG ("Korona"). BEL's banking facilities are secured by certain of our leasehold properties with a net book value of $3,777,000, bank guarantees received by BEL from a customer's bank of $150,000, and restricted cash deposits in the approximate amount of $4,010,000 at September 30, 2001, respectively.
     BEL's banking facilities are guaranteed by Bonso Electronics International Inc. Korona's banking facilities are secured by standby letters of credit issued by BEL in the amount of Euro5,600,000. None of the Company's banking facilities or outstanding indebtedness is guaranteed by any of our officers or directors.

(2) As at September 30, 2001, the Company had issued a corporate guarantee for a note payable to Augusta amounting to $864,000.

(3) As at September 30, 2001, we had contingent liabilities to banks for outstanding letters of credit of approximately $1,538,000.

(4) Although the recorded value of the redeemable common stock is $903,630, the amount that we would be obligated to pay upon redemption of that stock is $1,445,808 (see "Purchase Price Allocation"). If required to redeem the stock, we anticipate using internally generated funds for the redemption.



                              THE OFFER AND LISTING

Market and Price Range of Common Stock

     Our common stock is traded only in the United States over-the-counter market. It is quoted on the Nasdaq National Market under the trading symbol "BNSO." The following table sets forth, for the periods indicated, the range of high and low closing sales prices per share reported by Nasdaq. The quotations represent prices between dealers and do not include retail markup, markdown or commissions and may not necessarily represent actual transactions.


                                                                                          Average Daily
                   Period                           High                 Low                Volume(1)
                   ------                           ----                 ---                ---------
Last Five Fiscal Years
----------------------
     April 1, 1996 to March 31, 1997              $ 3.125              $ 1.8125               7,647
     April 1, 1997 to March 31, 1998              $10.25               $ 1.6875              19,570
     April 1, 1998 to March 31, 1999              $11.375              $ 3.5625              16,645
     April 1, 1999 to March 31, 2000              $19.875              $ 5.75                33,408
     April 1, 2000 to March 31, 2001              $17.5625             $ 6.00                36,724
Last Two Fiscal Years and Current Fiscal Year
---------------------------------------------
     April 1, 1999 to June 30, 1999               $ 7.625             $  5.75                13,889
     July 1, 1999 to September 30, 1999           $ 7.625             $  6.28125             14,338
     October 1, 1999 to December 31, 1999         $ 8.9375            $  6.875               23,723
     January 1, 2000 to March 31, 2000            $19.875             $  7.50                82,138
     April 1, 2000 to June 30, 2000               $17.5625            $12.125                96,038
     July 1, 2000 to September 30, 2000           $12.50              $ 7.9375               20,324
     October 1, 2000 to December 31, 2000         $11.5625            $ 6.375                28,581
     January 1, 2001 to March 31, 2001            $12.875             $ 6.00                 43,021
     April 1, 2001 to June 30, 2001               $ 7.625             $ 3.64                 39,798
     July 1, 2001 to September 30, 2001           $ 4.85              $ 2.38                  9,524

                                                    26



Most Recent Seven Months
------------------------
     May 2001                                     $ 6.10              $ 4.34                 16,223
     June 2001                                    $ 5.52              $ 4.45                 10,838
     July 2001                                    $ 4.85              $ 3.00                 11,805
     August 2001                                  $ 4.25              $ 3.00                  7,048
     September 2001                               $ 3.50              $ 2.38                 10,127
     October 2001                                 $ 2.89              $ 2.45                  3,774
     November 2001                                $ 2.75              $ 3.42                  4,195


(1)  Average daily trading volume based upon reported volumes from NASDAQ.

Selling Securityholders

     The following table sets forth

     (0) the number of shares of our common stock owned of record and beneficially by the selling securityholders as of the date of this prospectus,

     (0) the number of shares of our common stock that are to be offered and sold by the selling securityholders from time to time under this prospectus, assuming exercise of all of the warrants to be issued to selling securityholders,

     (0) the number of shares of our common stock to be owned by the selling securityholders after the offering, assuming the sale of all 730,726 of the shares of our common stock by the selling securityholders and


     (0) the percent of our outstanding shares to be owned by the selling securityholders after the offering, assuming that all 2,174,403 warrants are exercised.



                                      Shares Beneficially                 Shares Beneficially
             Selling                         Owned          Shares to be            Owned              % Owned
         Securityholder                Prior to Offering       Offered         After Offering      After Offering
         --------------                -----------------      ---------        --------------      --------------

J. Stewart Jackson                          583,075             350,000            233,075               4.08%

Profit Concepts, Ltd.                       200,000             200,000                  0                0.0%

Augusta Technologie AG                      180,726             180,726                  0                0.0%

     J. Stewart Jackson is a member of our board of directors. An aggregate of 100,000 of the shares beneficially owned by Mr. Jackson underlie warrants that were issued to Mr. Jackson in connection with the warrant dividend, and an aggregate of 20,000 of the shares beneficially owned by Mr. Jackson underlie options that were issued to Mr. Jackson pursuant to our 1996 Non-Employee Directors' Stock Option Plan. All of the shares listed above as owned by Profit Concepts, Ltd. underlie warrants previously issued to that securityholder. Profit Concepts originally was issued warrants to acquire 250,000 shares, but exercised warrants for 50,000 shares and resold those shares. All of the shares listed above as owned by Augusta Technologie AG are currently outstanding and were issued as partial consideration for KORONA Haushaltswaren GmbH & Co. KG. See "Recent Developments--Acquisition of KORONA Haushaltswaren GmbH & Co. KG," below.

Plan of Distribution

     We issued warrants as a dividend to the record holders of our warrants at the close of trading on January 19, 2000, and to all persons who exercised warrants between November 22, 1999 and the close of trading on January 19, 2000. The warrants were distributed in June 2000. The warrants entitle the holders to purchase up to 1,087,201 shares of common stock at an exercise price of $17.50 per share. The warrants originally expired on December 31, 2001; however, in October 2001, our board of directors extended the expiration date until December 31, 2002.

     We are offering the shares of common stock underlying the warrants. Those shares may be offered on a delayed or continuous basis under Rule 415 under the Securities Act. No underwriter or placement agent will be involved and no commissions or similar compensation will be paid to any person. You may resell the warrants and/or shares of common stock from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market or the Nasdaq National Market, respectively, in negotiated transactions or through other methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. You may sell the warrants and/or common stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discount, concessions or commissions from you and/or the purchasers of the warrants and/or shares of common stock.

     You and any broker-dealers that act as a principal in connection with the sale of the warrants and/or shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the warrants and/or shares of common stock might be deemed to be underwriting discounts and commissions under the Securities Act. You may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the warrants and/or shares of common stock against some forms of liability, including liability arising under the Securities Act. We will not receive any proceeds from the issuance of the warrant dividend or from the sales of warrants or shares of common stock by you. Transactions involving the warrants and/or shares of common stock or even the potential of such sales, may have an adverse effect on the market price of the warrants and/or our common stock.

     We have agreed to pay all expenses incurred in connection with the registration of the securities we are offering. You will be responsible to pay any and all commissions, discounts and other payments to broker-dealers incurred in connection with your sale of the warrants and/or common stock.

     In order to comply with certain states' securities laws, if applicable, the common stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the common stock may not be sold unless it has been registered or qualified for sale in any of those states, or unless an exemption from registration or qualification is available and is obtained.

Expenses of the Issue

     The following table sets forth the estimated expenses in connection with this registration:

       SEC Registration Fees.............................          $   7,057
       Nasdaq Application and Entry Fees.................          $  44,750
       Printing Registration Statement, Prospectus
          and Related Documents..........................          $  25,000
       Accounting Fees and Expenses......................          $  25,000
       Legal Fees and Expenses...........................          $  75,000
       Transfer/Warrant Agent Fees and Expenses..........          $   1,500
       Miscellaneous.....................................          $   8,000
                                                                   ---------

       Total.............................................          $ 186,307



                         DIRECTORS AND SENIOR MANAGEMENT

     Bonso's directors and executive officers are as follows:

Name                        Age     Position with Bonso
----                        ---     -------------------

Anthony So                  57      President, Chief Executive Officer,
                                    Secretary, Treasurer, Chief Financial
                                    Officer, Chairman of the Board and Director
Kim Wah Chung               43      Director of Engineering and Research and
                                    Development and Director
Cathy Kit Teng Pang         39      Director of Finance and Director
Woo-Ping Fok                52      Director
J. Stewart Jackson, IV      65      Director
George O'Leary              63      Director
Henry F. Schlueter          50      Director and Assistant Secretary

     ANTHONY SO is the founder of Bonso. He has been President, Chairman of the Board of Directors and Treasurer of Bonso since its inception and has been Secretary of Bonso since July 1991. Mr. So received his BSE degree in civil engineering from National Taiwan University in 1967 and a masters degree in business administration ("MBA") from the Hong Kong campus of the University of Hull, Hull, England in 1994. Mr. So has been Chairman of the Hong Kong GO Association since 1986, and also served as Chairman of the Alumni Association of National Taiwan University for the 1993-1994 academic year. Mr. So has served as a trustee of the Chinese University of Hong Kong, New Asia College since 1994.

     KIM WAH CHUNG has been a director of Bonso since September 21, 1994. Mr. Chung has been employed by Bonso since 1981 and currently holds the position of Director of Engineering and Research and Development. Mr. Chung is responsible for all research projects and product development of Bonso. Mr. Chung's entire engineering career has been spent with Bonso, and he has been involved with every major product development made by Bonso. Mr. Chung graduated with honors in 1981 from the Chinese University of Hong Kong with a Bachelor of Science degree in electronics.

     CATHY KIT TENG PANG has been a director of Bonso since January 1, 1998. Ms. Pang was first employed by Bonso as Financial Controller in December 1996 and was promoted to Director of Finance on April 1, 1998. Ms. Pang was employed as an auditor in an international audit firm from 1987 to 1991, at which time she joined a Hong Kong listed company in the field of magnetic industry as Assistant Financial Controller. From 1994 until she joined Bonso in 1996, she was employed as Deputy Chief Accountant in a management and property development company in Hong Kong and China. Ms. Pang has a Bachelor of Business Administration degree from York University in Toronto, Canada. She is a member of the American Institute of Certified Public Accountants and of the Hong Kong Society of Accountants.

     WOO-PING FOK was elected to the Board of Directors of Bonso on September 21, 1994. Mr. Fok and his firm, Norman M.K. Yeung & Co., have served as Hong Kong counsel to Bonso since 1993. Mr. Fok was admitted to the Canadian Bar as a Barrister & Solicitor in December 1987 and was a partner in the law firm of Woo & Fok, a Canadian law firm with its head office in Edmonton, Alberta, Canada. In 1991, Mr. Fok was qualified to practice as a Solicitor of England & Wales, a Solicitor of Hong Kong and a Barrister & Solicitor of Australian Capital Territory. Mr. Fok practices law in Hong Kong and is a partner with Wong & Fok. Mr. Fok's major areas of practice include conveyancing or real property law, corporations and business law, commercial transactions and international trade with a special emphasis in China trade matters.

     J. STEWART JACKSON IV has been a director of Bonso since January 10, 2000. From 1962 until its merger with Republic Industries in 1996, Mr. Jackson served in various management capacities, including president, of Denver Burglar Alarm Co., Inc., a business founded by his family. In addition, in the mid-1960's, Mr. Jackson founded Denver Burglar Alarm Products, a separate company which invented, patented, manufactured, distributed and installed contained ionization smoke detectors and which was later sold to a conglomerate manufacturer. After the merger of Denver Burglar Alarm Co., Inc., Mr. Jackson founded Jackson Burglar Alarm Co., Inc., of which he is currently president. Mr. Jackson served on the advisory board of directors for Underwriter's Laboratories for burglar and fire alarm systems for 25 years and has been an officer in the Central Station Protection Association, which, along with the National Burglar Alarm Association, was formed by his family in the late 1940's. Mr. Jackson graduated from the University of Colorado in 1962 with a degree in Business Management and Engineering.

     GEORGE O'LEARY has been a director of Bonso since January 1997. From November 1994 to the present time, Mr. O'Leary has been President of Pacific Rim Products, Newport Beach, California, a trading company that provides offshore sourcing alternatives to U.S. based electronics companies. For eight years prior to 1994, Mr. O'Leary was President, CEO and a director of Micro General Corporation, Santa Ana, California, a manufacturer and distributor of mechanical and electronic scale products. For eight years prior to that, Mr. O'Leary was Vice President and General Manager of Lanier Business Products, Atlanta, Georgia, a manufacturer and distributor of office products. Mr. O'Leary has a Bachelor of Science degree in Electrical Engineering from Northeastern University, Boston, Massachusetts.

     HENRY F. SCHLUETER has been a Director of Bonso since October 2001, and has been the Assistant Secretary of Bonso since October 6, 1988. Since 1992, Mr. Schlueter has been the managing director of Schlueter & Associates, P.C., a law firm, practicing in the areas of securities, mergers and acquisitions, finance and corporate law. From 1989 to 1991, prior to establishing Schlueter & Associates, P.C., Mr. Schlueter was a partner in the Denver, Colorado office of Kutak Rock (formerly Kutak, Rock & Campbell), and from 1984 to 1989, he was a partner in the Denver office of Nelson & Harding. Mr. Schlueter is a member of the American Institute of Certified Public Accountants, the Colorado Society of CPA's, the Colorado and Denver Bar Associations and the Wyoming State Bar.

     There are no family relationships between any of Bonso's directors and executive officers.

     No arrangement or understanding exists between any such director or officer and any other persons pursuant to which any director or executive officer was elected as a director or executive officer of Bonso. The directors of Bonso are elected annually and serve until their successors take office or until their death, resignation or removal. The executive officers serve at the pleasure of the Board of Directors of Bonso.




                            DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue 23,333,334 shares of common stock, $0.003 par value per share.

     Holders of common stock are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of common stock do not have cumulative voting rights in the election of directors. All shares of common stock are equal to each other with respect to liquidation and dividend rights. Holders of common stock are entitled to receive dividends if and when declared by the board of directors out of funds legally available therefor under British Virgin Islands law. In the event of the liquidation of the company, all assets available for distribution to the holders of the common stock are distributable among them according to their respective holdings. Holders of common stock have no preemptive rights to purchase any additional, unissued shares of common stock. All of the outstanding shares of common stock of the company are, and those to be issued pursuant to this offering will be, fully paid and non-assessable.

     Under our Memorandum and Articles of Association and the laws of the British Virgin Islands, our Memorandum and Articles of Association may be amended by the board of directors without shareholder approval. This includes amendments increasing or reducing the authorized capital stock of the company and increasing or reducing the par value of our shares. The board of directors may also increase the capital of the company without shareholder approval by transferring a portion of the company's surplus to capital or reduce the company's capital by transferring a portion of the company's capital to surplus. Our ability to amend our Memorandum and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in control of the company without any further action by the shareholders, including but not limited to a tender offer to purchase the common stock at a premium over then current market prices.

     Under United States law, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders that are obviously unreasonable may be declared null and void. The British Virgin Islands law protecting the interests of the minority shareholders may not be as protective in all circumstances as the laws protecting minority shareholders in United States jurisdictions. While British Virgin Islands law does permit a shareholder of a British Virgin Islands company to sue its directors derivatively, i.e., in the name of and for the benefit of the company, and to sue the company and its directors for his benefit and the benefit of others similarly situated, the circumstances in which any action may be brought and the procedures and defenses that may be available with respect to any action may result in the rights of shareholders of a British Virgin Islands company being more limited than those rights of shareholders in a United States company.

Preferred Stock

     Under our Memorandum and Articles of Association, we are authorized to issue up to an aggregate of 10,000,000 shares of preferred stock, $.01 par value, divided into 2,500,000 shares each of class A preferred stock, class B preferred stock, class C preferred stock and class D preferred stock. Shares may be issued within each class from time to time by our board of directors in its sole discretion without the approval of the shareholders with such designations, powers, preferences, rights, qualifications, limitations and restrictions as have not been fixed in our Memorandum of Association. As of the date of this prospectus, no shares of preferred stock have been issued.




Warrants

     We have issued 2,174,403 warrants which entitle the holders thereof to purchase 1,087,201 shares of common stock at an exercise price of $17.50 per share. We will not issue fractional shares upon exercise of warrants but, instead, we will pay the warrant holder the current market price of the fractional share, in cash. The warrants are exercisable until 2:00 p.m. (Pacific
Time) on December 31, 2002. In the event the warrants are not exercised within such period, all unexercised warrants will expire and be void and of no further force or effect. We may extend the warrant exercise period or lower the exercise price of the warrants in our discretion. The warrants will expire, become void and be of no further force or effect upon conclusion of the applicable exercise period, or any extension thereof. The warrants will be governed by the terms of a warrant agreement between U.S. Stock Transfer, Inc., as warrant agent, and us. In our option, we may redeem the warrants upon 30 days notice, at a redemption price of $.01 per warrant, if the public trading price for our common stock equals or exceeds 110% of the then-current exercise price of the warrants for 20 trading days within the preceding 30 trading days. The exercise price and the number and kind of common shares to be received upon exercise of the warrants are subject to adjustment on the occurrence of events such as stock splits, stock dividends or recapitalization. In the event of our liquidation, dissolution or winding up, the holders of the warrants will not be entitled to participate in the distribution of our assets. Additionally, holders of the warrants have no voting, pre-emptive, liquidation or other rights of shareholders, and no dividends will be declared on the warrants or the shares underlying the warrants.

     The warrants were issued to you as part of a dividend to our warrant holders and are freely tradable. Prior to this offering, our warrants have been traded on the Nasdaq SmallCap Market. Continuation of low volume trading may adversely affect the liquidity of large holdings and may contribute to high volatility of the price of our warrants. Additionally, we cannot assure you that a public trading market for the warrants will continue.

Transfer and Warrant Agent

     The transfer agent and registrar for the common stock and the warrant agent for the public warrants is U.S. Stock Transfer Corporation, 1745 Gardena Avenue #200, Glendale, California 91204.

Reports to Shareholders

     We intend to furnish annual reports to shareholders which include audited financial statements reported on by our independent accountants and quarterly reports for each of our first three quarters which contain unaudited financial statements. We will continue to comply with the periodic reporting requirements imposed on foreign issuers by the Exchange Act. We plan to furnish the same annual and quarterly reports to holders of our public warrants.


                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have 6,674,060 shares of common stock outstanding if all of the dividend warrants are exercised. Of these, approximately 3,392,083 shares of common stock, other than shares held by our affiliates, will be freely transferable and tradeable without restriction under the Securities Act. This includes 987,201 of the 1,087,201 shares to be issued upon exercise of the warrants. The remaining 3,181,977 shares of common stock are restricted securities. These shares may only be sold in the public United States market under an effective registration statement or in accordance with Rule 144 promulgated under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned his or her shares for at least one year, including our affiliates, would be entitled to sell within any three-month period a number of shares equal to the greater of 1% of the then outstanding shares of our common stock (approximately 66,741 shares immediately after this offering if all of the warrants are exercised) or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the required notice of the sale. Sales under Rule 144 also are subject to certain manner of sale restrictions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without regard to the requirements described above. Sales of substantial numbers of shares of common stock pursuant to a registration statement, Rule 144 or otherwise, whether in the United States or abroad, could adversely affect the market price of the common stock.

     We also have reserved 514,000 shares of common stock for issuance upon exercise of certain outstanding options, 200,000 selling shareholder shares reserved for issuance upon exercise of certain restricted warrants and 730,300 shares for issuance upon exercise of stock options which may be granted in the future under our stock option plans. If the holders of the options exercise the options, the shares of common stock to be issued will constitute restricted securities, subject to Rule 144.


                               RECENT DEVELOPMENTS

Acquisition of KORONA Haushaltswaren GmbH & Co. KG

     Effective as of May 1, 2001 we acquired 100% of the equity of KORONA Haushaltswaren GmbH & Co. KG ("Korona"), which was formerly a wholly-owned subsidiary of Augusta Technologie AG ("Augusta"), Frankfurt am Main, Germany, for approximately $3,634,000 subject to closing adjustments. We paid approximately $2,730,000 in cash and 180,726 shares of our common stock valued at approximately $904,000 on the date of the sale. The purchase price was determined through arms-length negotiations between us and Augusta, which negotiations took into consideration Korona's business, financial position, operating history, products, intellectual property and other factors relating to Korona's business. There are no material relationships between us and Augusta.

     Korona had sales of approximately $16 million for the fiscal year ended December 31, 2000. Korona markets consumer scale products throughout Europe to retail merchandisers and distributors. These products feature contemporary designs using the latest materials and attractive packaging. We have manufactured a portion of Korona's product line under an OEM agreement since 2000 and are very familiar with Korona's stature in Europe and its potential for wider global distribution.

     Under a registration rights agreement dated May 11, 2001, we are obligated to use our best efforts to effect the registration under the Securities Act of 1933 of the 180,726 shares of our common stock issued to Augusta. The terms of the registration rights agreement provide that if the registration statement under which the shares are registered is declared effective by the Securities and Exchange Commission after November 30, 2001, Augusta may sell up to 25,000 shares in any calendar month. Under the terms of the sales and purchase Agreement for the purchase of Korona, Augusta has the right to demand that we repurchase the 180,726 shares if the registration statement is not declared effective by January 31, 2002, provided that Augusta demands that we repurchase their shares on or before March 31, 2002. If Augusta demands that we repurchase the shares, we will be required to exchange the shares for a promissory note bearing interest at a rate of 8%, totaling $1,445,808 and payable in nine monthly payments commencing April 1, 2002. In addition, if the registration of the shares is not effective by January 31, 2002, and Augusta does not exercise its right to demand that we repurchase the shares, or the registration statement does not, for any reason, remain effective until Augusta has sold or disposed of all the shares, Augusta may demand registration of the remaining shares.

New Director

     Henry F. Schlueter was elected to our board of directors by the shareholders at our annual meeting of shareholders which was held on October 10, 2001, increasing the number of directors from six to seven. Mr. Schlueter has served as our assistant secretary since October 6, 1988. Since 1992, Mr. Schlueter has been the managing director of Schlueter & Associates, P.C., a law firm, practicing in the areas of securities, mergers and acquisitions, finance and corporate law. From 1989 to 1991, prior to establishing Schlueter & Associates, P.C., Mr. Schlueter was a partner in the Denver, Colorado office of Kutak Rock (formerly Kutak, Rock & Campbell), and from 1984 to 1989, he was a partner in the Denver office of Nelson & Harding. Mr. Schlueter is a member of the American Institute of Certified Public Accountants, the Colorado Society of CPA's, the Colorado and Denver Bar Associations and the Wyoming State Bar.

     Mr. Schlueter beneficially owns 54,403 shares of our common stock, including 20,000 shares which underlie immediately exercisable options to purchase our common stock. These share holdings not including the shares underlying options, represent approximately 0.79% of our outstanding shares of common stock.

Amendment to Memorandum of Association

     At our annual meeting of shareholders held on October 10, 2001, our shareholders approved an amendment to our Memorandum of Association which created a new class of securities consisting of an aggregate of 10,000,000 authorized shares of preferred stock, $0.01 par value, divided into 2,500,000 shares each of class A preferred stock, class B preferred stock, class C preferred stock and class D preferred stock. Shares may be issued within each class from time to time by our board of directors in its sole discretion without the approval of the shareholders with such designations, powers, preferences, rights, qualifications, limitations and restrictions as the board of directors shall fix and as have not been fixed in our Memorandum of Association.

                             ADDITIONAL INFORMATION

Share Capital

     Our authorized capital is $170,000 consisting of 23,333,334 shares of common stock, $0.003 par value per share, and 10,000,000 authorized shares of preferred stock, $0.01 par value, divided into 2,500,000 shares each of class A preferred stock, class B preferred stock, class C preferred stock and class D preferred stock. Information with respect to the number of shares of common stock outstanding at the beginning and at the end of the last three fiscal years, is presented in the Consolidated Statements of Changes in Shareholders' Equity for the years ended March 31, 1999, 2000 and 2001 included in our Form 20-F for the fiscal year ended March 31, 2001.

     At November 1, 2001, there were 5,586,859 shares of our common stock outstanding, all of which were fully paid. At November 1, 2001, we had outstanding 2,174,403 warrants to purchase common stock which are publicly traded and are exercisable to purchase 1,087,201 shares of common stock at $17.50 per share until December 31, 2002. In addition, at November 1, 2001, we had outstanding 514,000 options to purchase common stock as follows:

        Number of               Exercise Price               Expiration
         Options                   per Share                    Date
        ---------                 -----------                  ------

           10,000                    $5.06                 September 8, 2007
          228,000                    $7.875                  January 6, 2010
           20,000                    $8.125                 January 12, 2010
           30,000                    $7.875                  January 9, 2011
          196,000                    $3.65                     April 9, 2011
           30,000                    $2.60                  October 14, 2011

     At November 1, 2001, there were no shares of our preferred stock outstanding.

Memorandum and Articles of Association

     Bonso Electronics International Inc. is registered in the British Virgin Islands and has been assigned company number 9032 in the register of companies. Its registered agent is HWR Services Limited and its registered office is at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands. The object or purpose of the company is to engage in any act or activity that is not prohibited under British Virgin Islands law as set forth in Clause 4 of our Memorandum of Association. As an International Business Company, the company is prohibited from doing business with persons resident in the British Virgin Islands, owning real estate in the British Virgin Islands or acting as a bank or insurance company. We do not believe that these restrictions materially affect the company's operations.

     Paragraph 57(c) of our Amended Articles of Association (the "Articles") provides that a director may be counted as one of a quorum in respect of any contract or arrangement in which the director is materially interested; however, if the agreement or transaction cannot be approved by a resolution of directors without counting the vote or consent of any interested director, the agreement or transaction may only be validated by approval or ratification by a resolution of the members. Paragraph 53 of the Articles allows the directors to vote compensation to themselves in respect of services rendered to the company. Paragraph 66 of the Articles provides that the directors may by resolution exercise all the powers of the company to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. Such borrowing powers can be altered by an amendment to the Articles. There is no provision in the Articles for the mandatory retirement of directors. Directors are not required to own shares of the company in order to serve as directors.

     Our authorized share capital is $170,000 divided into 23,333,334 shares of common stock, $0.003 par value, and 10,000,000 authorized shares of preferred stock, $0.01 par value. Holders of our common stock are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. All of our common shares are equal to each other with respect to liquidation and dividend rights. Holders of our common shares are entitled to receive dividends if and when declared by our board of directors out of funds legally available under British Virgin Islands law. In the event of our liquidation, all assets available for distribution to the holders of our common shares are distributable among them according to their respective holdings. Holders of our common shares have no preemptive rights to purchase any additional, unissued common shares.

     Paragraph 7 of the Memorandum of Association provides that without prejudice to any special rights previously conferred on the holders of any existing shares, any share may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the directors may from time to time determine.

     Paragraph 10 of the Memorandum of Association provides that if at any time the authorized share capital is divided into different classes or series of shares, the rights attached to any class or series may be varied with the consent in writing of the holders of not less than three fourths of the issued shares of any other class or series of shares which may be affected by such variation.

     Paragraph 105 of the Articles of Association of the Company provide that our Memorandum and Articles of Association may be amended by a resolution of members or a resolution of directors. Thus, our board of directors without shareholder approval may amend our Memorandum and Articles of Association. This includes amendments to increase or reduce our authorized capital stock. Our ability to amend our Memorandum and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in control of the company, including a tender offer to purchase our common shares at a premium over the then current market price.

     Provisions in respect of the holding of general meetings and extraordinary general meetings are set out in Paragraphs 68 through 77 of the Articles and under the International Business Companies Act. The directors may convene meetings of the members at such times and in such manner and places as the directors consider necessary or desirable, and they shall convene such a meeting upon the written request of members holding more than 30% of the votes of the outstanding voting shares in the Company.

     British Virgin Islands law and our Memorandum and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote our securities. There are no provisions in the Memorandum of Association or Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

     A copy of our Memorandum and Articles of Association, as amended, has been filed as an exhibit to the registration statement on Form F-2 of which this prospectus was a part (SEC File No. 333-32524).

Material Contracts

     The Company has not entered into any material contracts outside of the ordinary course of business during the last two years except for its agreements with respect to the acquisition of Korona. For additional information about the acquisition of Korona, please see "Recent Developments -- Acquisition of KORONA Haushaltswaren GmbH & Co. KG," above.

Exchange Controls

     There are no exchange control restrictions on payments of dividends on our common stock or on the conduct of our operations either in Hong Kong, where our principal executive offices are located, or the British Virgin Islands, where we are incorporated. Other jurisdictions in which we conduct operations may have various exchange controls. Taxation and repatriation of profits regarding our China operations are regulated by Chinese laws and regulations. To date, these controls have not had and are not expected to have a material impact on our financial results. There are no material British Virgin Islands laws that impose foreign exchange controls on us or that affect the payment of dividends, interest or other payments to nonresident holders of our securities. British Virgin Islands law and our Memorandum and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote our securities.

Taxation

     Under current British Virgin Islands law, we are not subject to tax on our income. Most of our subsidiaries' profits accrue in Hong Kong, where the corporate tax rate is currently 16%. There is no tax payable in Hong Kong on offshore profit or on dividends paid to Bonso Electronics Limited by its subsidiaries or by Bonso Electronics Limited to us. Therefore, our overall effective tax rate may be lower than that of most United States corporations; however, this could be materially and adversely affected by changes in the tax laws of the British Virgin Islands, Hong Kong or China.

     Our subsidiary Bonso Electronics (Shenzhen) Co., Ltd. was fully exempt from state income tax in the PRC for the first two years starting from the first profit making year followed by a 50% reduction over the ensuing three years. The first profit-making year of Bonso Electronics (Shenzhen) Co., Ltd was deemed to be the fiscal year ended December 31, 1998. Therefore, we are subject to income tax at the rate of 7.5% in the PRC effective January 1, 2000 to December 31, 2002.

     No reciprocal tax treaty regarding withholding exists between the United States and the British Virgin Islands. Under current British Virgin Islands law, dividends, interest or royalties paid by us to individuals are not subject to tax as long as the recipient is not a resident of the British Virgin Islands. If we were to pay a dividend, we would not be liable to withhold any tax, but shareholders would receive gross dividends, if any, irrespective of their residential or national status.

     Dividends, if any, paid to any United States resident or citizen shareholder are treated as dividend income for United States federal income tax purposes. Such dividends are not eligible for the 70% dividends-received deduction allowed to United States corporations on dividends from a domestic corporation under Section 243 of the United States Internal Revenue Code of 1986 (the "Internal Revenue Code"). Various Internal Revenue Code provisions impose special taxes in certain circumstances on non-United States corporations and their shareholders. You are urged to consult your tax advisor with regard to such possibilities and your own tax situation.

     In addition to United States federal income taxation, shareholders may be subject to state and local taxes upon their receipt of dividends.


                                  LEGAL MATTERS


     The validity of the common stock underlying the warrants will be passed upon by Harney, Westwood & Riegels, Tortola, British Virgin Islands, who have also advised us on all matters of BVI law disclosed in this prospectus.



                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended March 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of KORONA Haltshauswaren GmbH & Co. KG at December 31, 2000 and 1999, and for each of the two years in the period ended December 31, 2000, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
KORONA-Haltshauswaren GmbH & Co. KG

We have audited the accompanying balance sheets of KORONA-Haltshauswaren GmbH & Co. KG as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States and Germany. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KORONA-Haltshauswaren GmbH & Co. KG as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the two years ended December 31, 2000, in conformity with accounting principles generally accepted in Germany.

Accounting principles generally accepted in Germany vary in certain respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected shareholder's equity as of December 31, 2000 and 1999, to the extent summarized in Note 17 to the financial statements.



Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftspruefungsgesellshaft

Hannover, Germany
January 4, 2002

                       KORONA-Haushaltswaren GmbH & Co. KG
                                 Balance Sheets
                         German GAAP (in DEM thousands)

                                                                 December 31,
ASSETS                                                       2000          1999
                                                          -----------     ------
Fixed assets
     Intangible assets
     -----------------
         Concessions, industrial property rights
         and similar rights and values,
         as well as licenses thereto                             26           48

     Tangible assets, net
     --------------------
        Land and leasehold rights and buildings,
         including buildings on third-party land              2,084        2,196

         Other fixtures and fittings,
         tools and equipment                                    483          344

     Financial assets
     ----------------
         Shares in affiliated companies                          50           50
                                                            -------      -------
                                                              2,643        2,638
Current assets

     Inventories
     -----------
         Finished goods and goods for resale                  5,769        6,024

     Accounts receivable and other assets
     ------------------------------------
         Trade accounts receivable                           10,951        7,898
         Due from affiliated companies                           45            3
         Other assets                                             7           83

     Checks, cash on hand, cash on deposit at banks             46          304
     ----------------------------------------------         -------      -------
                                                             16,818       14,312

Prepaid expenses                                                235          700

Total assets                                                 19,696       17,650
                                                            =======      =======

SHAREHOLDERS' EQUITY AND LIABILITIES
                                                                 December 31,
Shareholders' equity                                         2000          1999
                                                          -----------     ------
     Fixed capital
     -------------
         Capital of limited partners                          1,000        1,000

     Retained Earnings
     -----------------
         Revenue reserves                                     1,610        1,610

     Profit (loss) available for distribution                (1,314)       1,578
     ----------------------------------------               -------      -------
                                                              1,296        4,188
Special item                                                                 710

Accrued Liabilities
     Provisions for taxes                                         0          370
     Other accrued liabilities                                1,734        1,495
                                                            -------      -------
                                                              1,734        1,865
Liabilities
     Bank borrowings                                          8,661        9,603
     Trade accounts payable                                     330          747
     Due to affiliated companies                              7,032            4
     Other liabilities                                          643          533
                                                            -------      -------
                                                             16,666       10,887

Total shareholders' equity and liabilities                   19,696       17,650
                                                            =======      =======
                                      F-2

                       KORONA-Haushaltswaren GmbH & Co. KG
                             Statement of operations
                            German GAAP (in DEM 000)

                                                                 Year Ended
                                                                 December 31,
                                                             2000         1999
                                                             ----         ----

Net revenue                                                 32,196       31,592

Other operating income                                       1,300          349

Cost of materials

- Cost of raw materials, consumables
  and supplies, and of purchased goods                     (23,542)     (19,899)

- Cost of purchased services                                  (105)        (180)
                                                           -------      -------
Gross profit                                                 9,849       11,862
------------

Personnel costs
- Wages and salaries                                        (1,965)      (2,214)
- social security and other pension costs                     (354)        (350)

Depreciation

- Depreciation and amortization of
  tangible and intangible assets                              (338)        (323)

Other operating expenses                                    (7,672)      (6,625)

Investment income                                                7            0

Interest expense, net                                         (836)        (489)
                                                           -------      -------

Income (loss) from ordinary business activities             (1,309)       1,861
-----------------------------------------------

Income taxes                                                     0         (269)

Other taxes                                                     (5)         (14)
                                                           -------      -------

Net income (loss)                                           (1,314)       1,578
----------------                                           =======      =======



                                             KORONA-Haushaltswaren GmbH & Co. KG
                                              Statement of Shareholders' equity
                                               German GAAP (in DEM thousands)


                                           Fixed             Revenue      Profit (loss) available
                                          capital            reserves         for distribution         Total
                                          -------            --------         ----------------         -----

As of December 31, 1998                    1,000               1,610               1,000               3,610

Dividends declared                                                                (1,000)             (1,000)
Net income                                                                         1,578               1,578
                                           -----               -----               -----               -----

As of December 31, 1999                    1,000               1,610               1,578               4,188

Dividends declared                                                                (1,578)             (1,578)
Net loss                                                                          (1,314)             (1,314)
                                           -----               -----               -----               -----

As of December 31, 2000                    1,000               1,610              (1,314)              1,296
                                           =====               =====               =====               =====




                                                            F-4



                                   KORONA-Haushaltswaren GmbH & Co. KG
                                         Statement of cash flows
                                      German GAAP (in DEM thousands)

                                                                                   Year Ended
                                                                                   December 31,
                                                                             2000               1999
                                                                         ------------         -------

Net income (loss)                                                          (1,314)              1,578

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization                                                 338                 323
Other non cash income/expenses                                               (710)                (32)
Gain/Loss on disposals of property, plant and equipment                       (62)                  0
Change in
   inventories                                                                256                 569
   trade accounts receivable                                               (3,054)              3,767
   other assets                                                               499                (274)
   trade accounts payable                                                    (417)               (570)
   other liabilities                                                         (746)             (3,875)
                                                                           ------              ------
Cash flows provided by (used in) operating activities                      (5,210)              1,486


Proceeds from disposals of property, plant and equipment                       12                   2
Purchase of property, plant and equipment                                    (342)               (204)
Purchase of intangible assets                                                  (2)                (19)
Proceeds from disposals of investments                                         50                   0
                                                                           ------              ------
Cash flows used in investing activities                                      (282)               (221)

Cash payments to owners                                                       (78)             (1,000)
Borrowings from banks, net                                                  5,312                (163)
                                                                           ------              ------
Cash flows provided by (used in) financing activities                       5,234              (1,163)

Change in cash and cash equivalents                                          (258)                102
Cash and cash equivalents at the beginning of the period                      304                 202
                                                                           ------              ------
Cash and cash equivalents at the ending of the period                          46                 304
                                                                           ======              ======

                      KORONA-Haushaltswaren GmbH & Co. KG

                        Notes to the Financial Statements
                                   German GAAP
                   (in DEM thousands, unless otherwise noted)



(1)   Accounting Principles and Valuation Standards
      ---------------------------------------------

     The annual financial The annual financial statements for KORONA-Haushaltswaren GmbH & Co. KG, Nienhagener Strasse 34, Moringen ("the Company"), as of December 31, 2000 were prepared in accordance with the provisions of the German Commercial Code (HGB).


     Intangible assets and tangible assets
     -------------------------------------
     Intangible assets and tangible assets are shown at acquisition cost less scheduled depreciation based on tax regulations. The straight-line method of depreciation was applied. New additions under non-real estate tangible fixed assets in the first 6 months are depreciated at the full depreciation rate, later additions are depreciated at 50% of the depreciation rate. Low-value assets are expensed in full in the year in which they are acquired and reported both as an increase and a decrease in the assets.

     Financial assets
     ----------------
     Financial assets are valued at acquisition cost.

     Inventories
     -----------
     Inventories are listed at average acquisition cost unless a lower market price applies as of the reporting date or a lower value applies because the purchase prices as of the reporting date are lower than acquisition cost. Appropriate reductions for obsolescence on slow-moving items were made. A flat rate of 3.41 percentage points was applied for incidental acquisition expenses (for inventories purchased in the year 2000).

     Accounts receivable and other assets
     ------------------------------------
     Accounts receivable and other assets are reported at nominal values; allowances are made as required.

     Accrued liabilities
     -------------------
     The accrued liabilities appropriately cover all recognizable risks and obligations.

     Liabilities
     -----------
     Liabilities are reported at repayment values.


     Currency translation
     --------------------
     Currency   claims  and   liabilities,   stock  on  hand  and  all   related
     income/expenses were valued at the average exchange rate based on the foreign currency purchase prices, unless a lower exchange rate on the balance sheet date necessitated a devaluation of the receivables or the stock, or a higher exchange rate on the balance sheet date necessitated an increase in the valuation of the liability.

     The accounting principles and valuation standards are the same as in the prior year.

Notes regarding certain balance sheet items and the statement of operations
---------------------------------------------------------------------------

(2)   Fixed assets

     The classification and analysis of Fixed Assets and the depreciation for the fiscal year are shown in the tables below "Statement of Changes in Fixed Assets".

     a) Intangible assets

                                                  Acquisition/manufacturing cost
                                                       2000            1999
     ---------------------------------------------------------------------------
     As of January 1                                    85              66
     Additions                                           2              19
     Disposals                                           -               -
                                                    ------          ------
     As of December 31                                  87              85
                                                    ======          ======

                                                      Accumulated Depreciation
                                                       2000             1999
     ---------------------------------------------------------------------------
     As of January 1                                    37              16
     Additions                                          24              21
     Disposals                                           -               -
                                                    ------          ------
     As of December 31                                  61              37
                                                    ======          ======

                                                           Net book value
                                                       2000             1999
     ---------------------------------------------------------------------------

     As of December 31                                  26              48
                                                    ======          ======

     b) Tangible assets - Land and buildings

                                                  Acquisition/manufacturing cost
                                                       2000             1999
     ---------------------------------------------------------------------------
     As of January 1                                 2,539              2,539
     Additions                                           -                  -
     Disposals                                           -                  -

                                                    ------             ------
     As of December 31                               2,539              2,539
                                                    ======             ======

                                                    Accumulated Depreciation
                                                       2000             1999
     ---------------------------------------------------------------------------
     As of January 1                                   343                231
     Additions                                         112                112
     Disposals                                           -                  -
                                                    ------             ------
     As of December 31                                 455                343
                                                    ======             ======

                                                           Net book value
                                                       2000            1999
     ---------------------------------------------------------------------------
     As of December 31                               2,084              2,196
                                                   =======            =======

     Tangible assets - Other fixtures and fittings, tools and equipment

                                                  Acquisition/manufacturing cost
                                                       2000             1999
     ---------------------------------------------------------------------------
     As of January 1                                 1,054              1,123
     Additions                                         342                204
     Disposals                                          68                273
                                                    ------             ------
     As of December 31                               1,328              1,054
                                                    ======             ======

                                                      Accumulated Depreciation
                                                       2000             1999
     ---------------------------------------------------------------------------
     As of January 1                                   710                791
     Additions                                         202                191
     Disposals                                          68                272
                                                    ------             ------
     As of December 31                                 845                710
                                                    ======             ======

                                                           Net book value
                                                       2000             1999
     ---------------------------------------------------------------------------
     As of December 31                                 483                344
                                                    ======             ======

     c) Financial assets - shares in affiliated companies

                                                  Acquisition/manufacturing cost
                                                       2000             1999
     ---------------------------------------------------------------------------

     As of January 1                                    50                50
     Additions                                           -                 -
     Disposals                                           -                 -
                                                    ------            ------
     As of December 31                                  50                50
                                                    ======            ======

                                                      Accumulated Depreciation
                                                       2000             1999
     ---------------------------------------------------------------------------

     As of January 1                                     -                 -
     Additions                                           -                 -
     Disposals                                           -                 -
                                                    ------            ------
     As of December 31                                   -                 -
                                                    ======            ======

                                                        Residual book value
                                                       2000             1999
     ---------------------------------------------------------------------------
     As of December 31                                  50                50
                                                    ======            ======

     The company holds 100% of the shares of R.I.S.O. Haushaltswaren GmbH, headquartered in Moringen. The equity capital as of 12/31/2000 was DM 57, in the year 2000, the company achieved a net profit of DM 1.

     The shares in Moringer Haushaltswaren GmbH were sold to Augusta Technologie Aktiengesellschaft, effective April 1, 2000.

(3)  Accounts receivable and other assets
     ------------------------------------

     Accounts receivable and other assets have a remaining term of less than one year. Specific allowances in the amount of DM 105 and general allowances in the amount of DM 286 were made at December 31, 2000.

     Other assets include travel expense advances to employees.

     Cash on deposits at banks include bank deposits with the postal bank, Deutsche Bank, Gottingen, and Volksbank Solling.

(4)  Due from affiliated companies
     -----------------------------
     The item due from affiliated companies includes a DM 45 cost allocation to R.I.S.O. Haushaltswaren GmbH, Moringen.

(5)  Prepaid expenses
     ----------------
     Prepaid expenses include prepaid interest in the amount of DM 10.

(6)  Special item
     ------------
     The analysis of the special item with a reserve portion (additional tax write-off as per ss.3 Code Supporting Special Regions) is shown below:


                             December 31.     Cancellation         December 31.
                                 1999            in 2000               2000
                             ---------------------------------------------------

     Warehouse                    710              710                    0
                             ===================================================

     The cancellation was based on a property addition in the tax balance sheet (reinstatement of original value).

(7)  Fixed capital
     -------------
     The fixed capital is reported in accordance with the legal guidelines for corporations. The variable capital accounts are reported under due to affiliated companies. The amount of DM 4 reported in the previous year was reclassified.

(8)  Accrued liabilities
     -------------------
     Other accrued liabilities primarily consist of costs for customer incentives, advertising allowances, collection reimbursements and for the preparation of the annual financial statements and invoices not yet received.

(9)  Due to affiliated companies
     ---------------------------
     The amounts owed to affiliated companies primarily relate to liabilities to Augusta Technologie-AG, Frankfurt, in the amount of DM 7,040 for loans granted (DM 5,538), cost allocations (DM 2) and non-transferred profits in the prior year (DM 1,500).

(10) Liabilities
     -----------
     The maturity of the liabilities is listed in the following schedule (1999 in parenthesis):

                                                                                                               secured by
                                     Total         with a remaining   with a remaining   with a remaining        liens
                                  liabilities         term up to           term of         term of more        or similar
                                                        1 year          1 to 5 years       than 5 years          rights
                               ------------------------------------------------------------------------------------------

Bank borrowings                     8,662               7,425               781                456              8,662
                                   (9,603)             (8,179)             (766)              (658)            (9,603)

Trade accounts payable                330                 330                 0                  0                  0
                                     (747)               (747)               (0)                (0)                (0)

Due to affiliated companies         7,032               7,032                 0                  0                  0
                                       (4)                 (4)               (0)                (0)                (0)

Other liabilities                     643                 643                 0                  0                  0
                                     (533)               (533)               (0)                (0)                (0)
                               --------------------------------------------------------------------------------------
Total                              16,667              15,430               781                456              8,662
(1999)                            (10,887)             (9,463)             (766)              (658)            (9,603)
                               ======================================================================================

     As of the reporting date, the bank borrowings were secured as follows:

     a)   DM 2,000 mortgage
     b)   Assignment of inventory as security
     c)   Assignment of receivables

     The other liabilities include tax liabilities (VAT and income tax on wages and salaries) in the amount of DM 217 (1999: DM 0) and social security liabilities in the amount of DM 52 (1999: DM 57).

(11) Revenues
     --------
     Most of the company's sales are made to domestic customers. Sales revenues consist of the following:


                                                   2000                 1999
                                               ---------------------------------
     Domestic                                      26.119              28.266
     Export                                         5,417               3,326
                                               ---------------     -------------
                                                   32,196              31,592
                                               ===============     =============

(12) Other operating income
     ----------------------
     Other operating income primarily includes income from reversal of allowances in the amount of DM 5, the cancellation of special items of DM 710, the cancellation of provisions of DM 343 (of which, DM 311 is provisions for taxes) and the receipt of written-off accounts receivable in the amount of DM 24.

(13) Personnel costs
     ---------------
     DM 10 (previous year DM 8) of the expenses for social security and other pension costs are related to pensions.

(14) Other operating expenses
     ------------------------
     Other operating expenses includes, selling, general and administration costs of DM 7,536 and among others, increases in the provision for warranties in the amount of DM 52 and the group value adjustment in the amount of DM 82.

     The liability compensation to KORONA-Haushaltswaren GmbH in the amount of DM 2 is reported under other operating expenses in accordance with the Augusta-Technologie-AG group guidelines.

(15) Interest expense, net
     ---------------------
     DM 102 (previous year DM 21) of interest expenses and DM 0 (previous year DM 13) of interest income are related to affiliated companies.

(16) Other taxes
     -----------
     The item for other taxes includes only real estate taxes. In the previous year, the real estate taxes were reported under other operating expenses. The previous year's amount (DM 13) was reclassified to allow a better comparison.

(17) Reconciliation to U.S. GAAP
     -------------------------
     KORONA-Haushaltswaren GmbH & Co. KG's financial statements are presented in accordance with German GAAP, which differ in certain significant respects from U.S. GAAP.

     Use of Estimates
     ----------------
     The preparation of financial statements requires management to make estimates and assumptions that, affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated balance sheet. Actual amounts could differ from those estimates.

     The significant differences that affect net income and shareholders' equity of the KORONA-Haushaltswaren GmbH & Co. KG are set forth below:


Reconciliation of net income (loss) from German GAAP to U.S. GAAP
                                                           Year ended
                                                           December 31,
                                                     2000              1999
--------------------------------------------------------------------------------
Net (loss)  income as  reported in the
statements of operations  under German
GAAP                                               (1,314)             1,578
Purchase accounting                     (a)        (1,341)             (439)
Special item for tax purposes           (b)          (710)              (33)
Deferred taxes                          (c)           103                 5
Consolidation of wholly-owned
subsidiaries                            (d)           (51)                4
                                              ------------------------------

Net income (loss) in  accordance  with
U.S. GAAP                                          (3,313)            1,115
                                              ==============================



Reconciliation of shareholders' equity from German GAAP to U.S. GAAP
                                                             December 31,
                                                     2000                  1999
--------------------------------------------------------------------------------

Shareholders' equity as reported in
the statements of shareholders'
equity under German GAAP                            1,296                 4,188
Purchase accounting                     (a)         4,056                 5,397
Special item for tax purposes           (b)             0                   710
Deferred taxes                          (c)             0                  (103)
Consolidation of wholly-owned
subsidiaries                            (d)             3                    54
                                              ----------------------------------

Shareholders' equity  in  accordance
with U.S. GAAP                                      5,355                10,246
                                              ==================================

(a) PURCHASE ACCOUNTING

AUGUSTA Technologie Aktiengesellschaft ("AUGUSTA") acquired the Company in 1996. For German GAAP purposes, the recorded amounts of the Company's assets acquired and liabilities assumed by AUGUSTA remained at historical cost basis. For U.S. GAAP purposes, a new basis of accounting is established for the Company's assets and liabilities based upon the fair values of the respective assets acquired and liabilities assumed by AUGUSTA at the acquisition date reflected below:


                                              Useful Life        Fair Value
                                                  (Years)       Adjustments
--------------------------------------------------------------------------------

Inventory                                           1               360
Land and building                                  25             1,077
Other fixtures                                      8                74
Other assets                                      0.5             1,496
Deferred taxes                                      1               (52)
Goodwill                                           15             5,767

As a result of the new basis accounting, shareholders' equity was increased and additional charges reflected in the reconciliation of net income for the effects of increases in cost of sales, depreciation expense of tangible and intangible assets, and related deferred income tax effects. The deferred tax effects are reflected in Note 17 (c).


(b) SPECIAL ITEM FOR TAX PURPOSES

Income from the cancellation of the off-the-line-item for tax purposes (Sonderposten mit Rucklageanteil) is shown as a part of other income in the statement of operations under German GAAP. The item was first established pursuant to German Tax Law (ss. 3 Zonenrandforderungsgesetz) for tax purposes in connection with the warehouse-building and was subsequently reversed in 2000. As there is no off-the-line-item under U.S. GAAP, the income from the cancellation of this item is not part of other income 2000 under U.S. GAAP, as well.

(c) DEFERRED TAXES

Under German GAAP, deferred tax assets and liabilities are generally recognized for temporary differences between book carrying values and tax bases of assets and liabilities, with the exception of deferred tax assets relating to net operating loss carry-forwards which are recognized to the extent of offsetting deferred tax liabilities. Deferred tax assets are recognized to the extent they are expected to be realized.

Under U.S. GAAP, deferred tax assets and liabilities for temporary differences using enacted tax rates in effect at period-end are recognized in accordance with Statement of Financial Accounting Standards No. 109 ,,Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, net operating loss carry-forwards that are available to reduce future taxes are recognized as deferred tax assets. Such amounts are reduced by a valuation allowance to the extent that it is more likely than not that the deferred tax assets will not be realized.

There is a net operating loss carry-forward for tax purposes in 2000. No deferred tax asset is reported in the balance sheet under U.S. GAAP as of December 31, 2000 due to the impairment of such tax assets (DM 360). Under German Tax Law, tax loss carry-forwards are lost if a purchase of 100% of the partnership occurs.


(d) CONSOLIDATION OF WHOLLY-OWNED SUBSIDIARIES

Under German GAAP, the Company has not consolidated one company (1999:2) as it is not material to the Company's net assets, financial position and operating results. For U.S. GAAP purposes, these companies have been consolidated in 2000 and 1999.


(18) Other information
     ------------------
     Commitments and contingencies:
     ------------------------------
     KORONA-Haushaltswaren GmbH & Co. KG and R.I.S.O. Haushaltswaren GmbH are joint and severally liable for a credit line in the amount of DM 6,000 from Commerzbank AG. R.I.S.O. Haushaltswaren GmbH's liability as of December 31, 2000 was DM 0.

     Other financial obligations from lease agreements consist of the following:

                                                                    from 2001 to
                                                                     expiration

     Rent                                                                91
     Leasing                                                             74
                                                                    ------------
                                                                        165
                                                                    ============

     Employees:
     ----------
     On average, the Company had 27 employees (1999: 28). The administration was also handled for the Moringer Haushaltswaren (until March 31, 2000) and R.I.S.O. Haushaltswaren GmbH subsidiaries; the costs were charged at a flat rate in accordance with the agreement.

     Management
     ----------
     The Management is under the leadership of the general partner, KORONA Haushaltswaren GmbH, Frankfurt.

     General Managers:

     Mr. Klaus W. Reitz, Friedrichsdorf
     Mr. Axel Haas, Trier


     Group Relationships
     -------------------
     The Company is a wholly-owned subsidiary of Augusta Technologie-AG, Frankfurt. The latter prepares consolidated annual financial statements, which include the annual results of KORONA Haushaltswaren GmbH & Co. KG. The consolidated financial statements are filed with the Amtsgericht [District Court] Frankfurt/ Main under Ref. HRB 41371.


(19) Subsequent events
     -----------------
     Effective May 1, 2001, Bonso Electronics International Inc. ("Bonso") acquired 100% of the equity of the Company for approximately US$ 3.6 million. As a result of purchase accounting which will be applied to this transaction by Bonso, significant changes can be expected to the recorded assets and liabilities of the Company.

                                [Back Cover Page]

                      BONSO ELECTRONICS INTERNATIONAL INC.

                        1,087,201 Shares of Common Stock
             Issuable on Exercise of Common Stock Purchase Warrants
                                       and
         730,726 Shares of Common Stock Offered by Selling Shareholders

                                TABLE OF CONTENTS
                                                                       Page

Prospectus Summary ............................................          8
Risk Factors ..................................................         12
Where you Can Find More Information ...........................         19
Incorporation of Certain Documents by Reference................         19
Forward-Looking Statements ....................................         20
Use of Proceeds ...............................................         21
Selected Unaudited Pro Forma Condensed
    Consolidated Statements of Income
Capitalization and Indebtedness ...............................         22
The Offer and Listing..........................................         26
     Markets and Price Range of Common Stock...................         26
     Selling Securityholders ..................................         27
     Plan of Distribution .....................................         28
     Expenses of the Issue.....................................         29
Directors and Senior Management................................         29
Description of Securities .....................................         31
Shares Eligible for Future Sale ...............................         33
Recent Developments ...........................................         34
Additional Information.........................................         36
     Share Capital.............................................         36
     Memorandum and Articles of Association....................         36
     Material Contracts........................................         38
     Exchange Controls.........................................         38
     Taxation..................................................         38
Legal Matters .................................................         39
Experts .......................................................         39
Audited Financial Statements for KORONA Haushaltswaren GmbH & Co. KG   F-1

No person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offering made hereby. If given or made, such information or representations must not be relied upon as having been authorized by Bonso. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus to which it relates, or an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where such offer to sell or solicitation of an offer to buy would be unlawful. Neither the delivery of this prospectus nor sale hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the company since the date hereof. Bonso has undertaken to file post-effective amendments to the registration statement of which this prospectus is a part if material changes or events occur during any period in which offers or sales are being made.

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 6-K/A

                            Report of Foreign Issuer


                      Pursuant to Rule 13a-16 or 15d-16 of

                       the Securities Exchange Act of 1934


For February 22, 2002
    -----------------

                                BONSO ELECTRONICS
                               INTERNATIONAL INC.
                 (Translation of Registrant's name into English)



               Unit 1106-1110, 11F., Star House 3 Salisbury Road,
                         Tsimshatsui Kowloon, Hong Kong
            ---------------------------------------------------------
                    (Address of principal executive offices)


[Indicate by check mark whether the Registrant files or will file annual reports under cover of Form 20-F or Form 40-F.]

               Form 20-F    X                 Form 40-F
                          -----                          -----


[Indicate by check mark whether the Registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.]

               Yes                            No    X
                   -----                          -----

                      BONSO ELECTRONICS INTERNATIONAL INC.

              Information for the Quarter Ended September 30, 2001

                                TABLE OF CONTENTS
     REPORT FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2001 ON FORM 6-K/A


                                                                            Page
                                                                        ----

Second Quarter FY2002 Shareholders Letter                                 2

Consolidated Financial Statements                                         5

Unaudited Consolidated Balance Sheets as of
     March 31, 2001 and September 30, 2001                                6
Unaudited Consolidated Statements of Income and
     Comprehensive Income for the Six Month Periods
     Ended September 30, 2000 and 2001                                    7
Unaudited Consolidated Statements of Changes in
     Shareholders' Equity for the Six Months Ended
     September 30, 2001                                                   8
Unaudited Consolidated Statements of Cash Flows
     For the Six Month Periods Ended
     September 30, 2000 and 2001                                          9
Notes to the Unaudited Consolidated Financial Statements

Management Discussion and Analysis of Financial Conditions               17
and Results of Operations

               [BONSO ELECTRONICS INTERNATIONAL, INC. LETTERHEAD]


                                November 23, 2001


Dear Shareholders:

In the first half of fiscal 2002, we have come very close to matching revenues for all of last year through the consolidation of sales from our newly acquired subsidiary in Germany and a 25 percent gain from internal growth, other than growth associated with the acquisition. A decline in net income is a challenge to all of us at Bonso, although we have made a conscious decision to accept lower margins in some instances in order to build a more substantial earnings base for the future.

For the six months ended September 30, 2001, revenues increased 69 percent to $26,429,000 over the $15,602,000 reported in the same period last year. Net income of $1,075,000, or 19 cents per share, was 47 percent less than the fiscal 2000 six months' figure of $2,011,000. Revenues for the fiscal 2002 second quarter were $13,848,000, compared to $6,420,000 in the same period last year, a 116 percent increase, while net income dropped significantly to $408,000 from $825,000. Second quarter revenues from internal growth increased 42 percent, other than growth associated with the acquisition.

With regard to earnings, the short-term situation has not changed since our first quarter report. We are forced to accept lower margins on consumer electronics manufacturing contracts as end customers are cutting retail prices in response to a static economy in the U.S. and Europe. We are also continuing with plans to turnaround losses at our newly acquired German subsidiary, Korona Haushaltwaren, GmbH, through manufacturing efficiencies and expanded distribution. Korona contributed approximately $7 million to revenues in the first six months of fiscal 2002, an improvement over its sales in the same period last year. I consider the six-month decline in earnings to be a reasonable investment in longer-term growth and earning preferential status among major OEM customers.

I believe that the acquisition of Korona has provided Bonso with additional management and entrepreneurial talent that are essential to our future growth. As part of our long-term strategy, we are looking at other acquisition opportunities. We are optimistic that we will be able to expand Bonso's talent pool and business through further acquisitions. Our organizational strengths are especially relevant as China nears admission to the World Trade Organization. All expectations are for a significant increase in exports, as well as increased domestic competition from imports.

I would like to take this opportunity to thank shareholders who mailed or delivered their proxies to the annual shareholders' meeting of October 10. Your approval of the Stock Amendment to create a new class of preferred Bonso securities provides a valuable financing option to fund future growth. We have no plans at present to issue preferred shares. Shareholders also elected six incumbent directors and a new nominee, Henry F. Schlueter, to the Board. Mr. Schlueter has served as assistant secretary of Bonso since 1988, and his law firm of Schlueter & Associates, P.C. serves as our U.S. counsel on securities, mergers and acquisitions. He brings the total of U.S. directors to three and outside directors to four.

With common stock purchase warrants issued to shareholders of record on January 19, 2000, scheduled to expire on December 31, 2001, the Board of Directors has decided to extend the expiration date by one year. The exercise price of $17.50 per common share for each two warrants is considered unrealistic in light of current market conditions, but in extending the deadline, the Board has taken into consideration our business performance, the growth in shareholders' equity and price/earnings ratios of companies in related businesses, and the net book value of approximately $5.30 per share as of period ended September 30, 2001. By all of these measures, I believe that Bonso's shares are considerably under-valued at this time.

We are continuing every possible effort to gain support for Bonso shares and to convey our story to the investment community. The Board of Directors approved, for the second consecutive year, a 10 cents per share cash dividend, payable to shareholders of record on December 21,2001. Our dividend policy is based on company performance and the most prudent use of available cash to enhance shareholder value. Our revenue performance this fiscal year is once again at record levels, and we have a very strong cash flow advantage from the practice of collecting immediate payments from OEM customers upon shipment of products.

We owe an extra measure of recognition to Director George O'Leary for his investor relations effort. He delivered a Bonso presentation to the Wall Street Analyst Forum's Institutional Investor Conference in New York City on September 11, just minutes before the World Trade Center tragedy. He emerged unharmed, and his personal testament to that day's events merely personalizes to a greater extent the sorrow and sympathy felt by Bonso employees for the suffering of all those affected. Mr. O'Leary also made a Bonso presentation to the RedChip Investor Conference in Scottsdale, Arizona, on November 10, which is archived at www.redchip.com for 60 days for anyone who would like to hear it. RedChip.com, Inc. is the nation's leading source of independent research and information on the small-cap market.

Like the rest of the world, we at Bonso are cautiously looking ahead to restoration of normal business behavior and consumer confidence in the economy, which will have a considerable influence on our objectives for the year. With a credible growth performance thus far both with and without acquisitions, we look forward to the second half of fiscal 2002 with confidence that we are moving in the right direction to meet shareholder expectations.

Best regards,
Bonso Electronics International, Inc.

/s/ Anthony So
-------------------------------------
Anthony So
Chairman, President and Chief Executive Officer


U.S. Contact: George O'Leary (949) 760-9611,  (949) 760-9607 FAX
Hong Kong Contact: Cathy Pang (852) 2605 5822,  (852) 2691 1724 FAX

The statements contained in this letter which are not historical facts are forward-looking statements that involve certain risks and uncertainties including, but not limited to, risks associated with the uncertainty of future financial results, additional financial requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's' filings with the Securities and Exchange Commission.




BONSO ELECTRONICS INTERNATIONAL INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
 (In thousands of United States Dollars, except share data)


                                                         March 31,    September 30,
                                                              2001            2001*
                                                  ----------------------------------
                                                          (audited)
Current assets
    Cash & cash equivalents                                $ 5,322          $ 4,076
    Restricted cash deposits                                 2,874            4,010
    Trade receivables, net                                   3,519            8,737
    Inventories, net                                         5,311            8,165
    Notes receivable                                         1,087               74
    Deferred income tax assets - current                        10               10
    Other receivables, deposits and prepayments                620              805
                                                  ----------------------------------
    Total current assets                                    18,743           25,877
                                                  ----------------------------------

Deposits                                                        71                -

Deferred income tax assets - non current                        87               87

Property, plant and equipment, net                          18,596           19,381

Brand name, net                                                  -            2,649

                                                  ----------------------------------
Total assets                                              $ 37,497         $ 47,994
                                                  ----------------------------------

Liabilities and shareholders' equity
Current liabilities
     Notes payable                                         $ 3,235          $ 6,337
     Accounts payable                                        3,435            3,841
     Accrued charges and deposits                            1,030            3,445
      ncome taxes payable                                       96              (87)
     Short term loans                                        1,087            3,782
     Current portion of long-term debt
      and capital lease obligations                            537              631
                                                  ----------------------------------
     Total current liabilities                               9,420           17,949
                                                  ----------------------------------

Long-term debt and capital lease
        obligations, net of current maturities                 404              368
Redeemable common stock
       - par value $0.003 per share
        issued and outstanding:
        March 31, 2001 - 0
        September 30, 2001 - 180,726                             -              904

Shareholders' equity
     Common stock par value $0.003 per share - authorized shares - 23,333,334 -
      issued and outstanding shares: March 31, 2001 -
          5,496,133, September 30, 2001 - 5,421,133             16               16
     Additional paid-in capital                             21,854           21,255
     Deferred consultancy fee                                 (762)            (572)
     Retained earnings                                       6,928            8,003
     Accumulated other comprehensive income                    236              169
     Common stock held in treasury, at cost                   (599)             (98)
                                                  ----------------------------------
                                                            27,673           28,773
                                                   ----------------------------------
    Total liabilities and shareholders' equity            $ 37,497         $ 47,994
                                                  ----------------------------------


*As restated
 See notes to the unaudited consolidated financial statements.



                                        5



BONSO ELECTRONICS INTERNATIONAL INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands of United States Dollars, except per share data)



                                                       Six month period ended
                                                            September 30,
                                                     -------------------------
                                                         2000             2001


Net sales                                            $ 15,602         $ 26,429
Cost of sales                                         (10,966)         (20,551)
                                                     -------------------------
Gross margin                                            4,636            5,878
Selling expenses                                          213            1,318
Salaries and related costs                              1,170            1,681
Research and development expenses                          78              134
Administration and general expenses                     1,113            1,216
                                                     -------------------------
Income from operations                                  2,062            1,529
Other income                                              304              282
Foreign exchange gains/(losses)                            14              (23)
Interest expenses                                        (222)            (497)
Consultancy fee                                             -             (190)
                                                     -------------------------
Income before income taxes                              2,158            1,101
Income tax expenses                                      (147)             (26)
                                                     -------------------------
Net income                                              2,011            1,075
Other comprehensive income, net of tax:

    Foreign currency translation adjustments                -              (67)
                                                      ------------------------
Comprehensive income                                  $ 2,011          $ 1,008
                                                      ========================

Earnings per share

    Basic                                              $ 0.36           $ 0.19
    Diluted                                            $ 0.35           $ 0.19



See notes to the unaudited consolidated financial statements.

                                       6





BONSO ELECTRONICS INTERNATIONAL INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(In thousands of United States Dollars, except share data)

                                Common stock
                          ------------------------
                                                                                                           Accumulated
                                                                                                                other
                                                                                                           comprehensive
                                                                      Common     Deferred                  income-foreign
                             Shares        Amount    Additional    stock held   consultancy     Retained     currency
                          outstanding   outstanding   Paid-in      at treasury     fee          earnings    adjustments     TOTAL


Balance, March 31, 2001    5,496,133    $       16   $   21,854    $     (599)   $     (762)   $    6,928   $      236    $  27,673
  Comprehensive income          --            --           --            --            --           1,075          (67)       1,008
  Amortization of
  deferred
  consultancy fee               --            --           --            --             190          --           --            190
  Repurchase of
  common stock                  --            --           --             (98)         --            --           --            (98)
  Retirement of
  common stock               (75,000)         --           (599)          599          --            --           --           --

Balance,
September 30, 2001*        5,421,133    $       16   $   21,255    $      (98)   $     (572)   $    8,003   $      169    $  28,773





*As restated



See notes to the unaudited consolidated financial statements.






                                       7





BONSO ELECTRONICS INTERNATIONAL INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of United States Dollars)


                                                                  Six month period ended
                                                                       September 30,
                                                             ------------------------------
                                                               2000                  2001

Cash flows from operating activities
  Net income                                                 $ 2,011                $ 1,075
  Adjustments to reconcile net income
   to net cash provided by operating activities                  811                  2,002
  Changes in assets and liabilities                           (1,537)                   731
                                                             ------------------------------
  Net cash provided by operating activities                    1,285                  3,808
                                                             ------------------------------
Cash flows from investing activities
  Restricted cash  deposits                                      (92)                (1,136)
  Acquisition of fixed assets                                 (3,186)                  (953)
  Acquisition of a subsidiary                                   --                   (2,721)
  Disposal of warehouse and investment                          --                      990
                                                             ------------------------------
  Net cash used in investing activities                       (3,278)                (3,820)
                                                             ------------------------------
Cash flows from financing activities
  Issue of shares on exercise of warants and options             400                   --
  Repurchase of common stock                                    (601)                   (98)
  Net repayment under banking facilities                        (622)                  (572)
  Net advance (repayment) under long-term debt                   612                    (93)
  Capital lease payments                                        (888)                  (471)
                                                             ------------------------------
  Net cash used in financing activities                       (1,099)                (1,234)
                                                             ------------------------------
  Net decrease in cash & cash equivalents                     (3,092)                (1,246)
  Cash & cash equivalents, beginning of period                 7,959                  5,322
                                                             ------------------------------
Cash & cash equivalents, end of period                       $ 4,867                $ 4,076
                                                             ==============================
Supplemental disclosure of cash flow information
  Interest paid                                              $   222                $   497
  Income tax paid, net of refund                             $   104                $   208





See notes to the unaudited consolidated financial statements.



                                              8

BONSO ELECTRONICS INTERNATIONAL INC. AND SUBSIDIARIES
Notes to unaudited consolidated financial statements

1        BASIS OF PRESENTATION

The accompanying consolidated financial information has been prepared by Bonso Electronics International Inc. (the "Company") and its wholly-owned subsidiaries (collectively, the "Group") without audit, in accordance with the instructions to Form 20-F and Rule 10-01 of Regulation S-X for interim financial reporting.

In the opinion of management, the unaudited consolidated financial statements for the interim periods presented reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations as of and for such periods indicated in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been omitted in accordance with the rules and regulations of the SEC for interim financial reporting. These unaudited consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included in the Form 20-F of the Group for the year ended March 31, 2001. Results for the interim periods presented herein are not necessarily indicative of results which may be reported for any other interim period or for the entire fiscal year.

2        PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Group. The results of subsidiaries acquired during the period are included in the consolidated statement of comprehensive income from the effective date of acquisition. All significant intercompany accounts and transactions are eliminated in consolidation.

3        BUSINESS ACQUISITION

Effective May 1, 2001, the Company acquired 100% of the equity of Korona Haushaltswaren GmbH & Co. KG ("KORONA") from Augusta Technologies AG ("Augusta"). KORONA is a German company engaged in the distribution of electronic scales in Europe.

The acquisition was accounted for using the purchase method of accounting. Under purchase accounting, total purchase price has been allocated to the acquired assets and liabilities of KORONA based on management's best estimate of the fair value of assets acquired and the liabilities assumed as of May 1, 2001. Due to legal restrictions on the timing of the transfer of the title of certain assets, the net assets purchased included a warehouse and an investment in a wholly-owned subsidiary of KORONA. As required under the terms of the sales and purchase agreement, in June and July 2001, respectively, Augusta repurchased the investment and the warehouse and investment from KORONA at approximate net book value for cash.

The excess of the purchase price over the fair value of net assets acquired has been allocated to the brand name of KORONA. The brand name is being amortized on a straight-line basis over a 15-year period, the estimated life of the asset.

The total purchase price was approximately $3,634,000 of which the Company paid approximately $2,730,000 in cash, and $904,000 in the Company's common stock, which may be returned to the Company under certain circumstances (see Note 6). Total shares issued of 180,726 were at an assumed offering price of $5.00 per share (the average market price for a total of five days before and after the date of the acquisition). Management believes that the purchase price was determined through arms-length negotiations between the Company and Augusta, which negotiations took into consideration KORONA's business, financial position, operating history and other factors relating to KORONA's business.

The allocation of the purchase price is as follows (in millions):

         Total consideration ................................. $  3.6
         Less:  Fair value of net assets acquired ............   (1.3)
         Less:  Fair value of the brand name..................   (3.0)
         Less:  Cash received for the warehouse
                 and investment...............................   (1.0)
         Plus:   Book value of warehouse and investment.......    1.0
         Plus:   Transaction and closing costs ...............    0.7
                                                               -------
Remaining excess of purchase price over net assets acquired... $  0.0

The following unaudited pro forma consolidated summary of operations presents information of the Group's results as if the acquisition occurred on April 1, 2000:

(In thousands, except share data)


                                                  Six-months ended September 30,
                                                      2000             2001
                                                  ------------------------------

Net sales                                          $   21,510      $    27,377
Net income                                         $      801      $     1,286
Basic earnings per share                           $     0.14      $      0.23
Diluted earnings per share                         $     0.14      $      0.23

Share used in per share calculation:
  Basic                                             5,747,022        5,622,761
  Diluted                                           5,906,605        5,652,093


These pro forma results have been prepared for comparative purposes only. They do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on April 1, 2000 or of future results of operations of the consolidated entities.

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Account Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" effective for fiscal years beginning after December 15, 2001. SFAS No.142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for the purpose of assessing any potential future impairments of goodwill. SFAS No.142 also requires the Group to identify any intangible assets that have indefinite lives and to complete a transitional impairment test on such assets in the first interim period of the fiscal year of adoption.

4        INVENTORIES (In thousands)

(a) The components of inventories are as follows :

                                                   March 31,    September 30,
                                                      2001           2001
                                                   ---------------------------

Raw materials                                           $ 3,612        $ 3,861
Work in progress                                          1,125          2,228
Finished goods                                              913          2,968
                                                   ---------------------------
                                                          5,650          9,057
Inventories reserves                                       (339)          (892)
                                                   ---------------------------
                                                        $ 5,311        $ 8,165
                                                   ===========================

(b) Changes in inventories reserves consist of the following :

                                                   March 31,    September 30,
                                                      2001           2001
                                                   ---------------------------

Balance, beginning of period                              $ 323          $ 339
Additions charged to expense                                210            553
Write-off                                                  (194)             -
                                                   ---------------------------
Balance, end of period                                    $ 339          $ 892
                                                   ===========================


5        EARNINGS PER SHARE (In thousands, except share data)

                                                  Six months ended September 30,
                                                  ------------------------------
                                                        2000          2001
                                                  ------------------------------

Income available to common shareholders             $    2,011     $    1,075

Weighted average shares outstanding                  5,566,296      5,585,233
Incremental shares from assumed exercise of:
 Warrants                                               82,120           --
 Stock options                                          77,463         29,332
                                                    -------------------------
Dilutive potential common shares                       159,583         29,332
                                                    =========================
Dilutive weighted average shares                     5,725,879      5,614,565
                                                    =========================

Basic earnings per share                            $     0.36     $     0.19
Diluted earnings per share                          $     0.35     $     0.19

Earnings per share are computed based on the weighted average number of common shares and, as appropriate, dilutive common stock equivalents outstanding for the period and the related income amount.

6        REDEEMABLE COMMON STOCK

Under the terms of the sales and purchase agreement for the acquisition of KORONA (see Note 3), Augusta has the right to return to the Company the 180,726 shares issued to Augusta as part of the purchase price. Augusta can only exercise this right if the registration statement for these shares has not been declared effective by the United States Securities and Exchange Commission by January 31, 2002, provided that Augusta demands that the Company repurchase the shares on or before March 31, 2002. If Augusta exercises this right the Company would be required to exchange the shares for a promissory note totaling $1,445,808, repayable in nine monthly payments commencing April 1, 2002 and bearing interest at a rate of 8% per annum.

As the Company does not have sole control over the occurrence of events that give rise to Augusta's right to return the shares, these shares should be classified outside of permanent equity until the date of redemption has expired. Accordingly, the Company's balance sheet and statement of changes in shareholders' equity have been restated to reclassify these shares as "redeemable common stock" outside of permanent equity. The redeemable common stock continues to be shown at its fair value at the date of issuance of $903,630 rather than its redemption value of $1,445,808 as the Company had determined as of September 30, 2001 that it was uncertain whether Augusta will exercise this right of return. If the right of return is exercised then the Company will have to accrete up to the redemption amount of $1,445,808. Subsequent to March 31, 2002, if Augusta has not exercised the right of return, the stock will be reclassified as permanent equity.

7        PREFERRED STOCK

On October 10, 2001, the Company's Memorandum and Articles of Association were amended such that the authorized share capital of the Company was increased by $100,000 by the creation of 10,000,000 shares of preferred stock, with par value of $0.01 each, divided into 2,500,000 shares each of class A preferred stock, class B preferred stock, class C preferred stock and class D preferred stock. Shares may be issued within each class from time to time by the Company's board of directors in its sole discretion without the approval of the shareholders with such designations, power, preferences, rights, qualifications, limitation and restrictions as have not yet been fixed in the Company's Memorandum of Association. The Company has not yet issued any shares of preferred stock.

8        CREDIT FACILITIES AND NOTES PAYABLE

Credit facilities of KORONA - Upon the acquisition of KORONA by the Company in May 2001, the Group assumed the general trading and overdraft banking facilities granted by a bank to KORONA in Germany. The total amount available under the facilities is approximately Euro 5.6 million and is secured by standby Letters of Credit issued by the Company of the same amount. The facilities are interest bearing at 8% per annum and subject to renewal in March 2002. Approximately $3 million was outstanding under these facilities at September 30, 2001.

Notes payable - As part of the liabilities purchased upon the acquisition of KORONA, the Group assumed a note payable (the "Note") to Augusta by KORONA. The net book value of the Note was approximately DEM 2.3 million as at the date of acquisition. The Note is guaranteed by the Company and bears interest at a fixed rate of 6% per annum. As required, under the sales and purchase agreement, the Group is repaying the Note in eight equal monthly installments from May to December 2001. Management considers that the carrying value of the Note approximates its fair value because the interest rate reflects current market conditions. The amount outstanding under the Note as of September 30, 2001 was DEM 864,000.

9        SEGMENT INFORMATION (In thousands)

(a) The Group's operations have been classified into three business segments: scales, health care products, telecommunication products. Summarized financial information by business segment for the six-month periods ended September 30, 2000 and September 30, 2001 is as follows:

                                                                   Depreciation
                                             Net     Operating              and        Capital
                                           sales        profit     amortization   expenditures
                                           -----        ------     ------------   ------------


      2001

      Scales and others                  $15,418        $3,133           $  805         $  399
      Health care products                    32             1                -              -
      Telecommunication products          10,979           930              376            218
                                         -------        ------           ------         ------
      Total operating segments            26,429         4,064            1,181            617
      Corporate                                -        (2,535)             107            336
                                         -------        ------           ------         ------
      Group                              $26,429        $1,529           $1,288         $  953
                                         -------        ------           ------         ------

      2000

      Scales and others                  $10,509        $3,433           $  316         $  700
      Health care products                   228            17                -              2
      Telecommunication products           4,865           644              293          1,360
                                         -------        ------           ------         ------
      Total operating segments            15,602         4,094              609          2,062
      Corporate                                -        (2,032)              55          1,124
                                         -------        ------           ------         ------
      Group                              $15,602        $2,062           $  664         $3,186
                                         -------        ------           ------         ------


         Operating profit by segment equals total operating revenues less expenses, which are related to the segment's operating revenues. Operating profit of corporate segment consists principally of salaries and related costs of administrative staff, and administration and general expenses of the Group.


 (b)     Identifiable assets by business segments are as follows:

                                                  March 31,    September 30,
                                                       2001            2001

           Scales                                   $17,542         $29,482
           Health care products                          37              43
           Telecommunication products                 5,728           6,832
                                                    -------         -------
           Total operating segments                  23,307          36,357
           Corporate                                 14,190          11,637
                                                    -------         -------
           Group                                    $37,497         $47,994
                                                    -------         -------

         Identifiable assets by segment are those assets that are used in the operation of that segment. Corporate assets consist principally of cash and cash equivalents, income tax recoverable, deferred income tax assets and other identifiable assets not related specifically to individual segments.

         Identifiable assets by geographical areas are as follows:

                                             March 31,       September 30,
                                                  2001                2001

         Hong Kong                             $17,562             $17,394
         Germany                                     -               9,408
         The PRC                                19,935              21,192
                                               -------             -------
         Total assets                          $37,497             $47,994
                                               -------             -------

   (c) The following is a summary of net export sales by geographical areas constituting 10% or more of total sales of the Group for the six-month periods ended September 30, 2000 and 2001:

                                  September30,         September 30,
                                     2000         %         2001           %


        United Statesof             $5,320        34      $14,187          54
        America
        Germany                      3,198        21        8,997          34
        Others                       7,084        45        3,245          12
                                   -------       ---       -------        ---
                                   $15,602       100      $26,429         100
                                   -------       ---       -------        ---

  (d) The details of sales made to customers constituting 10% or more of total sales of the Group are as follows:

                                                            Six month period ended September 30,
                                                           -------------------------------------

                                            Business        2000        %         2001          %
                                             segment

           Ohaus Corporation                  Scales       $1,779       11        $897          3
           Telson                              Tele-        2,381       15         12           3
             Telecommunication         communication
              and Technology                products
             Company Limited
           Telson Information and              Tele-        2,484       16         13           -
             Communication             communication
             Company Limited                products
           Trisquare                           Tele-          -          -       9,155          35
             Communications            communication
             (Hong Kong) Limited            products
                                                           ------       --      -------         --
                                                           $6,644       42      $10,077         41
                                                           ------       --      -------         --

10       RECENT ACCOUNTING PRONOUNCEMENTS

In 2001, the FASB issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets", SFAS No. 143, "Accounting for Asset Retirement Obligations," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

SFAS No. 141 is effective for business combinations initiated after June 30, 2001 and applies to all business combinations accounted for by the purchase method that are completed after June 30, 2001. This statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations". The most significant changes made by this statement are: 1.) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and 2.) establishing specific criteria for the recognition of intangible assets separately from goodwill.

SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. SFAS No.142 addresses the accounting for goodwill and intangible assets subsequent to their acquisition and requires, among other things, the discontinuance of goodwill amortization (see Note 3).

SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. This statement addresses financial accounting and reporting for obligations and costs associated with the retirement of tangible long-lived assets. It requires that the fair value of an asset retirement obligation be recognized in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the useful life of the related asset.

SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of". It establishes a single accounting model, based on the framework set out in SFAS No. 121, for long-lived assets to be disposed of by sale. It also resolves significant implementation issues related to SFAS No. 121.

The Group is currently assessing the impact that the implementation of the new standards will have on its results of operations and financial position.

11       SUBSEQUENT EVENT

On October 10, 2001, the Company declared a cash dividend of 10 cents per share payable to shareholders of record on December 21, 2001. The total amount payable by the Company as a result of this dividend was approximately $600,000, and the dividend has been distributed to shareholders.

Management Discussion and Analysis of Financial Conditions and Results of Operations
--------------------------------------------------------------------------------

The following Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") should be read in conjunction with the accompanying unaudited consolidated financial statements and condensed notes thereto. This MD&A should also be read in conjunction with the MD&A and audited consolidated financial statements and notes thereto contained in our Annual Report on Form 20-F for the fiscal year ended March 31, 2001.

RESULTS OF OPERATIONS

The Company's sales increased 69% from approximately $15,602,000 for the period ended September 30, 2000, to approximately $26,429,000 for the period ended September 30, 2001, as a result of the contribution from our newly acquired subsidiary KORONA and more sales in telecom products. KORONA brought in USD $6,928,000 sales representing 26% of total sales of the group.

The 87% increase in cost of sales ("COS") is higher than our sales increase, since COS for telecom products and KORONA scales are higher than other scales manufactured by Bonso. The introduction of KORONA COS and the increase in the proportion of telecom products sold resulted in the increase in our COS.

Gross margins decreased from 30% to 22% primarily due to increased sales of lower margin telcom products and products by KORONA.

Selling expenses increased from $213,000 to $1,318,000 as a result of the addition of KORONA's selling expenses, which amounted to approximately $1,060,000 from May 2001 to September 30, 2001.

The 44% increase in Salaries is mainly attributable to inclusion of KORONA's salaries of $397,000. Excluding the effect from KORONA, the increase in salaries was approximately 10% primarily due to an increase in administrative staff to support the diversification in business segments and increased sales.

R&D expenses increased by 72%. This increase was primarily attributable to increased research and development activities for new products, and testing fees incurred for new products.

The Administration & General expenses increased by 9% including $154,000 from KORONA. Ignoring KORONA, the Administration & General expenses decreased 5% primarily as a result of the implementation of tighter controls of administrative expenses despite our increase in sales.

As a result of the above changes, income from operations decreased by 25% from approximately $2,062,000 for the period ended September 30, 2000, to approximately $1,529,000 for the period ended September 30, 2001.

There was a 7% decrease in Other Income. The decrease is mainly due to a decrease in bank interest income and disposals of scrap inventory items.

Foreign exchange rates produced a gain of approximately $14,000 for the period ended September 30, 2000 and a loss of approximately $23,000 for the period ended September 30, 2001. This difference was primarily attributable to the increased strength of the RMB against the U.S. dollar.

Interest expenses increased 123% from approximately $222,000 in the period ended September 30, 2000 to approximately $497,000 for the period ended September 30, 2001. KORONA contributed 23% of this increase, with the other portion of the increase resulting from the Company's increased use of its banking facilities to support the growth in sales.

The Company has entered into an agreement with a third party to provide consulting/advisory services relating to the Company's capital structure and fund-raising activities. The agreement provided for the issuance by the Company to the third party of non-callable warrants to purchase 250,000 shares of the Company's common stock. The fair value of the warrants on the date of issue was USD $1,144,260, based upon the calculation required under FAS 123 to value warrants issued to consultants, and was recognized as consultancy fee in the Consolidated Statements of Income and Comprehensive Income for professional services rendered. The period of service is from July 2000 to January 2003 and a consultancy fee of approximately $191,000 was incurred for the period ended September 30, 2001, relating to warrants that were issued to the consultant.

As a net result of the above changes, Net income decreased from the period ended September 30, 2000 compared to the period ended September 30, 2001 by approximately $936,000.

LIQUIDITY AND CAPITAL RESOURCES

Operating activities provided approximately $3,808,000 of net cash for the six-month period ended September 30, 2001 compared to approximately $1,285,000 of net cash provided for the six-month period ended September 30, 2000. The increase in net cash provided by operating activities was primarily due to the increase in non-cash depreciation and amortization expense related to goodwill and assets from the purchase of KORONA, the amortization of deferred consulting fees and the increase in cash received from short-term notes payable, representing trade payables due to vendors. Cash used in investing activities for the six-month period ended September 30, 2001 increased slightly from the six-month period ended September 30, 2000 due to cash used for the acquisition of KORONA in May 2001. Cash used in financing activities for the six-month period ended September 30, 2001 increased slightly from the six-month period ended September 30, 2000 primarily due to the cash received from the issue of shares on the exercise of warrants and options during the six month period ended September 30, 2000.

Under the terms of the sales and purchase agreement for the acquisition of KORONA, Augusta has the right to return to the Company the 180,726 shares issued to Augusta as part of the purchase price. Augusta can only exercise this right if the registration statement for these shares has not been declared effective by the United States Securities and Exchange Commission by January 31, 2002, provided that Augusta demands that the Company repurchase the shares on or before March 31, 2002. The redeemable common stock continues to be shown at its fair value at the date of issuance of $903,630 rather than its redemption value of $1,445,808 as the Company had determined as of September 30, 2001 that it was uncertain whether Augusta will exercise this right of return. If the right of return is exercised than the Company will have to accrete up to the redemption amount of $1,445,808, and exchange the shares for a promissory note totaling $1,445,808, repayable in nine monthly payments commencing April 1, 2002 and bearing interest at a rate of 8% per annum

The Company has traditionally relied on internally generated funds to meet its working capital requirements and is supplemented by borrowings and trade credits from suppliers. The Company's general banking facilities and trade credits have not significantly changed as of September 30, 2001 from March 31, 2001. As of September 30, 2001 the Company had $4,076,000 in cash and cash equivalents as opposed to $5,322,000 as of March 31, 2001 and working capital at September 30, 2001 was $7,928,000 as compared to $9,263,000 at March 31, 2001.
In the opinion of management, the Company's working capital is sufficient for its present requirements.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                               BONSO ELECTRONICS INTERNATIONAL INC.
                               (Registrant)



Date: February 22, 2002        By:   /s/  Henry F. Schlueter
     ------------------              -------------------------------------------
                                     Henry F. Schlueter, Assistant Secretary

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 20-F

[ ] REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934
                                       OR
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended March 31, 2001

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-17601

                      BONSO ELECTRONICS INTERNATIONAL INC.
             (Exact name of Registrant as specified in its charter)

                             British Virgin Islands
                 (Jurisdiction of incorporation or organization)

                                Unit 1106 - 1110
                                11/F, Star House
                                3 Salisbury Road
                                   Tsimshatsui
                               Kowloon, Hong Kong
                    (Address of principal executive offices)

 Securities registered or to be registered pursuant to Section 12(b) of the Act:

                                      NONE

     Securities registered pursuant to Section 12(g) of the Act:

                          COMMON STOCK, PAR VALUE $.003
                        WARRANTS TO PURCHASE COMMON STOCK

     Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:

                                      NONE

     Indicate the number of outstanding shares of each of the issuer's classes of capital or common stock as of the close of the period covered by the annual report:

     5,496,133 shares of common stock, $0.003 par value, at March 31, 2001.

     Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes [X] No [ ]

     Indicate by check mark which financial statement item the Registrant has elected to follow:

                             Item 17 [ ] Item 18 [X]

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----
PART I

   Item 1.   Identity of Directors, Senior Management and Advisers.............3

   Item 2.   Offer Statistics and Expected Timetable...........................3

   Item 3.   Key Information...................................................4

   Item 4.   Information on the Company.......................................11

   Item 5.   Operating and Financial Review and Prospects.....................19

   Item 6.   Directors, Senior Management and Employees.......................28

   Item 7.   Major Shareholders and Related Party Transactions................35

   Item 8.   Financial Information............................................36

   Item 9.   The Offer and Listing............................................36

   Item 10. Additional Information............................................37

   Item 11. Quantitative and Qualitative Disclosures about Market Risk .......39

   Item 12. Description of Securities Other Than Equity Securities............41

PART II

   Item 13. Defaults, Dividend Arrearages and Delinquencies...................41

   Item 14. Material Modifications to the Rights of Security Holders
                and Use of Proceeds...........................................41

   Item 15. Reserved..........................................................41

   Item 16. Reserved..........................................................41

PART III

   Item 17. Financial Statements..............................................41

   Item 18. Financial Statements..............................................42

   Item 19. Exhibits..........................................................42

SIGNATURES

FORWARD-LOOKING STATEMENTS

     This Annual Report on Form 20-F contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled Risk Factors under Item 3. - Key Information.

Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date of this Report. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should also carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission (the "SEC").

FINANCIAL STATEMENTS AND CURRENCY PRESENTATION

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and publishes its financial statements in United States dollars.

REFERENCES

     As used in this Annual Report, "China" refers to all parts of the People's Republic of China other than the Special Administrative Region of Hong Kong. The term "Company" refers to Bonso Electronics International Inc. and, where the context so requires or suggests, its direct and indirect subsidiaries. References to "dollars" or "$" are to Unites States dollars. "HK$ are to Hong Kong dollars, and references to "RMB" are to Chinese Renminbi



                                     PART I
                                     ------

Item 1. Identity of Directors, Senior Management and Advisors

Not Applicable


Item 2. Offer Statistics and Expected Timetable

Not Applicable

Item 3. Key Information

A.   Selected financial data.


     The selected consolidated financial data set forth below as of March 31, 1997, 1998, 1999, 2000 and 2001 and for each of the three fiscal years in the period ended March 31, 2001 are derived from the audited Consolidated Financial Statements and notes thereto, which are prepared in accordance with generally accepted accounting principles in the United States of America in United States dollars, and which appear elsewhere in this Annual Report. The selected consolidated financial data set forth below as of March 31, 1997, 1998 and 1999, and for each of the two fiscal years in the period ended March 31, 1998 have been derived from the Company's audited consolidated financial statements which do not appear in this Annual Report. The selected consolidated financial data are qualified in their entirety by reference to, and should be read in conjunction with, the Consolidated Financial Statements and related notes and
Item 5 - "Operating and Financial Review and Prospects" included elsewhere in this Annual Report.

                                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                       Year ended March 31,
                                             -----------------------------------------------------------------------
Income Statement Data                            1997           1998           1999           2000           2001
                                             -----------    -----------    -----------    -----------    -----------
                                                  (In thousands of United States dollars, except per share data)
Net sales                                    $    16,989    $    23,716    $    13,046    $    15,380    $    29,567
Cost of sales                                    (12,096)       (17,071)        (8,812)       (11,118)       (22,400)
                                             -----------    -----------    -----------    -----------    -----------
Gross margin                                       4,893          6,645          4,234          4,262          7,167
Selling expenses                                    (433)          (420)          (197)          (261)          (382)
Salaries and related costs                        (1,973)        (1,897)        (1,626)        (1,899)        (2,334)
Research and development expenses                   (122)          (159)          (566)          (186)          (298)
Administration and general expenses               (1,609)        (1,815)        (1,601)        (1,646)        (2,411)
Net gain on liquidation of a joint venture
  company                                            160           --             --             --             --
                                             -----------    -----------    -----------    -----------    -----------
Income from operations                               916          2,354            244            270          1,742
Interest income                                       64             73             63            130            458
Interest expenses                                   (532)          (503)          (445)          (261)          (338)
Less: Interest capitalized                            61             46             25           --             --
                                             -----------    -----------    -----------    -----------    -----------
                                                    (471)          (457)          (420)          (261)          (338)
Foreign exchange (losses)/gains                     (136)            35             38             14             43
Other income                                         102            243             53            192            205
Consultancy fee                                     --             --             --             --             (381)
                                             -----------    -----------    -----------    -----------    -----------
Income/(loss) before income taxes                    475          2,248            (22)           345          1,729
Income tax benefit/(expense)                          72             27             36              3           (125)
                                             -----------    -----------    -----------    -----------    -----------
Net income                                   $       547    $     2,275    $        14    $       348          1,604
                                             -----------    -----------    -----------    -----------    -----------
Earnings per share - Basic                   $      0.19    $      0.80    $    0.0045    $    0.0989    $    0.2882
                   - Diluted                 $      0.19    $      0.73    $    0.0037    $    0.0874    $    0.2824
Weighted average shares                        2,825,949      2,829,448      3,079,219      3,515,690      5,564,536
Diluted weighted average
  Shares                                       2,846,044      3,134,372      3,674,303      3,978,079      5,679,911


                                                            As of March 31,
                                            ---------------------------------------------
Balance Sheet Data                          1997       1998      1999      2000      2001
                                            ----       ----      ----      ----      ----

Working capital                            $ 1,663   $ 3,184   $ 3,316   $12,765   $ 9,323
Total assets                                20,516    20,647    18,660    33,793    37,497
Long-term debt and capital lease
  obligations, net of current maturities       787       243        42       865       404
Deferred income taxes assets                    16        74       112       126        97
Shareholders' equity                        12,142    14,479    14,626    27,022    27,673


Exchange Rate Information

     The Hong Kong dollar and the United States dollar have been fixed at approximately 7.80 Hong Kong dollars to $1.00 since 1983. The Chinese government expressed its intention in the Basic Law to maintain the stability of the Hong Kong currency after the sovereignty of Hong Kong of Hong Kong (the "Basic Law") was transferred to China.

     The noon buying rates in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York were US$1.00 = RMB
8.2770 and US$1.00 = HK$7.7998, respectively, on July 23, 2001. The following table sets forth the high and low noon buying rates between Chinese Renminbi and U.S. dollars and between Hong Kong dollars and U.S. dollars for each month during the six month period ended May 31, 2001:

                                NOON BUYING RATE
                                ----------------

                   RMB PER US$1                                 HK$ PER US$1
                   ------------                                 ------------
                   HIGH     LOW                                 HIGH     LOW
                   ----     ---                                 ----     ---

December 2000      8.2781   8.2768           December 2000      7.8003   7.7963
January 2001       8.2786   8.2764           January 2001       7.8001   7.7993
February 2001      8.2783   8.2763           February 2001      7.8000   7.7990
March 2001         8.2784   8.2768           March 2001         7.8003   7.7994
April 2001         8.2776   8.2767           April 2001         7.8000   7.7983
May 2001           8.2785   8.2709           May 2001           7.8003   7.7991

     The following table sets forth the average noon buying rates between Chinese Renminbi and U.S. dollars and between Hong Kong dollars and U.S. dollars for each of 1996, 1997, 1998, 1999 and 2000, calculated by averaging the noon buying rates on the last day of each month during the relevant year.

                            AVERAGE NOON BUYING RATE
                            ------------------------

                             RMB PER US$1              HK$ PER US$1
                             ------------              ------------

1996                         8.3395                    7.7341
1997                         8.3193                    7.7440
1998                         8.2991                    7.7465
1999                         8.2785                    7.7599
2000                         8.2784                    7.7936

B.   Capitalization and indebtedness.

     Not Applicable

C.   Reasons for the offer and use of proceeds.

     Not Applicable

D.   Risk factors.

Forward-Looking Statements

     Important Factors Related to Forward-Looking Statements and Associated Risks. Any statements in this report, which discuss the Company's expectations, intentions, and strategies for the future, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements may be identified by such words or phrase as "anticipate," "believe," "estimate," "expect," "intend," "project," "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projected" or similar expressions. These statements are based on information available to the Company on the date of this report and the Company assumes no obligation to update them. These forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Several factors could cause future results to differ materially from those expressed in any forward-looking statements in this report including, but not limited to:

o Timely development, market acceptance and warranty performance of new products
o    Impact of competitive products and pricing
o    Continuity of trends
o    Customers' financial condition
o    Continuity of sales to major customers
o Interruptions of suppliers' operations affecting availability of component materials at reasonable prices
o    Potential emergence of rival technologies
o    Success in identifying, financing and integrating acquisition candidates
o    Fluctuations in foreign currency exchange rates
o    Uncertainties of doing business in China and Hong Kong
o Such additional risks and uncertainties as are detailed from time to time in the Company's reports and filings with the SEC.

Political, Legal, Economic and Other Uncertainties of Operations in China and Hong Kong

     Stability of the Hong Kong Dollar. The Hong Kong dollar and the United States dollar have been fixed at approximately 7.80 Hong Kong dollars to $1.00 since 1983. The Chinese government expressed its intention in the Basic Law to maintain the stability of the Hong Kong currency after the sovereignty of Hong Kong was transferred to China. There can be no assurance that this will continue, and the Company could face increased currency risks if the current exchange rate mechanism is changed.

     Internal Political and Other Risks of Manufacturing in China. The Company's manufacturing facility is located in China. As a result, the Company's operations and assets are subject to significant political, economic, legal and other uncertainties. Changes in policies by the Chinese government resulting in changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on imports and sources of supply, import duties, corruption, currency revaluations or the expropriation of private enterprise could materially and adversely affect the Company. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. There can be no assurance that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, that such policies will not be significantly altered from time to time or that business operations in China would not become subject to the risk of nationalization, which could result in the total loss of investment in that country. Following the Chinese government's policy of privatizing many state-owned enterprises, the Chinese government has attempted to augment its revenues through increased tax collection. Continued efforts to increase tax revenues could result in increased taxation expenses being incurred by the Company. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power and water supplies, transportation and communications. If for any reason the Company were required to move its manufacturing operations outside of China, the Company's profitability would be substantially impaired, its competitiveness and market position would be materially jeopardized and there can be no assurance that the Company could continue its operations.

     Uncertain Chinese Legal System and Application of Laws. The legal system of China relating to foreign investments is both new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances. The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. Legislation over the past 20 years has significantly enhanced the protections afforded to various forms of foreign investment in Mainland China. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may not be possible to obtain swift and equitable enforcement of that law.

     Possible Changes and Uncertainties in Economic Policies. As part of its economic reform, China has designated certain areas, including Shenzhen where the Company's manufacturing complex is located, as Special Economic Zones. Foreign enterprises in these areas benefit from greater economic autonomy and more favorable tax treatment than enterprises in other parts of China. Changes in the policies or laws governing Special Economic Zones could have a material adverse effect on the Company. Moreover, economic reforms and growth in China have been more successful in certain provinces than others, and the continuation or increase of such disparities could affect the political or social stability of China.

     MFN Status. China currently enjoys most favored nation ("MFN") trade status, which provides China with the trading privileges generally available to trading partners of the United States. In 2000, China concluded bilateral negotiations of the major terms for its entry into the World Trade Organization ("WTO") with a number of countries, including the United States, and the European Union, and congress voted to make China's trade status permanent when it formally entered the WTO. However, Congress may again consider China's trade status in 2001 and thereafter as a result of the delay in China's entry into WTO. In the past, various interest groups have urged that the United States not renew MFN for China and may do so again before China's entry in the WTO. Even after China joins the WTO, controversies between the United States and China may arise in the future that threaten the status quo involving trade between the United States and China. These controversies could adversely affect our business, by among other things, causing our products in the United States to become more expensive, which could result in a reduction in the demand for our products by customers in the United States. Trade friction between the United States and China, whether or not actually affecting our business, could also adversely affect the prevailing market price of our common shares and warrants.

     Dependence on Single Factory. All of the Company's products are currently manufactured at its manufacturing facility located in Shenzhen, China. The Company does not own the land underlying its factory complex. It occupies the site under an agreement with the local Chinese government pursuant to which the Company is entitled to use the land upon which its factory complex is situated until May 2044. This agreement and the operations of the Company's Shenzhen factory are dependent on the Company's relationship with the local government. The Company's operations and prospects would be materially and adversely affected by the failure of the local government to honor the agreement. In the event of a dispute, enforcement of the agreement could be difficult in China.

     Moreover, fire fighting and disaster relief or assistance in China may not be as developed as in Western countries. The Company currently maintains property damage insurance aggregating approximately $23,000,000 covering its stock in trade, goods and merchandise, furniture and equipment and the buildings. The Company does not maintain business interruption insurance. Investors are cautioned that material damage to, or the loss of, the Company's factory due to fire, severe weather, flood or other act of God or cause, even if insured against, could have a material adverse effect on the Company's financial condition, results of operations, business and prospects.

Risk Factors Relating to the Business of the Company

     Dependence on Major Customers. Three major customers accounted for approximately 34% of the Company's sales in the fiscal year ended March 31, 2000 and four major customers accounted for approximately 44% of its sales during the fiscal year ended March 31, 2001. The loss of any of these major customers could have a material negative impact on the Company's business. See Item 4 - "Information on the Company--Customers and Marketing--Major Customers" and Item 5 - "Operating and Financial Review and Prospects--Overview."

     Dependence on Key Personnel. The Company's future performance will depend to a significant extent upon the efforts and abilities of certain members of senior management as well as upon the Company's ability to attract and retain other qualified personnel. In particular, the Company is largely dependent upon the continued efforts of Mr. Anthony So, the Company's President, Secretary, Treasurer and Chairman of its Board of Directors, and Mr. Kim Wah Chung, Director of Engineering and Research and Development. To the extent that the services of Mr. So or Mr. Chung would be unavailable to the Company, the Company would be required to obtain other personnel to perform the duties that they otherwise would perform. There can be no assurance that the Company would be able to employ another qualified person or persons, with the appropriate background and expertise, to replace Mr. So or Mr. Chung on terms suitable to the Company. See Item 6 - "Directors, Senior Management and Employees."

     Competition. The Company's business is in an industry that is highly competitive, and many of its competitors, both local and international, have substantially greater technical, financial and marketing resources than the Company. See Item 4 - "Information on the Company--Competition."

     Need for Qualified Employees. The success of the Company is dependent on its ability to attract and retain qualified technical, marketing and production personnel. The Company will have to compete with other larger companies for such personnel, and there can be no assurance that the Company will be able to attract or retain such qualified personnel.

     Control by Founder. At May 31, 2001, Mr. Anthony So, the founder and President of the Company, beneficially owned approximately 32.47% of the Company's common stock or 29.02% based upon the shares outstanding and the shares that he owns or controls without taking into account any shares that may be acquired upon exercise of his options. Due to his stock ownership, Mr. So may be in a position to elect the Board of Directors and, therefore, to control the business and affairs of the Company including certain significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of the Company's securities. See Item 7 - "Major Shareholders and Related Party Transactions."

     Potential Fluctuations in Operating Results. The Company's quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect net sales, gross profit and profitability. This could result from any one or a combination of factors, many of which are beyond the control of the Company. Results of operations in any period should not be considered indicative of results to be expected in any future period, and fluctuations in operating results may also result in fluctuations in the market price of the Company's common stock.

     Future Sales of Restricted Shares Into the Public Market Could Depress the Market Price of the Common Stock. Approximately 3,123,577 outstanding shares of the Company's common stock are restricted securities as that term is defined in Rule 144 under the Securities Act. Although the Securities Act and Rule 144 place certain prohibitions on the sale of restricted securities, they may be sold into the public market under certain conditions. Further, the Company has outstanding options and restricted warrants to purchase 1,771,201 shares of common stock and have reserved an additional 760,300 shares for issuance upon exercise of stock options which may be granted in the future under the Company's existing stock option plans. It is possible that, when permitted, the sale to the public of these shares, or shares acquired upon exercise of the options, could have a depressing effect on the price of the common stock. Further, future sales of these shares and the exercise of these options could adversely affect the Company's ability to raise capital in the future.

     The Market Price of the Company's Common Stock Fluctuates . The markets for equity securities have been volatile and the price of the Company's common stock has been and could continue to be subject to wide fluctuations in response to quarter to quarter variations in operating results, news announcements, trading volume, sales of common stock by officers, directors and principal shareholders, general market trends and other factors.

     Warrantholders May Not be Able to Sell Their Shares of Common Stock for What They Paid for Them. The exercise price of the Company's outstanding warrants has been arbitrarily determined by the Company and does not necessarily bear any relationship to the Company's assets, operating results, book value or shareholders' equity or any other statistical criterion of value. The exercise price of the warrants should not under any circumstances be regarded as an indication of any future market price of the Company's common stock.

     Warrantholders May Not Be Able to Exercise Their Warrants. Exercise of the Company's outstanding warrants is subject to the Company either maintaining the effectiveness of its registration statement, or filing an effective registration statement with the and complying with the appropriate state securities laws. No assurance can be given that at the time a warrant holder seeks to exercise the right to purchase the Company's common stock an effective registration statement will in fact be in effect or that the Company will have complied with all appropriate state securities laws.

     Shareholders Who Do Not Exercise Their Warrants Would Be Diluted By the Exercise of Other Warrants. The Company's current shareholders who hold warrants will have their percentage of ownership in the Company diluted if they choose to let their warrants expire and other warrant holders choose to exercise their warrants.

     Redemption of the Warrants. The warrants are redeemable by the Company at any time at $0.01 per warrant upon 30 days' notice if the public trading price of the common stock equals or exceeds 110% of the then-current exercise price of the warrants for 20 trading days within the preceding 30 trading days. If the Company calls the warrants for redemption, the holders of the warrants must either (i) exercise the warrants and pay the exercise price at a time when it may be disadvantageous for them to do so; (ii) sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or
(iii) accept the nominal redemption price, which is likely to be substantially less than the market value of the warrants. No assurance can be given that at the time of redemption an effective registration statement will be in effect or that the Company will have complied with all appropriate state securities laws so that a warrant holder will be able to exercise his warrants rather than accepting the $0.01 per warrant redemption price.

Certain Legal Consequences of Foreign Incorporation and Operations

     Enforceability of Civil Liabilities. The Company is a holding corporation organized as an International Business Company under the laws of the British Virgin Islands and its principal operating subsidiary is organized under the laws of Hong Kong, where the Company's principal executive offices are also located. Outside the United States, it may be difficult for investors to enforce judgments against the Company obtained in the United States in actions brought against the Company, including actions predicated upon civil liability provisions of federal securities laws. In addition, most of the Company's officers and directors reside outside the United States and the assets of these persons and of the Company are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against the Company or such persons judgments predicated upon the liability provisions of U.S. securities laws. The Company has been advised by its Hong Kong counsel and its British Virgin Islands counsel that there is substantial doubt as to the enforceability against the Company or any of its directors or officers located outside the United States in original actions or in actions for enforcement of judgments of U.S. courts of liabilities predicated solely on the civil liability provisions of federal securities laws.

     Certain Legal Consequences of Incorporation in the British Virgin Islands. The Company is organized under the laws of the British Virgin Islands. Principles of law relating to matters affecting the validity of corporate procedures, the fiduciary duties of the Company's management, directors and controlling shareholders and the rights of the Company's shareholders differ from, and may not be as protective of shareholders as, those that would apply if the Company were incorporated in a jurisdiction within the United States. Directors of the Company have the power to take certain actions without shareholder approval, including an amendment of the Company's Memorandum or Articles of Association and certain fundamental corporate transactions, including reorganizations, certain mergers or consolidations and the sale or transfer of assets. In addition, there is doubt that the courts of the British Virgin Islands would enforce liabilities predicated upon U.S. securities laws.

     Exemptions under the Exchange Act as a Foreign Private Issuer. The Company is a foreign private issuer within the meaning of rules promulgated under the Exchange Act. As such, and though its common stock is registered under Section 12(g) of the Exchange Act, it is exempt from certain provisions of the Exchange Act applicable to United States public companies including: the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect to a security registered under the Exchange Act and the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any short-swing trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer's equity securities within six months or less). Because of the exemptions under the Exchange Act applicable to foreign private issuers, shareholders of the Company are not afforded the same protections or information generally available to investors in public companies organized in the United States.


Item 4. Information on the Company

A.   History and Development of the Company.

     Bonso Electronics International, Inc. designs, develops, produces and sells electronic sensor-based and wireless products for private label Original Equipment Manufacturers (individually "OEM" or collectively "OEMS"). The Company was formed on August 8, 1988 as a limited liability International Business Company under the laws of the British Virgin Islands under the name "Golden Virtue Ltd." On September 14, 1988, the Company changed its name to Bonso Electronics International, Inc. The Company operates under International Business Companies Ordinance, 1984, of the British Virgin Islands.

     As part of its ongoing expansion of the sensor-based product business, effective as of May 1, 2001 the Company acquired Korona Haushaltswaren GmbH & Co. KG , ("Korona"), a wholly-owned subsidiary of Augusta Technologie AG ("Augusta"), Frankfurt am Main, Germany, for approximately $3,634,000 subject to closing adjustments.. The Company paid approximately $2,730,000 in cash and 180,726 shares of the Company's common stock valued at approximately $904,000 on the date of the sale. Korona had year 2000 sales of approximately $16 million. Korona markets consumer scale products throughout Europe to retail merchandisers and distributors. These products feature contemporary designs using the latest materials and attractive packaging. The Company has manufactured a portion of Korona's product line under an OEM agreement since 2000 and is very familiar with Korona's stature in Europe and its potential for wider global distribution.

     The purchase price was determined through arms-length negotiations between the Company and Augusta, which negotiations took into consideration Korona's business, financial position, operating history, products, intellectual property and other factors relating to Korona's business.

     There are no material relationships between the Company and Augusta.

     The Company's corporate administrative matters are conducted through its registered agent, HWR Services Limited, P.O. Box 71, Road Town, Tortola, British Virgin Islands. The Company's principal executive offices are located at Unit 1106 - 1110, Star House, 3 Salisbury Road, Tsimshatsui, Kowloon, Hong Kong. Its telephone number is 852-2605-5822, its facsimile number is 852-2691-1724, its e-mail address is info@bonso.com and its website is www.bonso.com. The Company's registered agent in the United States is Henry F. Schlueter, Esq., 1050 Seventeenth Street, Suite 1700, Denver, Colorado 80265.

B.   Business overview.

     Bonso Electronics International, Inc. designs, develops, produces and sells electronic sensor-based and wireless products. The Company has manufactured all of its products in China since 1989 in order to take advantage of the lower overhead costs and competitive labor rates available there. The location of the Company's factory in Shenzhen, China, only about 50 miles from Hong Kong, permits the Company to easily manage manufacturing operations from Hong Kong, and facilitates transportation of the Company's products out of China through the port of Hong Kong.


Products

     The Company's sensor-based scale products are comprised of bathroom, kitchen, office, jewelry, laboratory, postal and industrial scales that are used in consumer, commercial and industrial applications. These products accounted for 79% of revenue for the fiscal year ended March 31, 1999, 82% for 2000 and 65% for 2001.

     The Company's sensor-based health care products are comprised primarily of thermometers and blood pressure meters used by consumers. These products accounted for 15% of revenue for the fiscal year ended March 31, 1999, 8% for 2000 and 2% for 2001.

     The Company's wireless telecommunications products are primarily comprised of two-way radios, global positioning systems ("GPS"), and cordless telephones that are used in consumer and commercial applications. These products accounted for 5% of revenue for the fiscal year ended March 31, 2000 and 29% for 2001.

     The Company also receives revenue from customer-funded research and development for products subsequently produced and sold to them, the sale of semi-completed units, other electronic consumer products, such as pedometers and chronographs, and the sale of spare parts for repair work by its customers and from repair work performed by the Company for its customers. These revenues accounted for approximately 6% of net sales for the fiscal year ended March 31, 1999, 5% for 2000 and 4% for 2001.

     The following table sets forth the percentage of net sales of each of the product lines mentioned above, for the fiscal years ended March 31, 1999, 2000, and 2001.

                                                 Year ended March 31,
                                       ---------------------------------------
Product Line                           1999             2000              2001
------------                           ----             ----              ----

Scales                                  79%              82%               65%
Healthcare products                     15                8                 2
Telecommunications products              0                5                29
Other products and services              6                5                 4
                                       ---------------------------------------

Total                                  100%             100%              100%
                                       =======================================

Customers and Marketing

     The Company sells its products primarily in the United States and Europe. Customers for the Company's products are primarily OEMs, which market the products under their own brand names.

     Net export sales to customers by geographic area consisted of the following for each of the three years ended March 31, 1999, 2000 and 2001.

                                    Year ended March 31,
               -----------------------------------------------------------------
                        1999                  2000                  2001
-------------- ---------------------- -------------------- ---------------------
North America   $  5,597,402    43%   $  7,339,473   48%    $13,531,782    46%
-------------- ---------------------- -------------------- ---------------------
Europe          $  6,248,263    48%   $  6,330,064   41%    $14,160,371    48%
-------------- ---------------------- -------------------- ---------------------
Asia            $  1,041,377     8%   $  1,568,635   10%    $ 1,538,650     5%
-------------- ---------------------- -------------------- ---------------------
Others          $    159,223     1%   $    142,114    1%    $   335,877     1%
-------------- ---------------------- -------------------- ---------------------
Total           $ 13,046,265   100%   $ 15,830,286  100%    $29,566,680   100%
-------------- ---------------------- -------------------- ---------------------

     The Company maintains a marketing team of five people in Hong Kong. The Company markets its products primarily through the use of its Web page, advertising in trade publications such as Hong Kong Enterprise and the use of direct mail catalogues and product literature. In addition, the Company's marketing team contacts existing and potential customers by telephone, mail, facsimile and in person.

     A list of customers representing over 10% of the Company's sales for any of the prior three fiscal years follows:

         Percent of Company's Sales - Year ended March 31,

------------------------------------- ---------- --------- ---------
Electronics Sensor Customer              1999      2000      2001
------------------------------------- ---------- --------- ---------
Ohaus Corporation (USA)                   2%        11%       10%
------------------------------------- ---------- --------- ---------
Gram Precision (Canada)                   1%         7%       10%
------------------------------------- ---------- --------- ---------
Gottl Kern & Sohn Gmbh (Germany)          7%        11%        8%
------------------------------------- ---------- --------- ---------
Werner Dorsch Gmbh & Co. (Germany)       15%        12%        6%
------------------------------------- ---------- --------- ---------
Pitney Bowes, Inc. (USA)                 15%         7%        1%
------------------------------------- ---------- --------- ---------
Globaltec Corporation (USA)              11%         2%        1%
------------------------------------- ---------- --------- ---------
Omron Health Care                        10%         6%        1%
(USA)
------------------------------------- ---------- --------- ---------

            Percent of Company's Sales - Year ended March 31,

-------------------------------------- ------------ ------------ ------------
Telecommunications Customers               1999         2000         2001
-------------------------------------- ------------ ------------ ------------
Telson Information & Communications         0%           3%          12%
Co., Ltd. (Korea)
-------------------------------------- ------------ ------------ ------------
Telson Telecommunication Technology         0%          2.0%         12%
Co., Ltd. (Korea)
-------------------------------------- ------------ ------------ ------------

     Sales of the Company's products to OEM's accounted for approximately 87% of the Company's total net sales in the year ended March 31, 1999, 95% in the year ended March 31, 2000 and 97% in the year ended March 31, 2001.

Component Parts and Suppliers

     The Company purchases over 1,000 different component parts from more than 100 major suppliers and is not dependent upon any single supplier for key components. The Company purchases components for its products primarily from suppliers in Japan, Taiwan, South Korea, Hong Kong and the PRC. The Company has not experienced and management does not expect to experience any difficulty in obtaining needed component parts for its products.

Quality Control

     On March 14, 2001 the Company received its ISO 9001: 2000 certification from Det Norske Veritas Certification B.V., the Netherlands. The ISO 9001: 2000 certification was awarded to the Company's subsidiary, Bonso Electronics Ltd. ("BEL") and to BEL's subsidiary Bonso Electronics (Shenzhen) Company Limited, the manufacturing plant.

     These two subsidiaries first received the ISO 9001: 1994 certification on March 29, 1995 and have maintained this certification since that time. The new ISO 9001: 2000 version was first launched on December 15, 2000. The two subsidiaries are among the earliest recipients of this certification in Hong Kong and the Peoples Republic of China.

Patents, Licenses, Trademarks, Franchises, Concessions and Royalty Agreements

     The Company has no patents, licenses, franchises, concessions or royalty agreements that are material to its business. The Company has obtained a trademark registration in Hong Kong and China for the marks BONSO and MODUS in connection with certain electronic apparatus. Also, the Company has acquired the trademark registration rights to the KORONA mark for 16 European countries and has applied for a registration in the U. S.

Product Research and Development/Competition

     The major responsibility of the product design, research and development personnel is to develop and produce designs to the satisfaction of and in accordance with the specifications provided by the OEMs. Management believes its engineering and product development capabilities are important to the future success of the Company's business. Some of the Company's product design, research, and development activities are customer funded and are under agreements with specific customers for specific products. The Company has successfully lowered its costs for its research and development team by moving most research and development activities to its facility in China and principally employing Chinese engineers and technicians at costs that are substantially lower than that would be required in Hong Kong.

     Both the electronic sensor-based and wireless products are highly competitive. Competition is primarily based upon unit price, product quality, reliability, product features and management's reputation for integrity. Accordingly, reliance is placed on research and development of new products, line extensions and technological, quality and other continuous product improvement. There can be no assurance that the Company will enjoy the same degree of success in these efforts in the future. Research and development expenses, net of customer funding, aggregated $566,000 for 1999, $186,000 for 2000 and $298,000 for 2001.

Seasonality

     The first calendar quarter of each year is typically the slowest sales period as the Company's manufacturing facilities in China are closed for two weeks for Chinese New Year holidays to permit employees to travel to their homes in China. Throughout the remainder of the year, the Company's products do not appear to be subject to significant seasonal variation.

     Employee incentive compensation is conditioned on the employee's return to work following the Chinese New Year and is paid to employees following the reopening of the factory after the holidays. Management believes that this method has resulted in lower employee turnover than might otherwise have occurred.

Government Regulation

     In the United States, the Medical Device Amendments of 1976 to the federal Food, Drug and Cosmetic Act and the regulations issued or proposed thereunder provide for regulation by the Food and Drug Administration (the "FDA") of the marketing, manufacturing, labeling, packaging and distribution of medical devices.

     The only products of the Company that are subject to material government regulation are its electronic thermometers and electronic blood pressure meters, which are subject to qualifying procedures with the FDA. The qualifying procedures set forth by the FDA for pre-market approval with respect to the electronic thermometers and blood pressure meters have been satisfied. There are also certain requirements of other federal laws and of state, local and foreign governments that may apply to the manufacture and marketing of the Company's health care products.

     In the European Union, Medical Devices Approval is required for the sale of the Company's electronic thermometers and blood pressure meters. The Company has obtained Medical Devices Approval for its electronic thermometers. An OEM is currently seeking Medical Devices Approval, on behalf of the Company, for the Company's blood pressure meters. Management can not make any assurances when, or if, such approval will be granted.

     Certain of the Company's manufacturing processes require the use of quantities of chemicals identified by the Environmental Protection Agency as hazardous. The Company uses its best efforts to handle, store, and dispose of these materials in a safe and environmentally sound manner, in accordance with federal, state and local regulations.

Foreign Operations

     The Chinese government has continued to pursue economic reforms hospitable to foreign investment and free enterprise, although the continuation and success of these efforts is not assured. The Company's operations could be adversely affected by changes in Chinese laws and regulation, including those relating to taxation and currency exchange controls, by the imposition of economic austerity measures intended to reduce inflation, and by social and political unrest. The United States has considered revoking China's MFN tariff status in connection with controversies over the protection of human rights and intellectual property rights, among other things. The loss of MFN tariff status could adversely affect the cost of goods imported into the United States. Additionally, if China does not join the WTO, the Company may not benefit from the lower tariffs and other privileges enjoyed by competitors located in countries that are members of the WTO.

     Sovereignty over Hong Kong reverted to China on July 1, 1997. The 1984 Sino-British Joint Declaration, the 1990 Basic Law of Hong Kong, the 1992 United States-Hong Kong Policy Act and other agreements provide some indication of the business climate the Company believes will continue to exist in Hong Kong after this change in sovereignty. Hong Kong remains a Special Administrative Region ("SAR") of China, with certain autonomies from the Chinese government. Hong Kong is a full member of the WTO. It has separate customs territory from China, with separate tariff rates and export control procedures. It has a separate intellectual property registration system. The Hong Kong dollar is legal tender in the SAR, freely convertible and not subject to foreign currency exchange controls by China. The SAR government has sole responsibility for tax policies, though the Chinese government must approve the SAR's budgets. Notwithstanding the provisions of these international agreements, the continued stability of political, legal, economic or other conditions in Hong Kong cannot be assured. No treaty exists between Hong Kong and the United States providing for the reciprocal enforcement of foreign judgements. Accordingly, Hong Kong courts might not enforce judgements predicated on the federal securities laws of the United States, whether arising from actions brought in the United States or, if permitted, in Hong Kong.

     Generally, the Company's revenues are all priced in United States dollars and its costs and expenses are priced in United States dollars, Hong Kong dollars and Chinese renminbi. Accordingly, the competitiveness of the Company's products relative to locally produced products may be affected by the performance of the United States dollar compared with that of its foreign customers' currencies. Fluctuations in the value of the Hong Kong dollar have not been significant since October 17, 1983, when the Hong Kong government pegged the value of the Hong Kong dollar to that of the United States dollar.

However, there can be no assurance that the value of the Hong Kong dollar will continue to be tied to that of the United States dollar. The value of the Chinese renminbi has been fairly stable for the last few years and it is unlikely that there will be material fluctuation in the coming years. However, there can be no assurance that these currencies will remain stable or will fluctuate to the Company's benefit. To manage its exposure to these risks, the Company may, though to date it has not, purchase currency exchange forward contracts, currency options or other derivative instruments, provided such instruments can be obtained at suitable prices.

o    Organizational structure.

     The Company has one wholly-owned subsidiary - Bonso Electronics Limited ("Bonso Electronics"). Bonso Electronics, which was organized under the laws of Hong Kong, is responsible for the design, development, manufacture and sale of the Company's products.

     Bonso Electronics has one active Hong Kong subsidiary - Bonso Investment Limited ("BIL"). BIL, which was organized under the laws of Hong Kong, has been used to acquire and hold the Company's real estate investments in Hong Kong and China.

     Bonso Electronics also has one active PRC subsidiary - Bonso Electronics (Shenzhen) Company Limited, which is organized under the laws of the PRC, and is used to manufacture all of the Company's products.

D.   Property, plants and equipment.

British Virgin Islands

     The offices of the Company are located at Cragmuir Chambers, Road Town, Tortola, British Virgin Islands. Only corporate administrative matters are conducted at such offices, through the Company's registered agent, HWR Services Limited.

Hong Kong

     In July 2000, the Company purchased approximately 5,000 square feet of office space located at Unit 1106 - 1110, Star House, 3 Salisbury Road, Tsimshatsui, Kowloon, Hong Kong, from an unaffiliated third party. This facility is used as the Company's principal executive office. The total purchase price for the property was approximately $1,813,000.

     The Company owns approximately 9,185 square feet in the 8th floor of the Universal Industrial Centre, 23-25 Shan Mei Street, Fo Tan, Shatin, New Territories, Hong Kong. This facility, which previously housed the Company's principal office, now is used exclusively as warehouse space. The Company purchased the property from an unaffiliated third party in May 1999 for approximately $743,590.

     The Company owns a residential property in Hong Kong, which is located at Savanna Garden, House No. 27, Tai Po, New Territories, Hong Kong. House No. 27 consists of approximately 2,475 square feet plus a 177 square foot terrace and a 2,308 square foot garden area. The use of House No. 27 is provided to Mr. Anthony So as part of his compensation. See Item 7 - "Major Shareholders and Related Party Transactions -- Related party transactions."

China

     The Company's existing factory in China is located at Shenzhen in the DaYang Synthetical Development District, close to the border between Hong Kong and China. This factory consists of three factory buildings, which contain approximately 245,000 square feet, three workers' quarters, containing approximately 155,000 square feet, a canteen and recreation center of approximately 25,500 square feet, an office building, consisting of approximately 25,500 square feet, and staff quarters for the Company's supervisory employees, consisting of approximately 35,000 square feet, for a total of approximately 486,000 square feet.

     All of the facilities noted above, except one factory building and one dormitory, wholly-owned by the Company. These wholly-owned facilities were initially used by the Company pursuant to a Contract on the Use of Land and Supply of Workers with Shenzhen Baoan Fuan Industrial Company; however, in May 2000 the PRC granted title to the land on which these buildings are situated to the Company. Prior to being granted title, the Contract on the Use of Land and Supply of Workers provided that the Company could use approximately 269,000 square feet of land for a period of 50 years, commencing May 10, 1994. To obtain the land lease, the Company paid $1,810,344 plus a monthly management fee in the amount of $2,750. The Company used part of the proceeds of a $1,500,000 loan it received in July 1994 to pay a portion of the initial acquisition cost; the balance of the initial acquisition cost was paid out of the net proceeds of a public offering of the Company's securities conducted in December 1994. In April 2000, the Company increased its production capacity by leasing a third factory building and a third workers' dormitory.

     The Company also owns four residential properties described as follows:

     o Lijingge Court, Unit F, 15th Floor, Hai Li Building, Shenzhen, China, consisting of approximately 1,000 square feet.

     o The 12th floor, Yuk Yui Court, Gui Hua Garden, Shenzhen Bay, China, consisting of approximately 1,125 square feet.

     o Lakeview Mansion, B-20C, Hujinju Building No. 63, Xinan Road, Boacheng Baoan Shenzhen, China, consisting of approximately1,591 square feet.

     o Lakeview Mansion, B-11B, Hujinju Building No. 63, Xinan Road, Boacheng Baoan Shenzhen, China, consisting of approximately 1,335 square feet.

     The property in the Hai Li Building is rented to an unaffiliated third party for RMB 4,000 per month (approximately $483) and the property at Yuk Yui Court is rented to an unaffiliated third party for RMB 2,900 per month (approximately $350). The Lakeview Mansion properties are utilized by directors when they require accommodations in China.

     The Company also owns two office units in Beijing, namely, Units 12 and 13 on the 3rd floor, Block A of Sunshine Plaza in Beijing, China. Unit 12 consists of 1,102 square feet and Unit 13 consists of 1,860 square feet. Both Units are rented to unaffiliated third parties for an aggregate monthly rental of RMB 21,000, or approximately $2,537.

Adequacy of Facilities

     Management believes that the Company's manufacturing complex, including its newly leased space, will be adequate for its reasonably foreseeable needs.


Item 5. Operating and Financial Review and Prospects

     This section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under Item 3 - "Key Information -- Risk factors." The following discussion and analysis should be read in conjunction with Item 3 - "Key Information -- Selected financial data" and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Annual Report.

Overview

     The Company derives its revenues principally from the sale of sensor-based and wireless products manufactured by it in China. For the fiscal year ended March 31, 1999, the Company had net sales of approximately $13,046,000 and net income of approximately $14,000. In the fiscal year ended March 31, 2000, net sales increased to approximately $15,380,000 and net income also increased to approximately $348,000. In the fiscal year ended March 31, 2001, net sales increased to approximately $29,567,000 and net income increased to approximately $1,604,000.

     The Company was operating at full capacity in its prior manufacturing facility and, in January 1997, it moved its manufacturing operations to a new facility, which approximately tripled the Company's manufacturing capacity. In April 2000, the Company leased an additional 90,000 square feet of space on land adjacent to that facility. Management believes that the Company will be able to increase sales to take advantage of its increased manufacturing capacity and improve margins and financial performance. Increased revenue and net income in future periods will depend on the Company's ability to (i) strengthen its customer base by enhancing and diversifying its products; (ii) increase the number of its customers; (iii) expand into additional markets; (iv) maintain or increase sales of its products to existing customers; (v) increase production; and (vi) control all of its costs. Although labor costs are increasing in China, the Company's labor costs continue to represent a relatively small percentage of its total production costs. Management believes that increased labor costs in China will not have a significant effect on its total production costs or results of operations, and that the Company will be able to continue to increase its production at its manufacturing facility without substantially increasing its non-production salaries and related costs. In addition, the Company has not experienced significant difficulties in obtaining raw materials for its products, and management does not anticipate any such difficulties in the foreseeable future.

A.  Operating results

     The following table sets forth selected income data as a percentage of net sales for the periods indicated.

                                                    Year ended March 31,
                                                ---------------------------
         Income Statement Data                    1999      2000      2001
                                                -------   -------   -------
     Net sales                                    100.0%    100.0%    100.0%
     Cost of sales                                (67.5)    (72.3)    (75.8)
                                                -------   -------   -------
     Gross margin                                  32.5      27.7      24.2
     Selling expenses                              (1.5)     (1.7)     (1.3)
     Salaries and related costs                   (12.5)    (12.3)     (7.9)
     Research and development expenses             (4.3)     (1.2)     (1.0)
     Administration and general expenses          (12.3)    (10.7)     (8.1)
                                                -------   -------   -------
     Income from operations                         1.9       1.8       5.9
     Interest income                                0.4       0.8       1.5
     Interest expense                              (3.4)     (1.7)     (1.1)
     Less: Interest capitalized                     0.2       --        --
                                                -------   -------   -------
                                                   (3.2)     (1.7)     (1.1)
     Foreign exchange gains                         0.3       0.1       0.1
     Other income                                   0.4       1.2       0.7
     Consultancy fee                                --        --       (1.3)
                                                -------   -------   -------
     Income/(loss) before income taxes             (0.2)      2.2       5.8
     Income tax benefit/(expense)                   0.3       --       (0.4)
                                                -------   -------   -------
     Net income                                     0.1%      2.2%      5.4%
                                                =======   =======   =======


Fiscal year ended March 31, 2001 compared to fiscal year ended March 31, 2000

     Net Sales. The Company's sales increased 92% from approximately $15,380,000 for the fiscal year ended March 31, 2000, to approximately $29,567,000 for the fiscal year ended March 31, 2001, primarily as a result of entering into the new wireless telecommunications business during fiscal year ended March 31, 2000. The full year's effect of the sales has contributed an increase in sales of approximately $7,978,000. In addition, various new and existing customers for electronic sensor-based products have increased their orders resulting in an increase of net sales by 52% in this product segment.

     Gross Margin. Gross margin decreased from 27.7% to 24.2% primarily due to the write-off of approximately $570,000 in inventory and the increased depreciation charges of approximately $721,000 for newly acquired machinery during the year.

     Selling Expenses. Selling expenses increased by 46% from approximately $261,000 for the fiscal year ended March 31, 2000 to approximately $382,000 for the fiscal year ended March 31, 2001. This increase was attributable primarily to increases in freight charges.

     Salaries and Related Costs. Salaries and related costs increased by 23% from approximately $1,899,000 for the fiscal year ended March 31, 2000 to approximately $2,334,000 for the fiscal year ended March 31, 2001. This increase was primarily due to increases in administrative staff to support the diversification in business segments and increased sales.

     Research and Development. Research and development expenses increased 60% from approximately $186,000 during the fiscal year ended March 31, 2000 to approximately $298,000 for the fiscal year ended March 31, 2001. Research and development costs increased due to development work on the Company's telecommunications products.

     Administration and General Expenses. Administration and general expenses increased by 46% from approximately $1,646,000 for the fiscal year ended March 31, 2000 to approximately $2,411,000 for the fiscal year ended March 31, 2001. This increase was primarily due to increased in trading activities and the related increase in administrative overhead to support the higher sales.

     Income from Operations. As a net result of the above changes, income from operations increased by 545% from approximately $270,000 for the fiscal year ended March 31, 2000 to approximately $1,742,000 for the fiscal year ended March 31, 2001.

     Other Income. Other income increased 7% from approximately $192,000 for the fiscal year ended March 31, 2000 to approximately $205,000 for the fiscal year ended March 31, 2001. This small increase was primarily a result of increased scrap sales.

     Foreign Exchange Losses/Gains. Foreign exchange rates produced a gain of approximately $14,000 for the fiscal year ended March 31, 2000 and a gain of approximately $43,000 for the fiscal year ended March 31, 2001. This difference was primarily attributable to the pegged exchange rate and the actual transaction rate.

     Interest Income. Interest income increased by 252% from approximately $130,000 in the fiscal year ended March 31, 2000 to approximately $458,000 in the fiscal year ended March 31, 2001, because of an increase in funds available to earn interest resulting from the exercise of warrants in early 2000.

     Interest Expenses. Interest expenses increased 30% from approximately $261,000 in the fiscal year ended March 31, 2000 to approximately $338,000 for the fiscal year ended March 31, 2001. The increase resulted from the Company's increased use of its banking facilities to support the growth in sales.

     Consultancy Fee. The Company has entered into an agreement with a third party to provide consulting/advisory services relating to the Company's capital structure and fund-raising activities. The period of services is from July 2000 to January 2003 and a consultancy fee of approximately $381,000 was incurred for the fiscal year ended March 31, 2001, relating to warrants that were issued to the consultant.

     Net Income. As a net result of the above changes, Net income increased from the fiscal year ended March 31, 2000 compared to the fiscal year ended March 31, 2001 by approximately $1,256,000.

Fiscal year ended March 31, 2000 compared to fiscal year ended March 31, 1999

     Net Sales. The Company's sales increased 17.9% from approximately $13,046,000 for the fiscal year ended March 31, 1999, to approximately $15,380,000 for the fiscal year ended March 31, 2000, primarily as a result of increased orders from various existing and new customers.

     Gross Margin. Gross margin decreased from 32.5% to 27.7% primarily due to the startup costs associated with telecommunications contracts that were expensed.

     Selling Expenses. Selling expenses increased by 32.5% from approximately $197,000 for the fiscal year ended March 31, 1999 to approximately $261,000 for the fiscal year ended March 31, 2000. This increase was attributable primarily to the increase in sales.

     Salaries and Related Costs. Salaries and related costs increased by 16.8% from approximately $1,626,000 for the fiscal year ended March 31, 1999 to approximately $1,899,000 for the fiscal year ended March 31, 2000. This increase was primarily due to increases in administrative staff to support the diversification in business segments.

     Research and Development. Research and development expenses decreased 67.1% from approximately $566,000 during the fiscal year ended March 31, 1999 to approximately $186,000 for the fiscal year ended March 31, 2000. Research and development costs decreased due to the maturation of most development projects in 1998 and the write-off of expenses for a telephone project during the year ended March 31, 1999.

     Administration and General Expenses. Administration and general expenses remained relatively stable with an insignificant increase for the fiscal year ended March 31, 2000 compared to the fiscal year ended March 31,1999.

     Income from Operations. As a net result of the above changes, income from operations also remained relatively unchanged, increasing slightly from approximately $244,000 for the fiscal year ended March 31, 1999 to approximately $270,000 for the fiscal year ended March 31, 2000.

     Other Income. Other income increased 262.3% from approximately $53,000 for the fiscal year ended March 31, 1999 to approximately $192,000 for the fiscal year ended March 31, 2000. This increase was primarily a result of sales of scrap of $116,000.

     Foreign Exchange Losses/Gains. Foreign exchange rates produced a gain of approximately $38,000 for the fiscal year ended March 31, 1999 and a gain of approximately $14,000 for the fiscal year ended March 31, 2000. This difference was primarily attributable to the difference between the pegged exchange rate and the actual transaction rate.

     Interest Income and Interest Expenses. Interest expenses, net of interest income, decreased by 65.7% from approximately $382,000 in the fiscal year ended March 31, 1999 to approximately $131,000 in the fiscal year ended March 31, 2000, as a result of reduced bank borrowings due to improvements in cash flow.

     Net Income. As a net result of the above changes, net income increased from the fiscal year ended March 31, 1999 compared to the fiscal year ended March 31, 2000 by approximately $334,000.

Fiscal year ended March 31, 1999 compared to fiscal year ended March 31, 1998

     Net Sales. The Company's sales decreased 45.0% from approximately $23,716,000 for the fiscal year ended March 31, 1998, to approximately $13,046,000 for the fiscal year ended March 31, 1999, primarily as a result of decreased orders from two major customers and from various smaller customers of the Company.

     Gross Margin. Gross margin increased from 28.0% to 32.5% primarily due to the fact that the Company was able to utilize existing inventory by modifying it to fill orders and the fact that the Company manufactured over 80% of the strain gauges which it used in its products. Implementation of a "just-in-time" inventory system, which resulted in a reduction in inventory, also contributed to this increase.

     Selling Expenses. Selling expenses decreased by 53.1% from approximately $420,000 for the fiscal year ended March 31, 1998 to approximately $197,000 for the fiscal year ended March 31, 1999. This decrease was attributable primarily to the decrease in sales.

     Salaries and Related Costs. Salaries and related costs decreased by 14.3% from approximately $1,897,000 for the fiscal year ended March 31, 1998 to approximately $1,626,000 for the fiscal year ended March 31, 1999. This decrease was primarily due to the Company's efforts to control the number of employees in light of the reduction in orders from two major customers as well as a temporary reduction in management's salaries.

     Research and Development. Research and development expenses increased 256.7% from approximately $159,000 during the fiscal year ended March 31, 1998 to approximately $566,000 for the fiscal year ended March 31, 1999, primarily as a result of the Company's increased emphasis on developing new products to diversify its customer base and particularly the expenditure of approximately $392,000 on development of the Company's proposed cordless telephone.

     Administration and General Expenses. Administration and general expenses decreased by 11.8% from approximately $1,815,000 for the fiscal year ended March 31, 1998, to approximately $1,601,000 for the fiscal year ended March 31, 1999. This decrease was attributable primarily to various cost saving programs such as negotiating with the owner of the Universal Industrial Centre property for a reduction of rental expenses. The Company subsequently purchased its office space in an attempt to control this expense in the long run.

     Income from Operations. Income from operations decreased by 89.6% from approximately $2,354,000 for the fiscal year ended March 31, 1998 to approximately $244,000 for the fiscal year ended March 31, 1999, primarily as a result of reduced sales and a resulting increase in research and development efforts.

     Other Income. Other income decreased by 78.3% from approximately $243,000 for the fiscal year ended March 31, 1998 to approximately $53,000 for the fiscal year ended March 31, 1999, primarily as a result of reduced orders for scrap and increased efficiency which resulted in a reduction of scrap for resale.

     Foreign Exchange Losses/Gains. Foreign exchange rates produced a gain of approximately $35,000 for the fiscal year ended March 31, 1998 and a gain of approximately $38,000 for the fiscal year ended March 31, 1999. This difference was primarily attributable to the difference between the pegged exchange rate and the actual transaction rate.

     Interest Expenses. Interest expenses decreased by 8.1% from approximately $458,000 in the fiscal year ended March 31, 1998 to approximately $421,000 in the fiscal year ended March 31, 1999, as a result of reduced bank borrowings.

     Income Taxes. The Company received an income tax credit of approximately $27,000 for the fiscal year ended March 31, 1998 and approximately $36,000 for the fiscal year ended March 31, 1999. The increase in tax credit is basically due to approved tax losses of certain of the Company's subsidiaries during the year.

     Net Income. Net income decreased by 99.4% from approximately $2,275,000 for the fiscal year ended March 31, 1998 to approximately $14,000 for the fiscal year ended March 31, 1999, primarily as a result of decreased turnover and the other factors described above.

Impact of Inflation

     Management believes that inflation has not had a material effect on its business between 2000 and 2001. The Company has generally been able to modify and improve its product designs so that it could either increase the prices of its products or lower the production cost in order to keep pace with inflation. Although the costs to the Company of components used in the manufacture of its products have been relatively stable, management believes that any possible significant increase in material costs would affect the entire electronics industry and thus would not have a negative material impact on the Company's competitive position. Management also believes that any increases in labor costs will not materially impact its operations because of the lower labor costs, which the Company enjoys in China.

Taxation

     Under current British Virgin Islands law, the Company is not subject to tax on its income. Most of the Company's profits accrue in Hong Kong, where the corporate tax rate is currently 16%. There is no tax payable in Hong Kong on offshore profit or on dividends paid to Bonso Electronics Limited by its subsidiaries or by Bonso Electronics Limited to the Company. Therefore, the overall effective tax rate of the Company may be lower than that of most United States corporations; however, such could be materially and adversely affected by changes in the tax laws applicable to the Company.

     Pursuant to the relevant income tax laws in the PRC, Bonso Electronics (Shenzhen) Co., Ltd, a wholly owned subsidiary of Bonso Electronics, was fully exempt from PRC state income tax for two years starting from the first profit-making year followed by a 50% reduction over the ensuing three years. The first profit-making year of Bonso Electronics (Shenzhen) Co., Ltd. was deemed to be the financial year ended December 31, 1998. Accordingly, the Company is subject to income tax rate of 7.5% in the PRC effective January 1, 2000 to December 31, 2002.

Exchange Rates

     The Company sells most of its products to international customers. The Company's principal export markets are North America (mainly the United States), Europe (mainly Germany) and Asia. Other markets are other European countries (such as the United Kingdom), Australia and Africa. Sales to international customers are made directly from the Company to its customers. The Company sells all of its products in United States dollars and pays for its material components principally in United States and Hong Kong dollars. A very small portion of the components used by the Company are paid for in Japanese yen. Most factory expenses incurred by the Company are paid in Chinese renminbi. Because the Hong Kong dollar is pegged to the United States dollar, the only material foreign exchange risk to the Company arises from potential fluctuations in the Chinese renminbi; however, the Chinese renminbi was very stable in the past fiscal year and it is unlikely that there will be material fluctuations in the coming year. The Company does not currently engage in hedging transactions, and does not intend to do so in the future. The Company's newly acquired subsidiary Korona primarily pays for its products in United States Dollars and sells its products in German Marks or Euros. As a result, the Company may experience greater foreign exchange risk than it has in the past.

B.  Liquidity and capital resources

     The Company has traditionally relied on borrowings to meet its working capital requirements. These borrowings have been supplemented by internally generated funds and trade credits from suppliers. As of March 31, 2001, the Company had in place general banking facilities with four financial institutions aggregating $14,555,862. Such facilities include the ability to obtain overdrafts, letters of credit, notes payable, short-term loans and long-term loans. As of March 31, 2001, the Company had utilized $5,905,330 under its general banking facilities. Interest on this indebtedness fluctuates with the prime rate and HIBOR as set by the Hong Kong Bankers Association. The bank credit facilities are collateralized by certain bank deposits of the Company, the Company's real property located at Savanna Garden in Tai Po, the Company's warehouse space in Fo Tan, the Company's office space in Tsimshatsui, and a bank guarantee in the amount of $150,000. The Company's bank credit facilities are due for renewal annually. Management of the Company anticipates that the banking facilities will be renewed on substantially the same terms. Excluding the current portion of long-term debt and capital lease obligations, the amounts of total short-term bank borrowings outstanding as of March 31, 2001 and 2000 were $4,321,846 and $1,441,328, respectively. During the fiscal year ended March 31, 2001, the Company paid a total of $337,526 in interest on indebtedness.

     Operating activities provided $3,126,892 of net cash for the fiscal year ended March 31, 2001 compared to $1,601,248 of net cash for the fiscal year ended March 31, 2000. The increase from the fiscal year ended March 31, 2000 to the fiscal year ended March 31, 2001 was primarily due to the increase in net income before depreciation charges and the decrease in inventories. Investing activities used $6,718,312 of net cash for the fiscal year ended March 31, 2001 and used $4,908,580 of net cash for the fiscal year ended March 31, 2000. The increase in net cash used in investing activities from the fiscal year ended March 31, 2000 to the fiscal year ended March 31, 2001 was primarily due to an increase in acquisition of property, plant and equipment. Financing activities provided $954,413 of net cash for the fiscal year ended March 31, 2001 and provided $10,996,598 for the fiscal year ended March 31, 2000. This net decrease in cash provided was primarily due to a substantial decline in the amount of equity funding raised during the year and the use of cash to repurchase shares of the Company's common stock.

     As of March 31, 2001, the Company had $5,322,397 in cash and cash equivalents as opposed to $7,959,404 as of March 31, 2000. Working capital at March 31, 2001, was $9,263,000 , compared to $12,765,000 at March 31, 2000.
There are no other material unused sources of liquid assets. The Company believes that there are no material restrictions (including foreign exchange controls) on the ability of the Company's subsidiaries to transfer funds to the Company in the form of cash dividends, loans, advances or product/material purchases. Management does not anticipate incurring any significant capital expenditures during this fiscal year. In the opinion of management, the Company's working capital is sufficient for its present requirements.

     The Company's current ratio (current assets divided by current liabilities) decreased from 3.16 as of March 31, 2000 to 1.99 as of March 31, 2001. Its quick ratio (cash and cash equivalents, restricted cash deposits and receivables divided by current liabilities) decreased from 2.11 as of March 31, 2000 to 1.43 as of March 31, 2001.

     As of March 31, 2001, the Company had contingent liabilities to banks for outstanding letters of credit of $1,514,801 as opposed to $766,417 as of March 31, 2000 and shipping guarantees of $555,075 as opposed to $19,340 as of March 31, 2000.

C.   Research and development, patents and licenses, etc.

     Management believes that the Company's engineering and product development capabilities are important to the future success of the its business. Some of the Company's product design, research and development activities are customer funded and are initiated under verbal agreements with specific customers for specific products. The Company has successfully lowered its costs for its research and development team by moving most research and development activities to its facility in China and principally employing Chinese engineers and technicians at costs that are substantially lower than that would be required in Hong Kong.

     At March 31, 2001, the Company employed three individuals in Hong Kong and 32 individuals in China as its engineering staff, who are at various times engaged in research and development. The major responsibility of the product design and research and development personnel is to develop and produce designs to the satisfaction of and in accordance with the specifications provided by the OEMs. Management anticipates hiring additional research and development personnel.

     During the fiscal year ended March 31, 2001, the Company spent approximately $298,000 on research and development as opposed to $186,000 during the fiscal year ended March 31, 2000 and approximately $566,000 during the fiscal year ended March 31, 1999.


D.   Trend information

     The Company has expanded into the telecommunications sector within the last year and is manufacturing cordless telephones and family radios (walkie-talkies). Significant expenditures were made to acquire additional production facilities and equipment to support the Company's expansion into the telecommunications market. Although management is optimistic about the Company's future in the manufacture and sale of telecommunications products, the Company is dependent upon a limited number of customers, and the loss of any of these customers could have a material and adverse affect upon the Company. At June 30, 2001, the Company's backlog of manufacturing orders was $9,009,059 compared to $4,999,670 at June 30, 2000. Management believes that revenues from telecommunications products as a percentage of sales will be even more significant in fiscal 2002.

     As part of its ongoing expansion of the sensor-based product business, effective as of May 1, 2001 the Company acquired Korona, which had calendar year 2000 sales of approximately $16 million. Korona markets consumer scale products throughout Europe to retail merchandisers and distributors. These products feature contemporary designs using the latest materials and attractive packaging. The Company has manufactured a portion of Korona's product line under an OEM agreement since 2000 and is very familiar with Korona's stature in Europe and its potential for wider global distribution. Further, the acquisition of Korona is the Company's first step in vertically integrating its manufacturing business with the marketing and distribution of the products it manufactures under the Company's own brand name. The Company intends as part of its expansion strategy to evaluate other acquisition opportunities.

     Both the scale business and the telecommunication business are subject to some seasonal variation. Typically the Company's fourth quarter (i.e., January 1-March 31) is the Company's slowest quarter. This is due in part to the occurrence of the Chinese New Year's holiday and the fact that the Company's factory workers take leave for the holiday. In addition, sales during the first calendar quarter of both scales and telecommunications products usually dip following the upswing in sales during the Christmas season.

Recent Accounting Pronouncements

     The Financial Accounting Standards Board has issued certain pronouncements that are effective as indicated below with respect to the fiscal years presented in the consolidated financial statements.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for fiscal years beginning after June 15, 1999. Restatement of disclosures for earlier periods provided for comparative purposes is required. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Subsequent to the issuance of SFAS No. 133, the Financial Accounting standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" which defers the effective date of SFAS No. 133 to periods beginning after June 15, 2000. Moreover, the Financial Accounting Standard Board also issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging activities - an Amendment of SFAS No. 133" which amends the accounting and reporting standards of Statement 133 for certain derivative instruments and certain hedging activities.

     SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - Replacement of FASB Statement No. 125", is effective for fiscal years ending after March 31, 2001. Restatement of disclosures for earlier periods provided for comparative purposes is required. This Statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration.

     The Company has evaluated the disclosure requirements in respect of the new SFAS statements issued recently and believes that implementation of the new standards will have no impact on its results of operations and financial position.

     SEC Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" was issued on December 3, 1999. This staff accounting bulletin summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company has fulfilled the criteria as set out by the bulletin.

Item 6. Directors, Senior Management and Employees

A.   Directors and senior management.

     The directors and executive officers of the Company are as follows:

Name                     Age     Position with the Company
----                     ---     -------------------------

Anthony So               57      President, Chief Executive Officer, Secretary,
                                 Treasurer, Chief Financial Officer, Chairman of
                                 the Board and Director
Kim Wah Chung            43      Director of Engineering and Research and
                                 Development and Director
Cathy, Kit Teng Pang     39      Director of Finance and Director
Henry F. Schlueter       50      Assistant Secretary
Woo-Ping Fok             52      Director
George O'Leary           63      Director
J. Stewart Jackson, IV   65      Director


     ANTHONY SO is the founder of the Company. He has been President, Chairman of the Board of Directors and Treasurer of the Company since its inception and has been Secretary of the Company since July 1991. Mr. So received his BSE degree in civil engineering from National Taiwan University in 1967 and a masters degree in business administration ("MBA") from the Hong Kong campus of the University of Hull, Hull, England in 1994. Mr. So has been Chairman of the Hong Kong GO Association since 1986, and also served as Chairman of the Alumni Association of National Taiwan University for the 1993-1994 academic year. Mr. So has served as a trustee of the Chinese University of Hong Kong, New Asia College since 1994.

     KIM WAH CHUNG has been a director of the Company since September 21, 1994. Mr. Chung has been employed by the Company since 1981 and currently holds the position of Director of Engineering and Research and Development. Mr. Chung is responsible for all research projects and product development of the Company. Mr. Chung's entire engineering career has been spent with the Company, and he has been involved with every major product development made by the Company. Mr. Chung was graduated with honors in 1981 from the Chinese University of Hong Kong with a Bachelor of Science degree in electronics.

     CATHY, KIT TENG PANG has been a director of the Company since January 1, 1998. Ms. Pang was first employed by the Company as Financial Controller in December 1996 and was promoted to Director of Finance on April 1, 1998. Ms. Pang was employed as an auditor in an international audit firm from 1987 to 1991, at which time she joined a Hong Kong listed company in the field of magnetic industry as Assistant Financial Controller. From 1994 until she joined the Company in 1996, she was employed as Deputy Chief Accountant in a management and property development company in Hong Kong and China. Ms. Pang has a Bachelor of Business Administration degree from York University in Toronto, Canada. She is a member of the American Institute of Certified Public Accountants and of the Hong Kong Society of Accountants.

     HENRY F. SCHLUETER has served as Assistant Secretary of the Company since October 6, 1988. Since 1992, Mr. Schlueter has been the managing director of Schlueter & Associates, P.C., a law firm, practicing in the areas of securities, mergers and acquisitions, finance and corporate law. From 1989 to 1991, prior to establishing Schlueter & Associates, P.C., Mr. Schlueter was a partner in the Denver, Colorado office of Kutak Rock (formerly Kutak, Rock & Campbell), and from 1984 to 1989, he was a partner in the Denver office of Nelson & Harding. Mr. Schlueter is a member of the American Institute of Certified Public Accountants, the Colorado Society of CPA's, the Colorado and Denver Bar Associations and the Wyoming State Bar.

     WOO-PING FOK was elected to the Board of Directors of the Company on September 21, 1994. Mr. Fok and his firm, Norman M.K. Yeung & Co., have served as Hong Kong counsel to the Company since 1993. Mr. Fok was admitted to the Canadian Bar as a Barrister & Solicitor in December 1987 and was a partner in the law firm of Woo & Fok, a Canadian law firm with its head office in Edmonton, Alberta, Canada. In 1991, Mr. Fok was qualified to practice as a Solicitor of England & Wales, a Solicitor of Hong Kong and a Barrister & Solicitor of Australian Capital Territory. Mr. Fok practices law in Hong Kong and is a partner with Wong & Fok. Mr. Fok's major areas of practice include conveyancing or real property law, corporations and business law, commercial transactions and international trade with a special emphasis in China trade matters.

     GEORGE O'LEARY has been a director of the Company since January 1997. From November 1994 to the present time, Mr. O'Leary has been President of Pacific Rim Products, Newport Beach, California, a trading company that provides offshore sourcing alternatives to U.S. based electronics companies. For eight years prior to 1994, Mr. O'Leary was President, CEO and a director of Micro General Corporation, Santa Ana, California, a manufacturer and distributor of mechanical and electronic scale products. For eight years prior to that, Mr. O'Leary was Vice President and General Manager of Lanier Business Products, Atlanta, Georgia, a manufacturer and distributor of office products. Mr. O'Leary has a Bachelor of Science degree in Electrical Engineering from Northeastern University, Boston, Massachusetts.

     J. STEWART JACKSON IV has been a director of the Company since January 10, 2000. From 1962 until its merger with Republic Industries in 1996, Mr. Jackson served in various management capacities, including president, of Denver Burglar Alarm Co., Inc., a business founded by his family. In addition, in the mid-1960's, Mr. Jackson founded Denver Burglar Alarm Products, a separate company which invented, patented, manufactured, distributed and installed contained ionization smoke detectors and which was later sold to a conglomerate manufacturer. After the merger of Denver Burglar Alarm Co., Inc., Mr. Jackson founded Jackson Burglar Alarm Co., Inc., of which he is currently president. Mr. Jackson served on the advisory board of directors for Underwriter's Laboratories for burglar and fire alarm systems for 25 years and has been an officer in the Central Station Protection Association, which, along with the National Burglar Alarm Association, was formed by his family in the late 1940's. Mr. Jackson was graduated from the University of Colorado in 1962 with a degree in Business Management and Engineering.

     There are no family relationships between any of the Company's directors and executive officers.

     No arrangement or understanding exists between any such director or officer and any other persons pursuant to which any director or executive officer was elected as a director or executive officer of the Company. The directors of the Company are elected annually and serve until their successors take office or until their death, resignation or removal. The executive officers serve at the pleasure of the Board of Directors of the Company.

B.   Compensation.

     The aggregate amount of compensation paid by Bonso and its subsidiaries during the year ended March 31, 2001 to all directors and officers as a group for services in all capacities was approximately $973,450 including compensation in the form of housing in Hong Kong for its Chairman and Chief Executive Officer and Director of Engineering and Research and Development consistent with the practice of other companies in Hong Kong. Total compensation for the benefit of Anthony So was $559,672, for the benefit of Cathy Kit Teng Pang was $106,359, for the benefit of K.W. Chung was $137,285, and for the benefit of Mr. George O'Leary was $170,134.

     The Company did not set aside or accrue any amounts to provide pension, retirement or similar benefits for directors and officers for the fiscal year ended March 31, 2001, other than contributions to the Company's Provident Fund Plan which aggregated $30,769 for officers and directors during the fiscal year ended March 31, 2001.

Directors

     Directors do not receive any additional monetary compensation for serving as directors of the Company. However, outside directors receive stock options pursuant to the 1996 Non-Employee Directors' Stock Option Plan and have been granted other options. (See "Stock Option Plans--The 1996 Non-Employee Directors' Stock Option Plan," below.) All directors are reimbursed for all reasonable expenses incurred in connection with services as a director.

Provident Fund Plan

     With effect from January 1, 1988, Bonso Electronics Limited ("BEL"), a wholly-owned foreign subsidiary of the Company, started a provident fund plan (the "Plan") with a major international assurance company to provide life insurance and retirement benefits for its employees. All permanent full time employees who joined BEL before December 2000, excluding factory workers, are eligible to join the provident fund plan.

     Members of the Plan are required to contribute 5% of their monthly salary. The contribution by BEL is as follows:

     Years of service                        % of salary as BEL's contribution
     ----------------                        ---------------------------------

     Less than 5 years                                     5.0%
     5 to 10 years                                         7.5%
     More than 10 years                                    10.0%

     The Mandatory Provident Fund (the "MPF") was introduced by the Hong Kong Government commencing in December 2000. BEL joined the MPF with a major international assurance company. All permanent full time employees who joined BEL in or after December 2000, excluding factory workers, are eligible to join the MPF. Members' and employers' contributions to the MPF are both at 5% of the members' monthly salaries and are subject to a maximum contribution of HK$1,000 monthly.

     At normal retirement age, death or ill health, the member shall be entitled to receive from the Plan a lump sum equal to the total of the member's and BEL's contributions plus a return on their investment. On resignation prior to normal retirement age, a member shall be entitled to receive from the Plan a lump sum equal to the member's contributions plus a percentage of the employer's balance determined in accordance with a predetermined set scale.

     On resignation or at normal retirement age, death or ill health, the member of the MPF shall be entitled to a lump sum equal to the total of the member's and BEL's contributions plus a return on their investment.

     BEL's total contributions to the Plan and the MPF for the years ended March 31, 1999, 2000 and 2001 amounted to $54,046, $64,921 and $53,704 respectively.

C.   Board practices.

     Messrs. Woo Ping Fok, George O'Leary and Henry F. Schlueter are members of the Company's Audit Committee. Mr. O'Leary acts as chairman of the Audit Committee. The Audit Committee's responsibilities include recommending to the board the selection of our independent auditors, reviewing the arrangements and the scope of the independent audit and reviewing all financial statements. The Company does not have a compensation committee.

D.   Employees.

     At March 31, 2001 the Company employed 2,314 persons, compared with 2,163 persons at March 31, 2000: 40 employees in Hong Kong (33 for 2000), and 2,274 employees in China (2,130 for 2000). Employees are not covered by collective bargaining agreements. The Company considers its global labor practices and employee relations to be good.


Remainder of this page left blank intentionally

E.   Share ownership.

     The following table shows the number of shares of common stock beneficially owned by the Company's directors and executive officers as of May 31, 2001:

                                                                  Total Number
                                   Shares of     Options and      of Shares of      Percent of
                                  Common Stock     Warrants       Common Stock      Beneficial
     Name                       Owned of Record      Held      Beneficially Owned   Ownership
     ----                       ---------------      ----      ------------------   ---------
     Anthony So                   1,626,195(1)   286,000(2), (3)   1,912,195          32.47%

     Kim Wah Chung                   93,700      40,000(4), (5)      133,700           2.37%

     Cathy Kit Teng Pang             35,438      40,000(4), (5)       75,438           1.34%

     Henry F. Schlueter              34,403      10,000(6)            44,403           0.79%

     Woo Ping Fok                    61,907      20,000(7), (8)       81,907           1.46%

     George O'Leary                  17,775      20,000(7), (8)       37,775           0.67%

     J. Stewart Jackson IV          461,975     110,000(8)           571,975          10.01%

     All Directors and Officers
       as a group (7 persons)     2,331,393     526,000            2,857,393          46.63%
----------

(1) Includes 1,068,421 shares of common stock are owned of record by a corporation that is wholly owned by a trust of which Mr. So is the sole beneficiary.

(2) Includes options to purchase 158,000 shares of common stock at an exercise price of $8.00 per share expiring January 6, 2010.

(3) Includes options to purchase 128,000 shares of common stock at an exercise price of $3.65 per share expiring on April 9, 2011.

(4) Includes options to purchase 20,000 shares of common stock at an exercise price of $8.00 per share expiring January 6, 2010.

(5) Includes options to purchase 20,000 shares of common stock at an exercise price of $3.65 per share expiring on April 9, 2011.

(6) Includes options to purchase 10,000 shares of common stock at an exercise price of $8.00 per share expiring January 6, 2010.

(7) Includes options to purchase 10,000 shares of common stock at an exercise price of $8.125 per share expiring January 12, 2010.

(8) Includes options to purchase 10,000 shares of common stock at an exercise price of $7.875 per share expiring on January 9, 2011.

                                       32


Stock Option Plans

The 1996 Stock Option Plan

     In October 1996, the stockholders of the Company adopted the 1996 Stock
Option Plan (the "Employees' Plan") which provides for the grant of options to purchase an aggregate of not more than 400,000 shares of the Company's common stock. In January 2000, the shareholders of the Company approved the proposal of the Board of Directors to increase from 400,000 to 900,000 in the aggregate the number of options to purchase common stock of the Company under the Employees'
Plan. The purpose of the Employees' Plan is to make options available to management and employees of the Company in order to encourage them to secure or increase on reasonable terms their stock ownership in the Company and to encourage them to remain in the employ of the Company.

     The Employees' Plan is administered by a committee appointed by the Board of Directors which determines the persons to be granted options under the Employees' Plan, the number of shares subject to each option, the exercise price of each option and the option period, subject to the requirement that no option may be exercisable more than 10 years after the date of grant. The exercise price of an option may be less than fair market value of the underlying shares of common stock. No options granted under the Employee Plan are transferable by the optionee other than by will or the laws of descent and distribution and each option will be exercisable, during the lifetime of the optionee, only by such optionee.

     The exercise price of an option granted pursuant to the Employees' Plan may be paid in cash, by the surrender of options, in common stock, in other property, including the optionee's promissory note, or by a combination of the above, at the discretion of the Company.

The 1996 Non-Employee Directors' Stock Option Plan

     In October 1996, the stockholders of the Company adopted a 1996
Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan") which provides for the grant of options to purchase an aggregate of not more than 100,000 shares of the Company's common stock. In January 2000, the shareholders of the Company approved the proposal of the Board of Directors to increase from 100,000 to 600,000 in the aggregate the number of options to purchase common stock of the Company under the Non-Employee Directors' Plan. The purpose of the Non-Employee Directors' Plan is to promote the long-term success of the Company by creating a long-term mutuality of interests between the non-employee directors and the stockholders of the Company, to provide an additional inducement for such directors to remain with the Company and to provide a means through which the Company may attract able persons to serve as directors of the Company. The Non-Employee Directors' Plan is administered by a committee (the "Committee") appointed by the Board of Directors.

     Under the Non-Employee Directors' Plan, on the third business day following each Annual Meeting of the stockholders, each director who is not then an employee of the Company or any of its subsidiaries of the Company is automatically granted a stock option to purchase 10,000 shares of common stock.
The exercise price of all options granted under the Non-Employee Directors' Plan is equal to the fair market value of the underlying shares on the date of grant, based on guidelines set forth in the Non-Employee Directors' Plan. The exercise price may be paid in cash, by the surrender of options, in common stock, in

                                       33


other property, including the optionee's promissory note, or by a combination of the above, at the discretion of the Company. The term of each option granted pursuant to the Non-Employee Directors' Plan is ten years from the date of grant; however, no such option may be exercised during the first six months of its term. The term of an option granted pursuant to the Non-Employee Directors'
Plan may be reduced in the event that the optionee ceases to be a director of the Company. No option granted pursuant to the Non-Employee Directors' Plan is transferable otherwise than by will or the laws of descent and distribution.

Item 7. Major Shareholders and Related Party Transactions

A.   Major shareholders

     The Company is not directly or indirectly owned or controlled by any foreign government or by another corporation. The following table sets forth, as of May 31, 2001, the beneficial ownership of the Company's common stock by each person known by the Company to own beneficially 5% or more of the common stock of the Company outstanding as of such date. Except as otherwise indicated, all shares are owned directly and hold equal voting rights.

     Name                                  Amount Owned
     ----                       ------------------------------------
                                                                           Percent of
                                  Shares of     Options/Warrants to         Class (1)
                                Common Stock   Purchase Common Stock   Beneficially Owned
                                ------------   ---------------------   ------------------

     Anthony So                  1,626,195(2)       286,000(3)               32.47%
     John Stewart Jackson IV       461,975          110,000(3)               10.01%
     W. Douglas Moreland           475,000                0                   8.48%

--------------------

(1) Based on beneficial ownership of both shares of common stock and of options to purchase common stock that are immediately exercisable.

(2) Includes 1,068,421 shares of common stock owned of record by a corporation that is wholly owned by a trust of which Mr. So is the sole beneficiary.

(3)  See "Share Ownership" for additional information.

     There are no arrangements known to the Company the operation of which may at a subsequent date result in a change in control of the Company.

     Of the 5,601,859 shares of common stock outstanding as of May 31, 2001, 4,312,638 were held in the United States by 235 holders of record. The Company has 246 shareholders of record and estimates that it has in excess of 824 shareholders holding their stock in street name (who have not objected to their names being disclosed to the Company).

B.   Related party transactions.

     Mr. George O'Leary, a director of the Company, is paid a commission on orders placed by customers which he obtains for the Company. The amount of the commission is negotiated on a deal-by-deal basis, without a written agreement. During the fiscal year ended March 31, 2001, Mr. O'Leary was paid an aggregate of $170,134 in commissions.

C.   Interests of experts and counsel.

     Not Applicable.

Item 8. Financial Information

Financial Statements

     Our Consolidated Financial Statements are set forth under Item 18. Financial Statements.

Legal Proceedings

     The Company is not party to any legal proceedings other than routine litigation incidental to its business and there are no material legal proceedings pending with respect to the property of the Company.

A.   Consolidated statements and other financial information.

     Please refer to Item 18.

B.   Significant changes.

     None

Item 9. The Offer and Listing

A.   Offer and listing details.

     The Company's common stock is traded only in the United States over-the-counter market. It is quoted on the Nasdaq National Market System ("NASDAQ") under the trading symbol "BNSO." The following table sets forth, for the periods indicated, the range of high and low closing sales prices per share reported by Nasdaq. The quotations represent prices between dealers and do not include retail markup markdown or commissions and may not necessarily represent actual transactions.

                   Period                           High               Low
                   ------                           ----               ---

Last Five Fiscal Years
     April 1, 1996 to March 31, 1997               $ 3.125            $ 1.8125
     April 1, 1997 to March 31, 1998               $10.125            $ 1.6875
     April 1, 1998 to March 31, 1999               $11.375            $ 3.5625
     April 1, 1999 to March 31, 2000               $19.875            $ 5.75
     April 1, 2000 to March 31, 2001               $17.5625           $ 6.00

Last Two Fiscal Years
     April 1, 1999 to June 30, 1999                $ 7.625            $ 5.75
     July 1, 1999 to September 30, 1999            $ 7.625            $ 6.28125
     October 1, 1999 to December 31, 1999          $ 8.9375           $ 6.875
     January 1, 2000 to March 31, 2000             $19.875            $ 7.50
     April 1, 2000 to June 30, 2000                $17.5625           $12.125
     July 1, 2000 to September 30, 2000            $12.50             $ 7.9375
     October 1, 2000 to December 31, 2000          $11.5625           $ 6.375
     January 1, 2001 to March 31, 2001             $12.875            $ 6.00

Most Recent Six Months
     December 2000                                 $11.56             $ 7.88
     January 2001                                  $ 9.1875           $ 6.00
     February 2001                                 $12.875            $ 9.625
     March 2001                                    $12.7656           $ 6.625
     April 2001                                    $ 7.625            $ 3.64
     May 2001                                      $ 6.10             $ 4.34


Transfer and Warrant Agent

     The transfer agent and registrar for the common stock and the Warrant Agent for the warrants is U.S. Stock Transfer Corporation, 1745 Gardena Avenue #200, Glendale, California 91204.

Item 10. Additional Information.

A.   Share capital.

     Not Applicable.

B.   Memorandum and articles of association.

     A copy of the Company's Memorandum and Articles of Association, as amended, has been filed as an exhibit to the Company's registration statement on Form F-2 filed with the SEC on October 7, 1994 (SEC File No. 33-84872) and is incorporated herein by this reference.

C.   Material contracts.

     The Company has not entered into any material contracts outside of the ordinary course of business during the last two years except for its Agreement to acquire Korona. For additional information about the acquisition of Korona, please see Item 4. History and Information on the Company.

D.   Exchange controls.

     There are no exchange control restrictions on payments of dividends on the Company's common stock or on the conduct of the Company's operations either in Hong Kong, where the Company's principal executive offices are located, or the British Virgin Islands, where the Company is incorporated. Other jurisdictions in which the Company conducts operations may have various exchange controls. Taxation and repatriation of profits regarding the Company's China operations are regulated by Chinese laws and regulations. To date, these controls have not had and are not expected to have a material impact on the Company's financial results. There are no material British Virgin Islands laws that impose foreign exchange controls on the Company or that affect the payment of dividends, interest or other payments to holders of the Company's securities who are not residents of the British Virgin Islands. British Virgin Islands law and the Company's Memorandum and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote the Company's securities.

E.   Taxation.

     Under current British Virgin Islands law, the Company is not subject to tax on its income. Most of the Company's subsidiaries' profits accrue in Hong Kong, where the corporate tax rate is currently 16%. There is no tax payable in Hong Kong on offshore profit or on dividends paid to Bonso Electronics Limited by its subsidiaries or by Bonso Electronics Limited to the Company. Therefore, the overall effective tax rate of the Company may be lower than that of most United States corporations; however, such could be materially and adversely affected by changes in the tax laws of the British Virgin Islands, Hong Kong or China.

     No reciprocal tax treaty regarding withholding exists between the United States and the British Virgin Islands. Under current British Virgin Islands law, dividends, interest or royalties paid by the Company to individuals are not subject to tax as long as the recipient is not a resident of the British Virgin Islands. If the Company were to pay a dividend, the Company would not be liable to withhold any tax, but shareholders would receive gross dividends, if any, irrespective of their residential or national status.

     Dividends, if any, paid to any United States resident or citizen shareholder would be treated as dividend income for United States federal income tax purposes. Such dividends would not be eligible for the 70% dividends-received deduction allowed to United States corporations on dividends from a domestic corporation under Section 243 of the United States Internal Revenue Code of 1986 (the "Internal Revenue Code"). Various Internal Revenue Code provisions impose special taxes in certain circumstances on non-United States corporations and their shareholders. Shareholders of the Company are urged to consult their tax advisors with regard to such possibilities and their own tax situation.

     In addition to United States federal income taxation, shareholders may be subject to state and local taxes upon their receipt of dividends.


F.   Dividends and paying agents.

     Not Applicable

G.   Statement by experts.

     Not Applicable.

H.   Documents on display.

     You may read and copy documents referred to in this annual report on Form 20-F that have been filed with the SEC at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this annual report on Form 20-F.

I.   Subsidiary information.

     Not Applicable.

Item 11. Quantitative and Qualitative Disclosures About Market Risk

     We are exposed to a certain level of foreign currency exchange risk and interest rate risk.

Foreign Currency Risk

     The majority of our net sales are priced in United States dollars. Our costs and expenses are priced in United States dollars, Hong Kong dollars, Chinese renminbi, and Japanese Yen. Accordingly, the competitiveness of our products relative to products produced domestically (in foreign markets) may be affected by the performance of the United States dollar compared with that of its foreign customers' currencies. Additionally, we are exposed to the risk of foreign currency transaction and translation losses which might result from adverse fluctuations in the values of the Hong Kong dollar, the Chinese renminbi, and the Japanese Yen. These factors are also applicable as a result of our acquisition of Korona, subsequent to year end. Korona derives a significant portion of its net sales in German Marks or Euros.

     Fluctuations in the value of the Hong Kong dollar have not been significant since October 17, 1983, when the Hong Kong government tied the value of the Hong Kong dollar to that of the United States dollar. However, there can be no assurance that the value of the Hong Kong dollar will continue to be tied to that of the United States dollar. China adopted a floating currency system on January 1, 1994, unifying the market and official rates of foreign exchange. China approved current account convertibility of the Chinese renminbi on July 1, 1996, followed by formal acceptance of the International Monetary Fund's Articles of Agreement on December 1, 1996. These regulations eliminated the requirement for prior government approval to buy foreign exchange for ordinary trade transactions, though approval is still required to repatriate equity or debt, including interest thereon. There can be no assurance that these currencies will remain stable or will fluctuate to our benefit.

     To manage our exposure to foreign currency and translation risks, we may purchase currency exchange forward contracts, currency options, or other derivative instruments, provided such instruments may be obtained at suitable prices. However, to date we have not done so.

Interest Rate Risk

     Our interest rate risk primarily arises from our long-term debt and our general banking facilities. At March 31, 2001, our total long-term debt aggregated $40,919, and we had utilized approximately $5.9 million of our total banking facilities of $14.56 million. Based on the maturity profile and composition of our long-term debt and general banking facilities, we estimate that changes in interest rates will not have a material impact on our operating results or cash flows. We intend to manage our interest rate risk through appropriate borrowing strategies. We have not entered into interest rate swap or risk management agreements; however, it is possible that we may do so in the future.

     For further information concerning our banking facilities the interest rates payable, and repayment terms please see Note 7 to our financial statements.

Item 12. Description of Securities Other Than Equity Securities

     Not Applicable.

                                     PART II

Item 13. Defaults, Dividend Arrearages and Delinquencies

     None

Item 14. Material Modifications to the Rights of Security Holders and Use of Proceeds

     None

Item 15. Reserved

Item 16. Reserved

                                    PART III

Item 17. Financial Statements

     Not Applicable.

Item 18. Financial Statements

     The following Financial Statements are filed as part of this Annual Report:

                                                                      Page
                                                                      ----
     Index to Consolidated Financial Statements                       F-1
     Report of Independent Accountants                                F-2
     Consolidated Balance Sheets as of March 31, 2000 and 2001        F-3
     Consolidated Statements of Comprehensive Income for the years    F-4
        ended March 31, 1999, 2000 and 2001
     Consolidated Statements of Changes in Shareholders' Equity       F-5
        for the years ended March 31, 1999, 2000 and 2001
     Consolidated Statements of Cash Flows for the years ended        F-6
     March 31, 1999, 2000 and 2001
     Notes to Consolidated Financial Statements                 F-7 through F-27

Item 19. Exhibits

          Number        Description
          ------        -----------

          10.22 Stock Purchase Agreement between Bonso Electronics International Inc. and Augusta Technologie AG relating to the acquisition of Korona Haushaltsaren GmbH and Co Kg dated April 25, 2001.

                                   SIGNATURES

     The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this Annual Report on its behalf by.


                                          BONSO ELECTRONICS INTERNATIONAL INC.



Date   July  26, 2001                     /s/ Anthony So
                                          --------------------------------------
                                          Anthony So, President

                        Consolidated Financial Statements

                      Bonso Electronics International Inc.
                  (Incorporated in the British Virgin Islands)
                                and Subsidiaries

                                 March 31, 2001

                             PricewaterhouseCoopers
                             Independent Accountants

                   Index to Consolidated Financial Statements



Contents                                                                 Pages
--------                                                                 -----


Report of Independent Accountants........................................ F-2


Consolidated Balance Sheets as of March 31, 2000 and 2001................ F-3


Consolidated Statements of Comprehensive Income for the years ended
March 31, 1999, 2000 and 2001............................................ F-4


Consolidated Statements of Changes in Shareholders' Equity for the
years ended March 31, 1999, 2000 and 2001................................ F-5


Consolidated Statements of Cash Flows for the years ended
March 31, 1999, 2000 and 2001............................................ F-6


Notes to Consolidated Financial Statements............................... F-7

                        Report of Independent Accountants
                        ---------------------------------


Board of Directors and Shareholders
Bonso Electronics International Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheets of Bonso Electronics International Inc. and Subsidiaries (the "Group") as of March 31, 2000 and 2001 and the related consolidated statements of comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended March 31, 2001. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly the financial position of the Group as of March 31, 2000 and 2001 and the results of their operations and cash flows for each of the three years in the period ended March 31, 2001, in conformity with generally accepted accounting principles in the United States of America.


/s/ PricewaterhouseCoopers
--------------------------
PricewaterhouseCoopers


Hong Kong,
June 1, 2001



                      Bonso Electronics International Inc. and Subsidiaries
                                   Consolidated Balance Sheets
                              (Expressed in United States Dollars)

                                                                                March 31
                                                                       ------------------------
                                                                            2000           2001
                                                                               $              $
Assets

Current assets
 Cash and cash equivalents                                             7,959,404      5,322,397
 Restricted cash deposits (Note 7)                                     2,071,952      2,873,898
 Trade receivables, net (Note 2)                                       1,661,050      3,518,943
 Inventories, net (Note 3)                                             6,192,611      5,310,889
 Notes receivable                                                        525,175      1,086,949
 Income taxes recoverable                                                    112           --
 Deferred income tax assets - current (Note 5(d))                         24,802         10,190
 Other receivables, deposits and prepayments                             235,851        619,858
                                                                     -----------    -----------
 Total current assets                                                 18,670,957     18,743,124
                                                                     -----------    -----------

Deposits (Note 10(b))                                                    398,147         70,511

Deferred income tax assets - non current (Note 5(d))                     101,570         87,245

Property, plant and equipment

 Leasehold land and buildings                                          9,922,677     12,248,784
 Plant and machinery                                                   7,176,310     10,766,115
 Molds                                                                 2,113,066      2,113,066
 Furniture, fixtures and equipment                                     2,938,724      3,291,043
 Motor vehicles                                                          304,869        304,869
                                                                     -----------    -----------
                                                                      22,455,646     28,723,877
 Less: accumulated depreciation and amortization                      (7,833,604)   (10,128,087)
                                                                     -----------    -----------
 Net property, plant and equipment                                    14,622,042     18,595,790
                                                                     -----------    -----------
 Total assets                                                         33,792,716     37,496,670
                                                                     ===========    ===========

Liabilities and shareholders' equity

Current liabilities
 Notes payable (Note 7)                                                  819,099      3,234,897
 Accounts payable                                                      3,028,023      3,435,626
 Accrued charges and deposits                                            882,839      1,029,967
 Income taxes payable                                                       --           95,694
 Short-term loans (Note 7)                                               622,229      1,086,949
 Current portion of long-term debt and capital lease obligations
  (Notes 4 and 6(a))                                                     553,467        537,029
                                                                     -----------    -----------
 Total current liabilities                                             5,905,657      9,420,162
                                                                     -----------    -----------

Long-term debt and capital lease obligations, net of current
 maturities (Notes 4 and 6(a))                                           864,798        403,890

Commitments and contingencies (Note 6(b) and 10)

Shareholders' equity (Notes 8(b), 13, 14 and 15)

 Common stock par value $0.003 per share
  - authorized shares - 23,333,334
  - issued and outstanding shares : 2000-5,712,610; 2001-5,496,133        17,133         16,484
 Additional paid-in capital                                           22,325,500     21,854,160
 Deferred consultancy fee                                                   --         (762,840)
 Promissory note receivable from shareholder (Note 8(b))              (1,430,000)          --
 Retained earnings                                                     5,873,656      6,927,842
 Accumulated other comprehensive income                                  235,972        235,972
 Common stock held in treasury, at cost (Note 13)                           --         (599,000)
                                                                     -----------    -----------
                                                                      27,022,261     27,672,618
                                                                     -----------    -----------

Total liabilities and shareholders' equity                            33,792,716     37,496,670
                                                                     ===========    ===========

                      See notes to these consolidated financial statements

                                              F-3


                 Bonso Electronics International Inc. and Subsidiaries
                    Consolidated Statements of Comprehensive Income
                         (Expressed in United States Dollars)



                                                1999           2000           2001
                                                      $              $              $

Net sales (Note 16)                          13,046,265     15,380,286     29,566,680
Cost of sales                                 8,812,173     11,117,922     22,400,017
                                            -----------    -----------    -----------
Gross margin                                  4,234,092      4,262,364      7,166,663

Selling expenses                                196,974        261,297        382,422
Salaries and related costs                    1,625,731      1,898,944      2,333,776
Research and development expenses               566,030        186,251        297,740
Administration and general expenses           1,601,186      1,646,320      2,410,872
                                            -----------    -----------    -----------
Income from operations                          244,171        269,552      1,741,853
Interest income                                  63,488        129,794        458,328
                                            -----------    -----------    -----------
Interest expenses                              (445,644)      (261,288)      (337,526)
Less: Interest capitalized                       25,108           --             --
                                            -----------    -----------    -----------
                                               (420,536)      (261,288)      (337,526)
Foreign exchange gains                           37,882         14,449         42,722
Other income                                     52,662        191,790        204,585
Consultancy fee (Note 15(d))                       --             --         (381,420)
                                            -----------    -----------    -----------
Income before income taxes                      (22,333)       344,297      1,728,542
Income tax benefit/(expense) (Note 5(c))         36,087          3,401       (124,743)
                                            -----------    -----------    -----------
Net income                                       13,754        347,698      1,603,799

Other comprehensive income, net of tax:
 Foreign currency translation adjustments         1,743            701           --
                                            -----------    -----------    -----------
Comprehensive income                             15,497        348,399      1,603,799
                                            ===========    ===========    ===========

Earnings per share (Note 12)
 Basic                                       0.45 cents     9.89 cents    28.82 cents
                                            ===========    ===========    ===========

 Diluted                                     0.37 cents     8.74 cents    28.24 cents
                                            ===========    ===========    ===========


                 See notes to these consolidated financial statements

                                         F-4


                              Bonso Electronics International Inc. and Subsidiaries
                           Consolidated Statements of Changes in Shareholders' Equity
                                      (Expressed in United States Dollars)


                                              Common stock
                                       -------------------------
                                                                                      Promissory
                                                                                            note
                                                                       Additional     receivable         Common
                                             Shares         Amount        paid-in           from           tock
                                        outstanding    outstanding        capital    shareholder     subscribed
                                        -----------    -----------    -----------    -----------    -----------
                                                                 $              $              $              $
Balance, March 31, 1998                   2,828,562          8,485      8,724,503     (1,350,000)     1,350,000
                                        -----------    -----------    -----------    -----------    -----------

Net income                                                    --             --             --             --
Other comprehensive income, net
 of tax
Foreign currency adjustments:
Cumulative translation adjustments                            --             --             --             --
                                        -----------    -----------    -----------    -----------    -----------

Comprehensive income                           --             --             --             --             --
Issued of common stock (note 8(b))          200,000            600      1,349,400           --       (1,350,000)
Common stock issued upon exercise
 of share options (note 14)                  65,000            193        131,202           --             --
Common stock issued upon exercise
 of warrants, net of expenses
 (note 15(a))                                25,597             75           --             --             --
Interest income from promissory
 note receivable (note 8(b))                   --             --           80,000        (80,000)          --
                                        -----------    -----------    -----------    -----------    -----------
Balance, March 31, 1999                   3,119,159          9,353     10,285,105     (1,430,000)          --

                                        -----------    -----------    -----------    -----------    -----------
Net income                                                    --             --             --             --
Other comprehensive income, net
 of tax
Foreign currency adjustments:
Cumulative translation adjustments                            --             --             --             --
                                        -----------    -----------    -----------    -----------    -----------

Comprehensive income                           --             --             --             --             --
Common stock issued upon exercise
 of share options (note 14)                 919,675          2,759         52,089           --             --
Common stock issued upon
 exercise of warrants, net of
 expenses (note 15(a))                    1,673,776          5,021     11,988,306           --             --
                                        -----------    -----------    -----------    -----------    -----------
Balance, March 31, 2000                   5,712,610         17,133     22,325,500     (1,430,000)          --

                                        -----------    -----------    -----------    -----------    -----------
Net income                                                     --             --             --             --
Other comprehensive income,
 net of tax
Foreign currency adjustments:
 Cumulative translation adjustments                            --             --             --             --
                                        -----------    -----------    -----------    -----------    -----------

Comprehensive income                           --             --             --             --             --
Common stock issued upon exercise
 of share options (note 14)                   7,023             21            (21)          --             --
Deferred consultancy fee (note 15(d))          --             --        1,144,260           --             --
Amortization of deferred
 consultancy fee (note 15(d))                  --             --             --             --             --
Common stock issued upon exercise
 of warrants (note 15(d))                    50,000            150        399,850           --             --
Cash dividends declared on
 common stock ($0.1 per share)                 --             --             --             --             --
Purchase of common stock (note 13)             --             --             --             --             --
Retirement of common stock
 (note 13)                                  (73,500)          (220)      (586,029)          --             --
Cancellation of common stock
 subscribed (note 8(b))                    (200,000)          (600)    (1,429,400)     1,430,000           --
                                        -----------    -----------    -----------    -----------    -----------
Balance, March 31, 2001                   5,496,133         16,484     21,854,160           --             --
                                        ===========    ===========    ===========    ===========    ===========


                              See notes to these consolidated financial statements

                                                      F-5

                              Bonso Electronics International Inc. and Subsidiaries
                           Consolidated Statements of Changes in Shareholders' Equity
                                      (Expressed in United States Dollars)
                                                     (Con't)


                                                                                     Accumulated
                                                                                           other
                                                                                   comprehensive
                                             Common       Deferred                income-foreign         Total
                                         stock held    consultancy       Retained       currency shareholders'
                                        at treasury            fee       earnings    adjustments        equity
                                        -----------    -----------    -----------    -----------   -----------
                                                  $              $              $              $             $
Balance, March 31, 1998                        --             --        5,512,204        233,528    14,478,720

                                        -----------    -----------    -----------    -----------   -----------
Net income                                     --             --           13,754           --          13,754
Other comprehensive income, net
 of tax
Foreign currency adjustments:
Cumulative translation adjustments             --             --             --            1,743         1,743
                                        -----------    -----------    -----------    -----------   -----------

Comprehensive income                           --             --           13,754          1,743        15,497
Issued of common stock (note 8(b))             --             --             --             --            --
Common stock issued upon exercise
 of share options (note 14)                    --             --             --             --         131,395
Common stock issued upon exercise
 of warrants, net of expenses
 (note 15(a))                                  --             --             --             --              75
Interest income from promissory
 note receivable (note 8(b))                   --             --             --             --            --
                                        -----------    -----------    -----------    -----------   -----------
Balance, March 31, 1999                        --             --        5,525,958        235,271    14,625,687

                                        -----------    -----------    -----------    -----------   -----------
Net income                                     --             --          347,698           --         347,698
Other comprehensive income, net
 of tax
Foreign currency adjustments:
Cumulative translation adjustments             --             --             --              701           701
                                        -----------    -----------    -----------    -----------   -----------

Comprehensive income                           --             --          347,698            701       348,399
Common stock issued upon exercise
 of share options (note 14)                    --             --             --             --          54,848
Common stock issued upon
 exercise of warrants, net of
 expenses (note 15(a))                         --             --             --             --      11,993,327
                                        -----------    -----------    -----------    -----------   -----------
Balance, March 31, 2000                        --             --        5,873,656        235,972    27,022,261

                                        -----------    -----------    -----------    -----------   -----------
Net income                                     --             --        1,603,799           --       1,603,799
Other comprehensive income,
 net of tax
Foreign currency adjustments:
 Cumulative translation adjustments            --             --             --             --            --
                                        -----------    -----------    -----------    -----------   -----------

Comprehensive income                           --             --        1,603,799           --       1,603,799
Common stock issued upon exercise
 of share options (note 14)                    --             --             --             --            --
Deferred consultancy fee (note 15(d))          --       (1,144,260)          --             --            --
Amortization of deferred
 consultancy fee (note 15(d))                  --          381,420           --             --         381,420
Common stock issued upon exercise
 of warrants (note 15(d))                      --             --             --             --         400,000
Cash dividends declared on
 common stock ($0.1 per share)                 --             --         (549,613)          --        (549,613)
Purchase of common stock (note 13)       (1,185,249)          --             --             --      (1,185,249)
Retirement of common stock
 (note 13)                                  586,249           --             --             --            --
Cancellation of common stock
 subscribed (note 8(b))                        --             --             --             --            --
                                        -----------    -----------    -----------    -----------   -----------
Balance, March 31, 2001                    (599,000)      (762,840)     6,927,842        235,972    27,672,618
                                        ===========    ===========    ===========    ===========   ===========


                               See notes to these consolidated financial statements

                                                  F-5 (Con't)


                       Bonso Electronics International Inc. and Subsidiaries
                               Consolidated Statements of Cash Flows
                               (Expressed in United States Dollars)


                                                               1999           2000           2001
                                                                  $              $              $

Cash flows from operating activities
 Net income                                                  13,754        347,698      1,603,799
 Adjustments to reconcile net income to net cash
  provided by operating activities
  Depreciation                                            1,109,286      1,316,994      2,019,621
  Amortization                                              275,323        302,179        329,564
  Consultancy fee                                              --             --          381,420
  Other                                                     (51,187)       (25,677)       124,743

 Changes in assets and liabilities:

 Trade receivables                                          596,696     (1,259,455)    (1,857,893)
 Other receivables, deposits and prepayments                157,693          7,380       (384,007)
 Notes receivable                                          (349,931)       165,274       (561,774)
 Inventories                                              1,341,075     (1,622,488)       865,373
 Accounts payable, accrued charges and deposits            (390,808)     2,258,494        554,731
 Other                                                      (57,289)       110,849         51,315
                                                        -----------    -----------    -----------
 Net cash provided by operating activities                2,644,612      1,601,248      3,126,892
                                                        -----------    -----------    -----------

Cash flows from investing activities

 Restricted cash deposits                                   (59,421)    (1,060,264)      (801,946)
 Deposit for property, plant and equipment                     --         (398,147)       (70,511)
 Proceeds from disposal of property, plant and
  equipment                                                    --            8,149            441
 Acquisition of property, plant and equipment              (866,891)    (3,458,318)    (5,846,296)
                                                        -----------    -----------    -----------
 Net cash used in investing activities                     (926,312)    (4,908,580)    (6,718,312)
                                                        -----------    -----------    -----------

Cash flows from financing activities

 Issue of shares on exercise of warrants and options        317,966     12,272,436        400,000
 Repurchase of common stock                                    --             --       (1,185,249)
 Expenses paid for warrant redemption                      (201,586)      (224,261)          --
 Principal payments under long-term debt                   (381,826)      (111,984)       (65,016)
 Capital lease payments                                    (372,192)      (436,165)      (526,227)
 Net (repayment)/advance under banking facilities        (1,254,981)      (503,428)     2,880,518
 Payment of dividends to stockholders                          --             --         (549,613)
                                                        -----------    -----------    -----------
 Net cash (used in)/provided by financing activities     (1,892,619)    10,996,598        954,413
                                                        -----------    -----------    -----------

 Effect of foreign exchange rate changes on cash             (2,688)        (1,309)          --
                                                        -----------    -----------    -----------

 Net (decrease)/increase in cash and cash equivalents      (177,007)     7,687,957     (2,637,007)
 Cash and cash equivalents, beginning of year               448,454        271,447      7,959,404
                                                        -----------    -----------    -----------
 Cash and cash equivalents, end of year                     271,447      7,959,404      5,322,397
                                                        ===========    ===========    ===========
Supplemental disclosure of cash flow information

 Cash paid during the year for:
  Interest paid, net of amounts capitalized                 420,536        261,288        337,526
  Income tax paid, net of refund                            (21,202)       (22,276)          --


                       See notes to these consolidated financial statements

                                               F-6

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


1        Description of business and significant accounting policies

         Bonso Electronics International Inc. ("the Company") and its subsidiaries are engaged in the designing, manufacturing and selling of a comprehensive line of electronic scales and weighing instruments, electronic consumer, health care and telecommunication products.

         The consolidated financial statements have been prepared in United States dollars and in accordance with generally accepted accounting principles in the United States of America. The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include provisions made against inventories and trade receivables. Actual results could differ from those estimates.

         The significant accounting policies are as follows:

 (a)     Principles of consolidation

         The consolidated financial statements include the accounts of the Company and its subsidiaries (hereinafter collectively referred to as the "Group"). All significant intercompany accounts and transactions are eliminated.

 (b)     Cash and cash equivalents

         Cash and cash equivalents are short-term, highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost, which approximates fair value because of the short term maturity of these instruments.

 (c)     Inventories

         Inventories are stated at the lower of cost or net realizable value with cost determined on a first-in, first-out basis. Net realizable value is the price at which inventories can be sold in the normal course of business after allowing for the costs of completion and disposal.

 (d)     Revenue recognition

         Revenue is recognized on the transfer of title of ownership, which generally coincides with the time when the products are shipped to customers.

 (e)     Property, plant and equipment

         (i) Property, plant and equipment are stated at cost. Leasehold land and buildings are amortized on a straight-line basis over 15 to 50 years, representing the shorter of the remaining term of the lease or the expected useful life to the Group.

         (ii) Construction-in-progress represents factories and office buildings under construction and is stated at cost. Cost includes the costs of construction and interest charges arising from borrowings used to finance these assets during the period of construction. Construction-in-progress is not depreciated during the period of construction.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


1        Description of business and significant accounting policies (Continued)

 (e)     Property, plant and equipment (Continued)

         (iii) Other fixed assets are carried at cost and depreciated using the straight-line method over their expected useful lives to the Group. The principal annual rates used for this purpose are:

                  Plant and machinery                  - 14% to 33.3%
                  Molds                                - 20%
                  Furniture, fixtures and equipment    - 20%
                  Motor vehicles                       - 20%

         (iv) The cost of major improvements and betterments is capitalized, whereas the cost of maintenance and repairs is expensed in the year incurred.

         (v) Any gain or loss on disposal is included in the Consolidated Statements of Comprehensive Income.

 (f)     Research and development costs

         Research and development costs are charged to expense as incurred.

 (g)     Advertising

         Advertising costs are expensed as incurred and are included within selling expenses.

         Total advertising costs incurred for the years ended March 31, 1999, 2000 and 2001 amounted to $43,424, $12,633 and $9,942 respectively.

 (h)     Deferred income taxes

         Amounts in the consolidated financial statements related to income taxes are calculated using the principles of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not to occur.

 (i)     Capitalization of interest costs

         Interest attributable to borrowings used to finance the construction of factories and office buildings is capitalized as an additional cost of the related assets. Interest is capitalized by applying the weighted average interest rate on borrowings outstanding during the year or, where applicable, the interest rate related to specific borrowings, to the average amount of the accumulated expenditures for the assets during the period. Capitalization of interest ceases when the property is ready for its intended use.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


1        Description of business and significant accounting policies (Continued)

(j)      Foreign currency translations

         (i) The functional currency of the Company and one of its Hong Kong subsidiaries is the United States dollar and the functional currency of the other Hong Kong subsidiaries is the Hong Kong dollar. The functional currency of the Company's subsidiary in the People's Republic of China (the "PRC") is the Renminbi, the national currency of the PRC.

         (ii) The financial statements of foreign subsidiaries where the U.S. dollar is the functional currency and which have certain transactions denominated in non-U.S. dollar currencies are remeasured as if the functional currency were the U.S. dollar. The remeasurement of local currencies into U.S. dollars creates translation adjustments which are included in net income.

         (iii) The financial statements of foreign subsidiaries, where the local currency is the functional currency, are translated into U.S. dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for statement of income. Adjustments resulting from translation of financial statements are reflected as a separate component of shareholders' equity.

2        Allowance for doubtful accounts

         Changes in the allowance for doubtful accounts consist of:

                                             1999         2000         2001
                                                $            $            $

         Balance, April 1                  33,333       39,359          --
         Additions charged to expense       6,026         --            --
         Write-off                           --        (39,359)         --
                                          -------     --------      -------
         Balance, March 31                 39,359         --            --
                                          =======     ========      =======

3        Inventories

 (a)     The components of inventories are as follows:

                                              2000                2001
                                                 $                   $

         Raw materials                   4,752,422           3,611,961
         Work in progress                  921,679           1,125,138
         Finished goods                    841,636             913,265
                                        ----------          ----------
                                         6,515,737           5,650,364
         Inventories reserves             (323,126)           (339,475)
                                        ----------          ----------
                                         6,192,611           5,310,889
                                        ==========          ==========

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


3        Inventories (Continued)

(b)     Changes in the inventories reserves consist of the following:

                                                 1999         2000         2001
                                                    $            $            $

         Balance, April 1                     267,624      195,321      323,126
         Additions charged to expense            --        127,805      210,362
         Write-off                            (72,303)        --       (194,013)
                                             --------     --------     --------
         Balance, March 31                    195,321      323,126      339,475
                                             ========     ========     ========

4        Long-term debt

         Long-term debt denominated in Renminbi consists of the following:

                                                              March 31
                                                       ----------------------
                                                          2000           2001
                                                             $              $

         Loan payable to a property developer at
            14% per annum                               19,802           --
         Bank loans at 5.3% per annum                     --           68,683
                                                       -------        -------
                                                        19,802         68,683
         Less: current portion                         (19,802)       (38,452)
                                                       -------        -------
         Long-term debt, less current maturities          --           30,231
                                                       =======        =======

5        Taxation

(a) The companies comprising the Group are subject to tax on an entity basis on income arising in or derived from Hong Kong and the PRC. The current rates of taxation of the subsidiaries operating in Hong Kong and Shenzhen in the PRC are 16% and 15%, respectively. The Group is not subject to income taxes in the British Virgin Islands.

(b) Pursuant to the relevant income tax laws in the PRC, Bonso Electronics (Shenzhen) Co., Ltd, a wholly owned subsidiary of the Company, is fully exempt from PRC state income tax for two years starting from the first profit-making year followed by a 50% reduction over the ensuing three years. The first profit-making year of Bonso Electronics (Shenzhen) Co., Ltd. was deemed to be the financial year ended December 31, 1998.

(c)      The components of the income tax benefit/(expense) are as follows:

                                                    1999       2000       2001
                                                       $          $          $

         Deferred income tax benefit/(expense)    38,956     13,898    (28,937)
         Current income tax expense               (2,869)   (10,497)   (95,806)
                                                --------   --------   --------
         Total income tax benefit                 36,087      3,401   (124,743)
                                                ========   ========   ========

                    Bonso Electronics International Inc. and Subsidiaries
                         Notes to Consolidated Financial Statements
                            (Expressed in United States Dollars)


5        Taxation (Continued)

(d)      Deferred tax assets are comprised of the following:

                                                        2000          2001
                                                           $             $
          Deferred tax liabilities

          Accelerated depreciation                   (10,395)         (852)

          Deferred tax assets
                                                     -------       -------
          Tax loss carry forwards                    127,385        98,246
          Valuation allowance                        (15,420)      (10,149)
                                                     -------       -------

                                                     111,965        88,097
          Others                                      24,802        10,190
                                                     -------       -------
                                                     136,767        98,287
                                                     -------       -------
          Net deferred tax assets                    126,372        97,435
          Less: current portion                       24,802        10,190
                                                     -------       -------
          Non current portion                        101,570        87,245
                                                     =======       =======

         As of March 31, 2001, the Group had accumulated tax losses amounting to $614,038 (the tax effect thereon is $98,246) which may be carried forward and applied to reduce future taxable income which is earned in or derived from Hong Kong. Realization of deferred tax assets associated with tax loss carry forwards is dependent upon generating sufficient taxable income prior to their expiration. A valuation allowance is established against such tax losses when management believes it is more likely than not that a portion may be disputed by the tax authorities.

         As of March 31, 2001, the Group's accumulated tax losses have no definite period of expiration.

(e)      Changes in the valuation allowance consist of:

                                                           1999          2000          2001
                                                              $             $             $

         Balance, April 1                                61,176        34,693        15,420
         Reduction credited to income tax expense        (4,630)         (337)       (5,271)
         Release of valuation allowance upon:
         - approval of losses by tax authorities        (21,853)      (18,936)         --
                                                        -------       -------       -------
         Balance, March 31                               34,693        15,420        10,149
                                                        =======       =======       =======

                                      F-11


              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


5        Taxation (Continued)

(f) The actual income tax benefit/(expense) attributable to earnings for the years ended March 31, 1999, 2000 and 2001 differed from the amounts computed by applying the Hong Kong statutory tax rate in accordance with the relevant income tax law as a result of the following:

                                                            1999               2000              2001
                                                               $                  $                 $

         Hong Kong statutory tax rate                      16.0%              16.0%             16.0%
         Income tax (expense)/credit at the Hong
          Kong statutory tax rate                          3,573            (55,088)         (276,567)
         Offshore profit not subject to income tax        40,477             77,672           171,520
         Valuation allowance on tax loss                  26,483             19,273             5,271
         Over/(under) provision for Hong Kong
          tax in prior years                             (22,064)            (5,200)            3,194
         Expenses not deductible for income tax
          purposes                                        (5,756)           (24,365)          (13,480)
         Other                                            (6,626)            (8,891)          (14,681)
                                                        --------           --------          --------
         Total income tax benefit                         36,087              3,401          (124,743)
                                                        ========           ========          ========

6        Leases

(a)      Capital leases

         Motor vehicles and plant and machinery include the following amounts for capitalized leases:

                                                              Motor vehicles             Plant and machinery
                                                    ----------------------------    ----------------------------
                                                                March 31                         March 31
                                                    ----------------------------    ---------------------------
                                                          2000             2001            2000            2001
                                                             $                $               $               $

         Cost                                           59,513           59,513       2,238,400       1,975,887
         Less: accumulated amortization                  8,927           20,830         258,758         532,831
                                                    ----------       ----------      ----------      ----------
                                                        50,586           38,683       1,979,642       1,443,056
                                                    ==========       ==========      ==========      ==========

         During the years ended March 31, 1999, 2000 and 2001, the Group entered into additional capital lease obligations amounting to $78,974, $1,540,608 and $Nil respectively.

                                      F-12

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


6        Leases (Continued)

(a)      (Continued)

         Future minimum payments for capital leases as of March 31, 2001 with an initial term of more than one year are as follows:

                                                                              $

         2002                                                           564,073
         2003                                                           418,134
                                                                      ---------
         Total minimum lease payments                                   982,207

         Less: amount representing interest                            (109,971)
                                                                      ---------
         Present value of net minimum lease payments (including
          current portion of $498,577, as of March 31, 2001)            872,236
                                                                      =========

(b)      Operating leases

         As of March 31, 2001, future minimum lease commitments in respect of noncancellable operating leases for office premises and staff quarters in Hong Kong and the PRC are as follows:

                                                                              $

         2002                                                           127,331
         2003                                                            98,485
         2004                                                             3,672
                                                                       --------
                                                                        229,488
                                                                       ========

         Rent expense for all operating leases amounted to $166,824, $84,749 and $123,124 for the years ended March 31, 1999, 2000 and 2001, respectively.



              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


7        Banking facilities

         As of March 31, 2001, the Group had general banking facilities for bank overdrafts, letters of credit, notes payable, short-term loans and long-term loans. The facilities are interchangeable with total amounts available of $14,555,862 (2000: $8,358,975). All general banking facilities granted to the Group are denominated in Hong Kong dollars and Renminbi.

         The Group's general banking facilities, expressed in United States
         Dollars, are further analyzed as follows:

                                                                                    Terms of banking facilities as of
                                     Amount available           Amount utilized                 March 31, 2001
                                ------------------------   -----------------------    ------------------------------
                                           March 31                   March 31
                                ------------------------   -----------------------
                                      2000          2001         2000         2001         Interest       Repayment
                                         $             $            $            $             rate           terms
         Import and export
          facilities

         Letters of credit       3,192,774     7,179,487    1,585,516    4,749,698

         Including sublimit
          of:
          Notes payable          2,679,953     7,179,487      819,099    3,234,897       Prime rate    Repayable in
                                                                                         minus 0.5%     full within
                                                                                      to Prime rate     four months
                                                                                       plus 0.2% or
                                                                                         HIBOR + 2%


         Short-term loans        3,371,329     5,384,615      622,229    1,086,949       Prime rate    Repayable in
                                                                                         minus 0.5%     full within
                                                                                      to Prime rate    three months
                                                                                       plus 0.2% or
                                                                                         HIBOR + 2%

         Other facilities

         Bank overdrafts         1,153,846     1,923,077         --           --         Prime rate       Repayable
                                                                                      to Prime rate       on demand
                                                                                       plus 0.5% or
                                                                                              HIBOR
                                                                                            + 0.05%

         Fixed-term loan           641,026          --           --           --               --             --

         Long-term loans              --          68,683         --         68,683       Fixed rate    Repayable by
            (Note 4)                                                                        of 5.3%      21 monthly
                                                                                                        instalments
                                ----------    ----------   ----------   ----------
                                 8,358,975    14,555,862    2,207,745    5,905,330
                                ==========    ==========   ==========   ==========

                                      F-14


              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


7        Banking facilities (Continued)

         The Prime rate and HIBOR rate were 8.00% and 4.9375% per annum, respectively, as of March 31, 2001. The Prime rate is determined by the Hong Kong Bankers Association and is subject to revision from time to time.

         The banking facilities are collateralized by the following:

         (a) a legal charge over leasehold properties of the Group with net book value of $3,967,190 (2000: $1,967,120); and

         (b) a bank guarantee of $150,000 (2000: $150,000) and restricted cash deposits of $2,873,898 (2000: $2,071,952). The restricted cash deposits have original maturities of less than three months.

         The weighted average interest rate of short-term borrowings of the Group is as follows:

                                         Year ended March 31
                                      -------------------------
                                       2000                2001

         Bank overdrafts               9.3%                9.5%
         Notes payable                 8.6%                9.4%
         Short-term loans              8.6%                9.4%

8        Related party transactions

(a) The Group paid emoluments, commissions and/or consultancy fees to its directors as follows:

         Year ended     Mr So Hung Gun,        Ms Pang Kit         Mr Chung Kim          Mr Luk Kam
         March 31               Anthony        Teng, Cathy                  Wah                 Sun
         --------           -----------        -----------          -----------         -----------
         1999            $441,538 (iii)            $90,394         $113,589(ii)         $91,154(iv)
         2000            $553,718 (iii)           $103,744         $128,854(ii)        $106,923(iv)
         2001            $559,672 (iii)           $106,359         $137,285(ii)         $20,816(iv)

                             Mr Fok Woo          Mr George        Mr. J Stewart            Mr Henry
                                   Ping            O'Leary              Jackson           Schlueter
                            -----------        -----------          -----------         -----------
         1999                       Nil        $115,342(i)                  Nil                 Nil
         2000                       Nil        $136,286(i)                  Nil                 Nil
         2001                       Nil        $170,134(i)                  Nil                 Nil

         (i)      This represented commissions and consultancy fee paid to Mr
                  George O'Leary.

         (ii)     Included in the emoluments is a housing allowance for $38,462 for each of the three years in the period ended March 31, 2001 payable to a company in which Mr Chung Kim Wah has a beneficial interest.

         (iii) Apart from the emoluments paid by the Group as above, one of the properties of the Group in Hong Kong is also provided to Mr. So Hung Gun, Anthony as director's quarter as part of his compensation.

         (iv)     Mr Luk Kam Sun resigned as a director of the Company on April
                  3, 2000.

                                      F-15

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


8        Related party transactions (Continued)

(b)      Promissory note receivable from shareholder

         On March 27, 1998, Advantage List & Marketing Corporation ("ALMC") subscribed for 200,000 shares of common stock of the Company at a price of $6.75 per share which represented the fair market value at the date of subscription, in exchange for ALMC's promissory note of $1,470,000. On the same date, ALMC entered into a pledge agreement simultaneously under which ALMC agreed to pledge the common stock to the Company as security for the payment of the promissory note. The promissory note is with full recourse, interest free and shall be fully repayable on or before September 27, 2000. On September 17, 1998, a total of 200,000 shares of common stock were issued and the shares were held by the Company as security for payment of the promissory note. The promissory note was recorded at its discounted value of $1,350,000. Interest of $80,000 accrued thereon in the year ended March 31, 1999 has been included in additional paid in capital. On November 10, 1999, the Company has entered into an agreement with ALMC to recind the previous share subscription such that in April 2000, the 200,000 shares of common stock of the Company held by ALMC were returned to the Company in exchange for cancellation of the promissory note of $1,470,000. The 200,000 shares of common stock were then cancelled and returned to the status of authorized but unissued shares.

9        Provident fund plan

(a) With effect from January 1, 1988, Bonso Electronics Limited ("BEL"), a wholly-owned foreign subsidiary of the Company, started a provident fund plan (the "Plan") with a major international assurance company to provide life insurance and retirement benefits for its employees. All permanent full time employees who joined BEL before December 2000, excluding factory workers, are eligible to join the provident fund plan.

         The Mandatory Provident Fund (the "MPF") was introduced by the Hong Kong Government commenced in December 2000. BEL joined the MPF with a major international assurance company. All permanent full time employees who joined BEL in or after December 2000, excluding factory workers, are eligible to join the MPF.

(b) Members of the Plan are required to contribute 5% of their monthly salary. The contribution by BEL is as follows:

           Years of service                    % of salary as BEL's contribution
           ----------------                    ---------------------------------

           Less than 5 years                                5.0%
           5 to 10 years                                    7.5%
           More than 10 years                              10.0%

         Members' and employers' contributions to the MPF are both at 5% of the members' monthly salaries and are subject to a maximum contribution of HK$1,000 monthly.

(b) At normal retirement age, death or ill health, the member shall be entitled to receive from the Plan a lump sum equal to the total of the member's and BEL's contributions plus a return on their investment. On resignation prior to normal retirement age, a member shall be entitled to receive from the Plan a lump sum equal to the member's contributions plus a percentage of the employer's balance determined in accordance with a predetermined set scale.

         On resignation or at normal retirement age, death or ill health, the member of the MPF shall be entitled to a lump sum equal to the total of the member's and BEL's contributions plus a return on their investment.

(c) BEL's total contributions to the Plan and the MPF for the years ended March 31, 1999, 2000 and 2001 amounted to $54,046, $64,921 and $53,704 respectively.



              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


10       Commitments and contingencies

(a) As of March 31, 2001, the Group had contingent liabilities to banks for outstanding letters of credit and shipping guarantee of $1,514,801
         (2000: $766,417) and $555,075 (2000: $19,340) respectively.

(b) As of March 31, 2001, the Group had commitments to acquire plant and machineries from third parties for an aggregate consideration of $2,958,785 of which $70,511 had been paid as deposits.

11       Research and development expenses

         Included in the research and development expenses for the year ended
         March 31, 1999 was $392,454 incurred in connection with a telephone project.

12       Earnings per share
                                                                       Year ended March 31
                                                      -------------------------------------------------
                                                            1999               2000                2001
                                                               $                  $                   $

         Income available to common
          shareholders                                    13,754            347,698           1,603,799

         Weighted average shares outstanding           3,079,219          3,515,690           5,564,536
         Incremental shares from assumed
          exercise of:
           Warrants                                      166,024             33,838              48,547
           Stock options                                 429,060            428,551              66,828
                                                      ----------         ----------          ----------
         Dilutive potential common shares                595,084            462,389             115,375
                                                      ----------         ----------          ----------
         Diluted weighted average shares               3,674,303          3,978,079           5,679,911
                                                      ==========         ==========          ==========

         Basic earnings per share                     0.45 cents         9.89 cents         28.82 cents
         Diluted earnings per share                   0.37 cents         8.74 cents         28.24 cents

         Earnings per share are computed based on the weighted average number of common shares and, as appropriate, dilutive common stock equivalents outstanding for the period and the related income amount.

         Warrants to purchase 1,087,201 shares of common stock at $17.35 per share were outstanding during the fiscal year ended March 31, 2001 but were not included in the calculation of diluted earnings per share during the year ended March 31, 2001 because the warrants' exercise price was greater than the market price of the Company's common stock.

13       Stockholders' equity

         In June 2000, the Board of Directors authorized the repurchase of the common stock of the Company up to a total consideration of $1,000,000.
         At various times from July 2000 to November 2000, the Company repurchased 123,500 shares of the Company's common stock, at an average cost of $7.78, for a total cost of $960,249.

         In December 2000, the Board of Directors further authorized the repurchase of 25,000 shares of the common stock of the Company.
         Subsequently in December 2000, the Company repurchased 25,000 shares of the Company's common stock, at an average cost of $9.00, for a total cost of $225,000.

         In March 2001, 73,500 shares of the repurchased common stock have been cancelled, and returned to the status of authorized but unissued shares. The remaining 75,000 repurchased shares of the common stock are held by the Company in treasury, which are recorded at cost in the Consolidated Balance Sheets at March 31, 2001.

         In April 2001, the 75,000 shares of common stock were cancelled and returned to the status of authorized but unissued shares.

                                      F-17


                  Bonso Electronics International Inc. and Subsidiaries
                       Notes to Consolidated Financial Statements
                          (Expressed in United States Dollars)


14       Stock option plan

(a)      In October 1996, the Board of Directors approved the 1996 Stock Option
         Plan and 1996 Non-Employee Directors' Stock Option Plan. Under the 1996
         Stock Option Plan, the Company may grant options of common stock to certain employees and directors of the Company for a maximum of 400,000 shares. The 1996 Stock Option Plan is administered by a committee appointed by the Board of Directors which determines the terms of options granted, including the exercise price, the option periods and the number of shares to be subject to each option. The exercise price of options granted under the 1996 Stock Option Plan may be less than the fair market value of the common shares on the date of grant. The maximum term of options granted under the 1996 Stock Option Plan is 10 years. The right to acquire the common shares is not assignable except for certain conditions stipulated in the 1996 Stock Option Plan.

         In January 1997, the Company granted options to three directors to purchase an aggregate of 375,000 shares of common stock of the Company at an exercise price of $2.00 per share, which was equal to the market value on the date of grant, in accordance with the 1996 Stock Option
         Plan. The options shall expire on January 31, 2007 and can be exercised at any time immediately after granting. All of the options were exercised during the year ended March 31, 2000 to purchase 337,264 shares of common stock of the Company.

         In January 1998, the Company granted options to an employee to purchase an aggregate of 25,000 shares of common stock of the Company at an exercise price of $6.20 per share which was greater than the market value on the date of grant, in accordance with the 1996 Stock Option
         Plan. The options shall expire on January 1, 2008 and can be exercised at any time immediately after granting. All of the options were exercised during the year ended March 31, 2000 to purchase 17,201 shares of common stock of the Company.

         In January 2000, the maximum number of share options which can be granted under the 1996 Stock Option Plan was increased from 400,000 units to 900,000 units.

         In January 2000, the Company granted options to certain employees to purchase an aggregate of 23,700 shares of common stock of the Company at an exercise price of $8.00 per share, which was equal to the market value on the date of grant, in accordance with the 1996 Stock Option
         Plan. The options shall expire on January 6, 2010 and can be exercised at any time immediately after granting. None of the options have been exercised during the year ended March 31, 2000, and 13,700 stock options were exercised to purchase 7,023 shares of common stock of the Company during the year ended March 31, 2001.

         The stock options outstanding in respect of the 1996 Stock Option Plan as of March 31, 2001 is summarized as follows:

                                                                       Average per share
                                                            ----------------------------

                                                      Number      Exercise        Market
                                                   of shares         price         price

         Balance, March 31, 1998 and 1999            400,000         $2.26         $2.26
         Exercised during the year                  (400,000)        $2.26         $2.26
         Grant at exercise price equal to the
          market value of the common shares
          on the date of grant                        23,700         $8.00         $8.00
                                                    --------      --------      --------
         Balance, March 31, 2000                      23,700         $8.00         $8.00
         Exercised during the year                   (13,700)        $8.00         $8.00
                                                    --------      --------      --------
         Balance March 31, 2001                       10,000         $8.00         $8.00
                                                    ========      ========      ========

                                      F-18

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


14       Stock option plan (Continued)

(a)      (Continued)

         Under the 1996 Non-Employee Directors' Stock Option Plan, the non-employee directors are automatically granted stock options on the third business day following the day of each annual general meeting of the Company to purchase an aggregate of 100,000 shares of common stock. The exercise price of all options granted under the 1996 Non-Employee Directors' Stock Option Plan shall be one hundred percent of the fair market value per share of the common shares on the date of grant. The maximum term of options granted under the 1996 Non-Employee Directors' Stock Option Plan is 10 years. No stock option may be exercised during the first six months of its term except for certain conditions provided in the 1996 Non-Employee Directors' Stock Option Plan. The right to acquire the common shares is not assignable except for certain conditions stipulated in the 1996 Non-Employee Directors' Stock Option Plan.

         In October 1996, the Company issued options to three non-employee directors in accordance with the 1996 Non-Employee Directors' Stock Option Plan to purchase an aggregate of 30,000 shares of common stock of the Company at an exercise price of $2.25 per share, which was equal to the market value on the date of grant. The options shall expire October 16, 2006 and can be exercised at any time immediately after granting. During the years ended on March 31, 1999 and 2000, 10,000 and 20,000 stock options were exercised to purchase 10,000 and 18,868 shares of common stock of the Company respectively.

         In September 1997, the Company issued options to four non-employee directors in accordance with the 1996 Non-Employee Directors' Stock Option Plan to purchase an aggregate of 40,000 shares of common stock of the Company at an exercise price of $5.06 per share, which was equal to the market value on the date of grant. The options shall expire on September 8, 2007 and can be exercised at any time immediately after granting. During the year ended March 31, 2000, 30,000 stock options were exercised to purchase 22,362 shares of common stock of the Company.

         No annual general meeting was held by the Company for the year 1998 and therefore no stock option was granted in accordance with the 1996 Non-Employee Directors' Stock Option Plan during the year ended March 31, 1999.

         In January 2000, the maximum number of share options which can be granted under the 1996 Non-Employee Directors' Stock Option Plan was increased from 100,000 units to 600,000 units.

         In January 2000, the Company issued options to two non-employee directors in accordance with the 1996 Non-Employee Directors' Stock Option Plan to purchase an aggregate of 20,000 shares of the common stock of the Company at an exercise price of $8.125 per share, which was equal to the market value on the date of grant. The options shall expire on January 12, 2010 and can be exercised at any time immediately after granting. None of the options has been exercised during the years ended March 31, 2000 and March 31, 2001.

         In January 2001, the Company issued options to three non-employee directors in accordance with the 1996 Non-Employee Directors' Stock Option Plan to purchase an aggregate of 30,000 shares of the common stock of the Company at an exercise price of $7.875 per share, which was equal to the market value on the date of grant. The options shall expire on January 9, 2011 and can be exercised at any time immediately after granting. None of the options has been exercised up to March 31, 2001.



              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


14       Stock option plan (Continued)

(a)      (Continued)

         The stock options activity in respect of the 1996 Non-Employee
         Directors' Stock Option Plan as of March 31, 2001 is summarized as follows:

                                                                                Average per share
                                                                         -----------------------------
                                                         Number           Exercise              Market
                                                      of shares              price               price

         Balance, March 31, 1998                         70,000              $3.86               $3.86
         Exercised during the year                      (10,000)             $2.25               $2.25
                                                       --------           --------            --------
         Balance, March 31, 1999                         60,000              $4.12               $4.12
         Exercised during the year                      (50,000)            $3.936              $3.936
         Grant at exercise price equal to the
          market value of the common shares
          on the date of grant                           20,000             $8.125              $8.125
                                                       --------           --------            --------
         Balance, March 31, 2000                         30,000             $7.103              $7.103

         Grant at exercise price equal to the
          market value of the common shares
          on the date of grant                           30,000             $7.875              $7.875
                                                       --------           --------            --------
         Balance, March 31, 2001                         60,000             $7.489              $7.489
                                                       ========           ========            ========

(b) In January 1997, the Company granted options to three non-employee directors to purchase an aggregate of 100,000 shares of common stock of the Company. The exercise price is $2.00 per share, which equaled the market value of the Company's common stock on the date of grant. The options shall expire on January 31, 2007 and can be exercised at any time immediately after granting. During the years ended March 31, 1999 and March 31, 2000, 55,000 and 45,000 options were exercised to purchase 55,000 and 41,981 shares of common stock of the Company respectively.

         The stock options summary as of March 31, 2001 is summarized as follows:

                                                                                           Average per share
                                                                                      ----------------------------
                                                                     Number          Exercise              Market
                                                                  of shares             price               price

         Balance, March 31, 1998                                   100,000              $2.00               $2.00
         Exercised during the year                                 (55,000)             $2.00               $2.00
                                                                  --------           --------            --------
         Balance, March 31, 1999                                    45,000              $2.00               $2.00

         Exercised during the year                                 (45,000)             $2.00               $2.00
                                                                  --------           --------            --------
         Balance, March 31, 2000 and
          March 31, 2001                                              --                  --                  --
                                                                  ========           ========            ========

                                      F-20

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


14       Stock option plan (Continued)

(c) At various times in January 1998, the Company issued options to the directors and an employee of the Company to purchase an aggregate of 195,000 shares of common stock of the Company at an exercise price of $6.20 per share. The options shall expire in January 2008 and can be exercised at any time immediately after granting. The exercise prices of these options were equal to or greater than the fair market value at the time of grant. No options have been exercised during the year ended March 31, 1998 and 1999, and all of the 195,000 options were exercised to purchase 134,174 shares of common stock of the Company during the year ended March 31, 2000.

         The stock options summary as of March 31, 2001 is summarized as follows:

                                                             Average per share
                                                            -------------------
                                                Number      Exercise     Market
                                             of shares         price      Price

         Balance, March 31, 1998 and 1999      195,000         $6.20      $6.20

         Exercised during the year            (195,000)        $6.20      $6.20
                                              --------      --------   --------
         Balance, March 31, 2000 and
          March 31, 2001                          --             --         --
                                              ========      ========   ========

 (d) In October 1998, the Company issued options to the directors, non-employee directors and certain employees of the Company to purchase an aggregate of 430,000 shares of common stock of the Company at an exercise price of $3.60 to $3.70. The options shall expire in October 2008 and can be exercised at any time immediately after granting. The exercise prices of these options were greater than the market value on the time of grant. No options have been exercised during the year ended March 31, 1999, and all of the 430,000 stock options were exercised to purchase 347,825 shares of common stock of the Company during the year ended March 31, 2000.

         The stock options summary as of March 31, 2001 is summarized as follows:

                                                             Average per share
                                                            -------------------
                                                Number      Exercise     Market
                                             of shares         price      price

         Balance, March 31, 1998                  --             --         --
         Grant at exercise price equal to
          the market value of the common
          shares on the date of grant          430,000         $3.60      $3.60
                                              --------      --------   --------
         Balance, March 31, 1999               430,000         $3.60      $3.60

         Exercise during the year             (430,000)        $3.60      $3.60
                                              --------      --------   --------
         Balance, March 31, 2000 and
          March 31, 2001                          --             --        --
                                              ========      ========   ========



                    Bonso Electronics International Inc. and Subsidiaries
                         Notes to Consolidated Financial Statements
                            (Expressed in United States Dollars)


14       Stock option plan (Continued)

 (e) In January 2000, the Company issued options to the directors and an employee to purchase an aggregate of 218,000 shares of common stock of the Company at an exercise price of US$8.00. The options shall expire on January 6, 2010 and can be exercised at any time immediately after granting. The exercise prices of these options were equal to the fair market value at the time of grant. No options have been exercised during the years ended March 31, 2000 and March 31, 2001.

         The stock options summary as of March 31, 2001 is summarized as follows:

                                                             Average per share
                                                            -------------------
                                                   Number     Exercise        Market
                                                of shares        price         price

         Balance, March 31, 1998 and 1999            --            --            --
         Granted at exercise price equal to the
          market value of the common shares
          on the date of grant                    218,000        $8.00          $8.00
                                                  -------      -------        -------
         Balance, March 31, 2000 and
          March 31, 2001                          218,000        $8.00          $8.00
                                                  =======      =======        =======

 (f) The following table summarizes the information about all stock options of the Company outstanding at March 31, 2001:

                                                   Number                        Exercisable
                                           outstanding at   Average life           shares at
           Exercise price                  March 31, 2001         (years)     March 31, 2001
           --------------                  --------------        -------      --------------

         $5.06                                     10,000          6.4                10,000
         $8.00                                    228,000          8.8               228,000
         $8.125                                    20,000          8.8                20,000
         $7.875                                    30,000          9.8                30,000
                                                  -------                            -------
         $5.06 - $8.125                           288,000          8.8               288,000
                                                  =======                            =======


(g) Included in the options outstanding as of March 31, 2001 were 10,000 units held by Mr Ray Mehra who resigned as a director of the Company on January 2, 1998.

(h)      The Company applies Accounting Principles Board ("APB") Opinion No. 25,
         "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options. Under APB Opinion No. 25, because the exercise price of all the options issued by the Company equals or is higher than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         Pro forma information regarding net income and earnings per share is required by SFAS No. 123 "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The weighted average fair value of options granted during the years ended March 31, 2000 and 2001 were $1,880,621 and $153,988, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation model with the following weighted-average assumptions for the year ended March 31, 2001:
         risk-free interest rate of 4.7%; no dividend yield; volatility factor of the expected market price of the Company's common share of 76.3%;
         and a weighted-average expected life of the option of five years.

                                      F-22

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


14       Stock option plan (Continued)

(h)      (Continued)

         For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Group pro forma information follows:

                                                        2000              2001
                                                           $                 $
         Net income

          As reported                                347,698          1,603,799
          Pro forma                               (1,532,923)         1,449,811

         Basis earnings/(losses) per share

          As reported                             9.89  cents       28.82 cents
          Pro forma                             (43.60) cents       26.06 cents

         Diluted earnings/(losses) per share

          As reported                             8.74  cents       28.24 cents
          Pro forma                             (38.53) cents       25.53 cents

         Because compensation expense associated with an award is recognized over the vesting period, the initial impact on pro forma net income may not be representative of compensation expense in future years, when the effect of the amortization of multiple awards would be reflected in the income statement.

15       Warrants

(a) As a result of the Company's second public offering in December 1994, the Company issued 2,200,000 five-year warrants to its public shareholders. Each warrant entitles the holder thereof to purchase one share of common stock of the Company at $7.35 per share. The warrants should expire on December 14, 2000 but were extended to January 31, 2001 on November 11, 1999. The warrants are redeemable by the Company at $0.05 per warrant upon 30 to 45 days notice at any time after December 14, 1995, or such earlier date as the representatives of the underwriters may determine, if the closing price per share of common stock of the Company for 20 consecutive trading days within the 30-day period prior to the date of notice of redemption is given equals or exceeds $8.575 per share. No warrants have been exercised or redeemed during the years ended March 31, 1997 and 1998. A total of 25,597 warrants and 1,673,776 warrants were exercised to purchase 25,597 shares and 1,673,776 shares of common stock of the Company at $7.35 per share during the years ended March 31, 1999 and March 31, 2000 respectively. The remaining 500,627 warrants expired on January 31, 2000.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


15       Warrants (Continued)

(b) In conjunction with the second public offering, the Company issued warrants to the representatives of the underwriters (the "Representatives' Warrants") to purchase from the Company up to an aggregate of 110,000 units at an exercise price of $9.1875 per unit; each unit consists of one share of common stock and two five-year warrants of the Company. The Representatives' Warrants are exercisable for a period of three years commencing December 15, 1996 but were extended to January 31, 2000 on November 11, 1999. Upon any transfer to a person other than an officer, shareholder or director of the representatives of the underwriters, the transferred or exercised five-year warrants must be exercised immediately or they will lapse. No warrants have been transferred or exercised during the years ended March 31, 1998, 1999 and 2000 and the warrants expired on January 31, 2000.

(c) On January 5, 2000, the Company has declared a one-for-one warrant dividend on all warrants of the Company which either were outstanding as of the close of trading on January 19, 2000 or which were exercised during the period commencing on November 22, 1999 and ending at the close of trading on January 19, 2000. Each two new warrants shall be exercisable to purchase 1 share of common stock of the Company at an exercise price of $17.50. A total of 2,174,403 new warrants were issued accordingly on June 1, 2000. No warrants have been exercised during the year ended March 31, 2001. The warrants will expire on December 31, 2001.

(d) On January 14, 2000, the Company has entered into an agreement with Profit Concepts Limited ("Profit Concepts"), which provides consulting services to the Company. The agreement provides for the issuance by the Company to Profit Concepts of non-callable warrants to purchase 250,000 shares of the Company's common stock at $8.00 per share, which was equal to the market price on that date. Profit Concepts is engaged in provision of advisory services for equity fund raising exercise of the Company and the warrants are exercisable for a period of three years from January 14, 2000. No warrants have been exercised up to March 31, 2000 and 50,000 warrants were exercised to purchase 50,000 shares of common stock of the Company at $8.00 per share during the year ended March 31, 2001.

         The fair value of the warrants on the date of issue was US$1,144,260 and it was recognised as consultancy fee in the Consolidated Statements of Comprehensive Income on a straight-line basis over the period of services by Profit Concepts which commenced on July 1, 2000 and concludes on January 13, 2003. The consultancy fee charged to the Consolidated Statements of Comprehensive Income amounted to Nil, Nil and $381,420 for the years ended March 31, 1999, 2000 and 2001 respectively.



              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


16       Business segment information

(a) The Group's operations have been classified into four business segments: scales, health care products, telecommunication products and other. Summarized financial information by business segment for 1999, 2000 and 2001 is as follows:

                                                                     Identifiable    Depreciation
                                                Net     Operating    assets as of             and         Capital
                                              sales        profit        March 31    amortization     expenditure
                                         ----------    ----------      ----------      ----------      ----------
                                                  $             $               $               $               $

         2001

         Scales                          19,119,293     4,396,476      14,797,805       1,152,366       1,242,650
         Health care products               460,817        11,123          37,439           2,916           3,144
         Telecommunication products       8,679,253       760,968       5,728,041         784,610       2,639,195
         Other                            1,307,317       815,139       2,743,622         213,657         230,396
                                         ----------    ----------      ----------      ----------      ----------
         Total operating segments        29,566,680     5,983,706      23,306,907       2,153,549       4,115,385
         Corporate                                -    (4,241,853)     14,189,763         195,636       2,242,955
                                         ----------    ----------      ----------      ----------      ----------
         Group                           29,566,680     1,741,853      37,496,670       2,349,185       6,358,340
                                         ==========    ==========      ==========      ==========      ==========

         2000

         Scales                          12,608,415     2,889,663      12,552,235         980,122       1,228,865
         Health care products             1,246,305        40,071         174,062          13,591          17,041
         Telecommunication products         700,777       108,981       4,553,394         226,190       2,603,456
         Other                              824,789       589,994       2,562,840         200,116         250,903
                                         ----------    ----------      ----------      ----------      ----------
         Total operating segments        15,380,286     3,628,709      19,842,531       1,420,019       4,100,265
         Corporate                                -    (3,359,157)     13,950,185         199,154         898,661
                                         ----------    ----------      ----------      ----------      ----------
         Group                           15,380,286       269,552      33,792,716       1,619,173       4,998,926
                                         ==========    ==========      ==========      ==========      ==========

         1999

         Scales                          10,306,549     3,042,936      12,098,180       1,015,272         132,395
         Health care products             1,956,940        55,066         212,450          17,829           2,325
         Telecommunication products               -             -               -               -               -
         Other                              782,776       532,353       2,053,884         172,361          22,476
                                         ----------    ----------      ----------      ----------      ----------
         Total operating segments        13,046,265     3,630,355      14,364,514       1,205,462         157,196
         Corporate                                -    (3,386,184)      4,295,770         179,147       1,442,324
                                         ----------    ----------      ----------      ----------      ----------
         Group                           13,046,265       244,171      18,660,284       1,384,609       1,599,520
                                         ==========    ==========      ==========      ==========      ==========

         Operating profit by segment equals total operating revenues less expenses which are related to the segment's operating revenues.
         Operating profit of corporate segment consists principally of salaries and related costs of administrative staff, and administration and general expenses of the Group. Identifiable assets by segment are those assets that are used in the operation of that segment. Corporate assets consist principally of cash and cash equivalents, income tax recoverable, deferred income tax assets and other identifiable assets not related specifically to individual segments.

                                      F-25


              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


16       Business segment information (Continued)

(b) The Group primarily operates in Hong Kong and the PRC. The manufacture of components and their assembly into finished products is carried out in the PRC. The Hong Kong office is mainly responsible for the purchase of raw materials, arrangement of shipments and research and development. As the operations are integrated, it is not practicable to distinguish the sales and net income derived from the activities in Hong Kong from those in the PRC.

         Identifiable assets by geographical areas are as follows:

                                              2000                2001
                                                 $                   $

         Hong Kong                      16,009,366          17,561,478
         The PRC                        17,783,350          19,935,192
                                        ----------          ----------
         Total assets                   33,792,716          37,496,670
                                        ==========          ==========

(c) The following is a summary of net export sales by geographical areas constituting 10% or more of total sales of the Group for the years ended March 31, 1999, 2000 and 2001:

                                                                                 Year ended March 31
                                -----------------------------------------------------------------------------------
                                          1999           %              2000         %              2001          %
                                             $                             $                           $

         United States of
          America                     5,609,457         43         6,274,612        41       10,945,310          37
         Germany                      4,212,958         32         3,904,921        25        6,192,512          21
         Others                       3,223,850         25         5,200,753        34       12,428,858          42
                                     ----------        ---        ----------       ---       ----------         ---
                                     13,046,265        100        15,380,286       100       29,566,680         100
                                     ==========        ===        ==========       ===       ==========         ===

(d) The details of sales made to customers constituting 10% or more of total sales of the Group is as follows:

                                                                     Year ended March 31
                                                   -----------------------------------------------------------------
                                        Business        1999        %          2000        %        2001         %
                                         segment           $                      $                    $

         Pitney Bowes, Inc.               Scales   2,011,393       16     1,109,635        7     335,276         1
         Globaltec Corporation            Scales   1,454,550       11       346,600        2     333,550         1
         Werner Dorsch Gmbh & Co.         Scales   1,998,505       15     1,780,572       12   1,819,116         6
         Omron Healthcare Group      Health care
                                        products   1,358,356       10       969,276        6     300,480         1
         Gottl Kern & Sohn Gmbh           Scales     923,985        7     1,735,355       11   2,337,665         8
         Ohaus Corporation                Scales     261,405        2     1,725,343       11   2,875,027        10
         Telson Telecommunication          Tele-
         and Technology Company    communication
         Limited                        products        --          -       375,252        2   3,505,516        12
         Telson Information and            Tele-
         Communication Company     communication
         Limited                        products        --          -       403,386        3   3,657,135        12
         Gram  Precision  Scales,         Scales     116,819        1     1,142,182        7   2,919,960        10
          Inc.
                                                   ---------      ---     ---------       --  ----------        --
                                                   8,125,013       62     9,587,601       61  18,083,725        61
                                                   =========      ===     =========       ==  ==========        ==

                                      F-26

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)


17       Fair value of financial instruments

         The carrying amounts of all financial instruments on the Consolidated Balance Sheets as of March 31, 2000 and March 31, 2001 approximate their fair values.

         The carrying values of long-term debts approximate fair value because interest rates reflect current market conditions or are based on discounted cash flow analyses.

18       Post balance sheet date events

         In April 2001, the Group has entered into a sale and purchase agreement with a third party for the acquisition of 100% equity interest in Korona Haushaltswaren GmbH & Co. KG, a company incorporated in Germany engaged in the distribution of electronic scales in Europe, at a consideration of approximately $3,634,000, $2,730,000 of which was satisfied by way of cash consideration and the remaining consideration was satisfied by allotment and issue of common stock of the Company. The completion date of the acquisition was in May 2001.

                                      F-27